DSME OPTION VESSEL NO. 1 L.L.C. (AS SELLERS) HAI JIAO 1606 LIMITED (AS BUYERS)
MEMORANDUM OF AGREEMENT IN RESPECT OF ONE (1) LIQUEFIED NATURAL GAS CARRIER WITH BUILDER'S HULL NUMBER 2453

TABLE OF CONTENTS

1.DEFINITIONS AND INTERPRETATIONS    4
2.SALE AND PURCHASE    21
3.MOA PURCHASE PRICE    22
4.CURRENCY OF PAYMENT    23
5.PAYMENT NOTICE    23
6.DIRECT PAYMENTS AND DEFERRED PAYMENTS    25
7.PRE-POSITION OF RELEVANT INSTALMENTS    26
8.CONDITIONS PRECEDENT AND SUBSEQUENT    27
9.CANCELLATION AND REFUND    29
10.FEES    30
11.REPRESENTATIONS AND WARRANTIES    32
12.SELLERS' UNDERTAKINGS    37
13.FINANCIAL COVENANTS    42
14.MOA TERMINATION EVENTS    44
15.BUYERS' POWERS FOLLOWING CANCELLATION    50
16.CHANGES TO PARTIES    51
17.CUMULATIVE RIGHTS    51
18.NO WAIVER    51
19.ENTIRE AGREEMENT AND AMENDMENTS    51
20.INVALIDITY    52
21.ENGLISH LANGUAGE    52
22.NO PARTNERSHIP    52
23.NOTICES    52
24.COUNTERPARTS    53
25.THIRD PARTIES ACT    53
26.SPARES, BUNKERS AND OTHER ITEMS    53
27.ENCUMBRANCES    54
28.TAXES, COSTS AND EXPENSES    54
29.DELIVERY UNDER CHARTER    54
30.INDEMNITIES    54
31.CALCULATIONS AND CERTIFICATES    57
32.LAW AND JURISDICTION    58
SCHEDULE 1 CONDITIONS PRECEDENT AND SUBSEQUENT59
SCHEDULE 2 RELATED VESSELS AND RELEVANT INFORMATION68
SCHEDULE 3 FORM OF PAYMENT NOTICE69
SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE71

THIS AGREEMENT is made by way of deed on 20 December 2016

BETWEEN:

(1)
DSME Option Vessel No. 1 L.L.C., a limited liability company formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (the "Sellers"); and

(2)
HAI JIAO 1606 LIMITED, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as buyers (the "Buyers").

BACKGROUND:

(A)
Pursuant to a building contract dated 2 December 2014 made between you and the Builder (as amended, supplemented, novated or replaced from time to time, the "Building Contract"), the Builder has agreed to design, engineer, build, launch, equip, complete, deliver and sell, and the Sellers have agreed to purchase, one (1) new LNG carrier as further described in the Building Contract and bearing the Builder's hull number 2455, along with all her appurtenances, associated equipment, materials, stores, spare parts and documentation (the "Vessel"), upon the terms and conditions therein.

(B)	The Sellers have agreed to sell the Vessel to the Buyers upon the terms and conditions set forth in this Agreement.

(C)
The Buyers have agreed to (a) take delivery of the Vessel from the Sellers immediately upon the delivery of the Vessel by the Builder under the Building Contract to the Sellers; and (b) pay the MOA Purchase Price (as defined below) in instalments upon the terms and conditions set forth in this Agreement.

(D)
The Buyers (as owners) have agreed to let the Vessel to the Sellers (as bareboat charterers) and the Sellers have agreed to hire the Vessel from the Buyers immediately upon the acceptance of the Vessel by the Buyers from the Sellers under this Agreement, pursuant to the terms and conditions set forth in a bareboat charter agreement (as amended and or supplemented from time to time) (the "Charter") to be entered into between the Buyers (as owners) and the Sellers (as bareboat charterers).

IT IS AGREED as follows:

1.	Definitions and interpretations
1.1    Definitions
Words and expressions having defined meanings in the Charter shall, except where otherwise defined herein, have the same meanings when used in this Agreement, and in this Agreement:

"Account Bank" means the New York branch of DNB ASA (or such other bank or financial institution as selected or designated by the Buyers in accordance with clause 49 (Earnings Account) of the Charter.

"Account Pledge" means the account pledge and security agreement over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Security Trustee, which shall not become effective until a Termination Event has occurred and is continuing.

"Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

"AML Laws" means as to any person and in relation to money laundering or terrorism, the constitutional or organisational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

"Arrangement Fee Letter" means the fee letter made or to be made between the Buyers and the Sellers.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Bahamas" means The Commonwealth of the Bahamas.

"Break Costs" means all costs, losses, premiums or penalties incurred by the Buyers as a result of the receipt by the Buyers of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question, but always excluding all swap breakage costs (or equivalent costs) which the Buyers may incur as a result of them entering into any arrangements for the purposes of hedging the liabilities and/or risks arising out of or in connection with the Finance Documents.

"Builder" means Daewoo Shipbuilding and Marine Engineering Co. Ltd., a company incorporated under the laws of the Republic of Korea whose principal office is at 125, Namdaemun-ro, Jung-gu, Seoul, Korea.

"Builder's Bank" means The Korea Development Bank or such other first-class bank acceptable to the Buyers and the Sellers.

"Builder's PDA" means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Builder and the Sellers (evidencing the delivery of the Vessel by the Builder to the Sellers pursuant to the Building Contract).

"Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in Beijing, Vancouver, the jurisdiction in which the account of the Buyers (as owners thereunder) referred to in paragraph (d) of clause 40 (Hire) of the Chater is opened, and:

(a)	(in relation to the determination of the Delivery Date) in The Republic of Korea and the Flag State; and

(b)	(in relation to any date for payment) in New York.

"Business Ethics Laws" means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed and which shall include: (a) the United Kingdom Bribery Act 2010, (b) the United States Foreign Corrupt Practices Act 1977 and (c) any United States, United Nations, Canadian or European Union sanctions.

"Cancellation Date" means the date specified in the Cancellation Notice.

"Cancellation Fee" means, in respect of each Instalment which the Buyers may have paid to the Sellers in accordance with this Agreement, the fee calculated in accordance with Clause 9.2 (Calculation of Cancellation Fee).

"Cancellation Notice" has the meaning given to such term in Clause 9.1 (Cancellation).

"Change of Control" means if:
in relation to the Charter Guarantor:

(i)	(where all management powers over the business and affairs of the Charter Guarantor are vested exclusively in its general partner),

(A)	Teekay GP LLC ceases to be the general partner of the Charter Guarantor; or

(B)	Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay GP LLC; or

(ii)
(where all management powers over the business and affairs of the Charter Guarantor become vested exclusively in the board of directors of the Charter Guarantor), Teekay Parent ceases to own, directly or indirectly:

(A)	a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; or

(B)	the voting rights to elect a minimum of fifty per cent (50%) of the board of directors; and
in relation to the Sellers, the Charter Guarantor ceases to be the ninety nine per cent. (99%) legal and beneficial owner of the Sellers (either directly or indirectly), unless:

(i)
after any proposed sale, transfer or disposal of ownership in the Charterers (each such proposed sale, transfer or disposal of ownership shall not be completed unless with the Buyers' prior written consent), either:

(A)	the Charter Guarantor retains at least fifty per cent. (50%) direct or indirect ownership in the membership interests of the Sellers; or

(B)	the Charter Guarantor retains at least forty-nine per cent. (49%) and Teekay Parent retains at least one per cent. (1%) direct or indirect ownership in the membership interests of the Sellers; and

(ii)
any purchaser, transferee or recipient of any membership interest in the Sellers (in each case an "Incoming Guarantor") has provided in favour of the Security Trustee (in form and substance acceptable to the Security Trustee) the following:

(A)	either:

(1)	a guarantee that corresponds to the percentage of its ownership in the membership interest of the Sellers (in each case, an "Incoming Guarantee"); or

(2)
if the proposed Incoming Guarantee offered by an Incoming Guarantor pursuant to (A)(1) above is not acceptable to the Security Trustee, a written confirmation from the Charter Guarantor that the existing guarantee granted provided by the Charter Guarantor pursuant to the Charter Guarantee shall remain and will continue in full force and effect; and

(B)	a pledge over such membership interest of the Sellers.
"Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the Sellers' obligations under the Transaction Documents.

"Charter Guarantor" means TGP.

"Charter Guarantor Group" means the Charter Guarantor and each of its Subsidiaries from time to time.

"Charterers" means the Sellers in their capacities as bareboat charterers under the Charter.

"Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers' rights and interest in and to (amongst other things) (a) the Earnings, (b) the

Insurances, (c) the Requisition Compensation, (d) the Initial Sub-Charter, (e) any other Sub-Charter which may have a basic duration of two (2) years or more (taking into account any option to renew or extend), and (f) the Step-In Agreement.
"Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of the Charter, or such other reputable classification society which is a member of the International Association of Classification Societies or as the Buyers may approve from time to time.

"Commitment Fee" means the commitment fee payable and calculated in accordance with Clause 10.2 (Commitment Fee).

"Compliance Certificate" means a certificate delivered pursuant to paragraph (d) of Clause 12 (Sellers' undertakings) substantially in the form set out in Schedule 5 (Form of Compliance Certificate) hereto.

"Contractual Delivery Date" means 31 January 2018, being the date referred to in paragraph 1(a) (Delivery Date and Place) of article VII (DELIVERY DATE AND DELIVERY) of the Building Contract.

"Contractual Purchase Price" means the price in respect of the Vessel as stipulated in article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract which, as at the date of this Agreement, is one hundred and ninety three million US Dollars (US$193,000,000), as the same may be subject to adjustment in accordance with the terms of the Building Contract.

"Deferred Payment" means, in respect of an Instalment and to the extent applicable, the payment of such Instalment by the Buyers to the Sellers (or the Sellers' Account, as applicable) for the purpose of reimbursing the Sellers after the Sellers have (whether utilising their own funds or from whatever source of funds they may select) settled the corresponding instalment of the Contractual Purchase Price under the Building Contract directly with the Builder.

"Delivery Date" has the meaning given to such term in Clause 2.2(b) (Delivery).

"Delivery Instalment" means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)
relates to (and shall be no more than) the fifth and final instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(c) (Final Instalment) of article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract; and

(c)	is no more than the Delivery Instalment Cap.

"Delivery Instalment Cap" means the amount being sixty per cent. (60%) of the Notional Contractual Purchase Price.

"Delivery Location" means:

(a)	the Builder's shipyard; or

(b)
such other location as the Sellers and the Buyers may mutually agree prior to the Delivery Date following consultation with the Builder and which is in a jurisdiction without any interference to the operation of the Vessel and which would not give rise to the payment of any Tax in respect of the transfer of the Vessel's title.

"Direct Payment" means, in respect of an Instalment and to the extent applicable, the payment of such Instalment by the Buyers at the request of the Sellers towards direct settlement with the Builder of the corresponding instalment of the Contractual Purchase Price under the Building Contract.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing that, or the other party:

(i)	from performing its payment obligations under the Transaction Documents; or

(ii)	from communicating with the other party in accordance with the terms of the Transaction Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Sellers (as charterers under the Charter after the Delivery Date) in respect of the Vessel including (without limitation) all earnings received or to be received from each Sub-Charter, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means a general operating account opened or to be opened in the name of the Sellers and held with the Account Bank.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Incident" means:

(a)
any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmentally Sensitive Material" means (a) oil and oil products, and (b) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

"Environmental Law" means any applicable law and regulation in any applicable jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Extra Amount" means, for the Vessel, the extra and additional amount which the Sellers (as buyer) are obliged to pay to the Builder (other than the Contractual Purchase Price).

"Extra Amount Balance Portion" means such portion of the Reimbursement Instalment which:

(a)	is payable by the Buyers under this Agreement;

(b)
relates to (and shall be no more than) the amount which is the difference between (i) the actual amount of the Extra Amount which the Sellers (as original buyers) are obliged to pay to the Builder, and (ii) the amount of the Extra Amount Instalment that the Buyers are obliged to pay to the Sellers in accordance with this Agreement; and

(c)	is no more than five per cent. (5.0%) of the Notional Extra Amount.

"Extra Amount Instalment" means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)	relates to (and shall be no more than) ninety five per cent. (95%) of the Extra Amount; and

(c)	is no more than the Extra Amount Instalment Cap.

"Extra Amount Instalment Cap" means the amount being ninety five per cent. (95%) of the Notional Extra Amount.

"FATCA" means:

(a)	sections 1471 through 1474 of the Code and any associated regulations;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)
any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under this Agreement or the other Transaction Documents required by or under FATCA.

"Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Buyers and which may be entered into between the Finance Parties and the Buyers for the purpose of, among other things, financing or (as the case may be) refinancing all or any part of the MOA Purchase Price.

"Finance Party" means any Affiliate of the Buyers, or bank or financial institution which is or will be party to a Finance Document (other than the Buyers and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two (2) or more of them.

"Finance Party Quiet Enjoyment Letter" means, in relation to the Vessel, a letter which the Finance Parties (or, if any, their authorised agent on their behalf) shall issue in favour of the Charterers (or, as the context may require, the Initial Sub-Charterers), such letter to be:

(a)
(in respect of any such letter to which the Initial Sub-Charterers would be parties) based upon the form set out in appendix E (Provisional Letter of Quiet Enjoyment) to the Initial Sub-Charter but always reasonably acceptable to the Charterers, the Initial Sub-Charterers and the Finance Parties; or

(b)	(in respect of any such letter to which any other Sub-Charterers would be parties) in a form reasonably acceptable to the Charterers, such Sub-Charterers and the Finance Parties.
"Financial Half-Year" means, in respect of the Sellers and the Charter Guarantor, their interim semi-annual accounting period ending on 30 June in any calendar year that falls within the Pre-Delivery Period.

"Financial Indebtedness" means indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraph (a) to (h) above.

"Financial Quarter" means, in respect of the Sellers and the Charter Guarantor, their interim quarterly accounting periods ending on 31 March and 30 September in any calendar year that falls within the Pre-Delivery Period.

"Financial Year" means, in respect of the Sellers and the Charter Guarantor, their annual accounting period ending on 31 December in each calendar year during the Pre-Delivery Period.

"Flag State" means Bahamas or such other flag state as may be nominated by the Sellers and acceptable to the Buyers, acting reasonably.

"Fourth Instalment" means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)
relates to (and shall be no more than) the fourth instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(d) (Fourth Instalment) of article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract; and

(c)	is no more than nineteen million three hundred thousand US Dollars (US$19,300,000).

"GAAP" means generally accepted accounting principles in the United States of America.

"Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of The People's Republic of China.

"Initial Sub-Charter" means the time charterparty in respect of the Vessel dated 2 December 2014 and entered into between (i) the Charterers (as owners) and (ii) the Initial Sub-Charterers (as charterers) for a daily charter hire date of fifty one thousand six hundred US Dollars (US$51,600) per day and has a confirmed duration of ninety six (96) months minus 20 days.
"Initial Sub-Charterers" means Shell Tankers (Singapore) Pte. Limited, a company incorporated under the laws of Singapore and whose registered office is at #07-01 The Metropolis Tower 1, 9 North Buona Vista Drive, Singapore 138588.

"Instalment" means each of any of the Pre-Delivery Instalments, the Delivery Instalment, the Extra Amount Instalment and the Reimbursement Instalment, and "Instalments" means any two (2) or more of them.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Late Fee" means the late fee payable and calculated in accordance with Clause 10.1 (Late Fee).

"Long Stop Date" means:

(a)	in respect of each of the Pre-Delivery Instalments, the earlier of the following dates:

(i)	the Refund Guarantee Expiry Date; or

(ii)	the Delivery Date; and

(b)	in respect of each of the Delivery Instalment, the Extra Amount Instalment and the Reimbursement Instalment, 25 February 2019.

"Managers' Undertaking" has the meaning given to such term in the Charter.

"Material Adverse Effect" means a material adverse change in, or a material adverse effect on:

(a)	the business, financial condition or operations of the Sellers, the Charter Guarantor or the Charter Guarantor Group taken as a whole; or

(b)	the validity, legality or enforceability of this Agreement,

which adversely affects the ability of each of the Charterers or the Charter Guarantor to perform its respective obligations under the Transaction Documents to which it is a party.

"Membership Interests Pledge" means the pledge agreement in relation to the membership interests of the Charterers executed or (as the case may be) to be executed by the relevant Pledgor or Pledgors in favour of the Security Trustee.

"MOA Purchase Price" means the amount which is the aggregate of the following amounts which the Buyers shall pay or deemed to have paid in accordance with this Agreement:

(a)	the Pre-Delivery Purchase Price;

(b)	the Delivery Instalment;

(c)	the Extra Amount Instalment; and

(d)	the Reimbursement Instalment.

"MOA Termination Event" means each of the events specified in paragraph (a) of Clause 14 (MOA Termination Events).

"Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to:

(a)	lawfully enter into and perform its obligations under the Transaction Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents to which it is party; and

(c)	carry on its business from time to time.

"Notional Contractual Purchase Price" means the amount of one hundred and ninety three million US Dollars (US$193,000,000).

"Notional Delivery Instalment Amount" means the amount of one hundred and fifteen million eight hundred thousand US Dollars (US$115,800,000).

"Notional Extra Amount" means the amount of one million five hundred and fifty seven thousand US Dollars (US$1,557,000).

"Notional MOA Purchase Price" means the amount of one hundred and eighty four million eight hundred and twenty nine thousand one hundred and fifty US Dollars (US$184,829,150), being the equivalent of ninety five per cent. (95%) of the aggregate of (a) the Notional Contractual Purchase Price, and (b) the Notional Extra Amount.

"Obligors" means, together, the Sellers, the Charter Guarantor, any Pledgor and any person that may be a party to a Transaction Document (other than any Managers' Undertaking) from time to time (other than (a) any Sub-Charterers, (b) the Buyers, (c) the Security Trustee, (d) the Related Buyers, (e) the Related Sellers, (f) the Related Charterers, (g) the Related Obligors, and (h) the Account Bank), and in each case an "Obligor".

"Owners" means the Buyers in their capacities as owners under the Charter.

"Payment Date" means, in respect of each Instalment, the date specified as such in the relevant Payment Notice or, if different, on which such Instalment is actually paid by the Buyers.

"Payment Notice" means:

(a)
in relation to each of the Pre-Delivery Instalments, an irrevocable notice of the relevant amount payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers at such time as the Sellers may notify the Buyers (but in any event no later than seven (7) Business Days before the proposed payment date and no later than the relevant Long Stop Date):

(i)	for the purpose of effecting the relevant Direct Payment, at least ten (10) Business Days prior to the relevant anticipated payment date; and

(ii)
for the purpose of effecting the relevant Deferred Payment, at such time as the Sellers may notify the Buyers (but in any event no later than seven (7) Business Days before the proposed payment date and no later than the relevant Long Stop Date;

(b)	in relation to each of the Delivery Instalment and the Reimbursement Instalment, the notice of the amount payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers:

(i)	for the purpose of effecting the relevant Direct Payment, at least seven (7) Business Days prior to the anticipated payment date; or

(ii)
for the purpose of effecting the relevant Deferred Payment, at such time as the Sellers may notify the Buyers (but in any event no later than seven (7) Business Days before the proposed payment date and no later than the relevant Long Stop Date); and

(c)
in relation to the Extra Amount Instalment, the notice of the amount payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers at such time as the Sellers may notify the Buyers (but in any event no later than seven (7) Business Days before the proposed payment date and no later than the relevant Long Stop Date), in each case such Payment Notice shall be in substantially the form set out in Schedule 3 (Form of Payment Notice) hereto (or such other form as the Buyers may require).

"Permitted Encumbrance" means:

(a)	any Encumbrance created or to be created in accordance with the Security Documents;

(b)	any liens securing obligations incurred in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue;

(c)	any Encumbrance created or to be created by the Buyers in favour of the Finance Parties in accordance with the relevant Finance Documents (but subject to any Finance Party Quiet Enjoyment Letter); and

(d)	any Encumbrance which has the prior written approval of the Buyers.

"Pledgor" means, as the context may require:
the Sole Pledgor; or
any other entity which at any time during the Pre-Delivery Period is the owner of or may acquire any interests in any membership interest of the Sellers.
"Port State" means the jurisdiction:

(a)	in which the Delivery Location is located;

(b)	delivery of the Vessel will take place; and/or

which would otherwise have the power under all applicable laws to detain the Vessel before she is delivered by the Builder to the Sellers or by the Sellers to the Buyers (as applicable).

"Potential MOA Termination Event" means, an event or circumstance which would, with the giving of any notice, the lapse of time, a determination of the Buyers or any combination of the foregoing, be an MOA Termination Event.

"PRC" means The People's Republic of China, excluding Hong Kong, The Macau Special Administrative Region and Taiwan.

"Pre-Delivery Assignment" means the deed of assignment dated on or about the date of this Agreement and executed by the Sellers (as assignor) in favour of the Buyers (as assignee) in relation to the Sellers' rights, title and interests in and to, and all benefits accruing to it under or pursuant to the Building Contract and the Refund Guarantee.

"Pre-Delivery Instalment" means any one (1) of the Second Instalment, Third Instalment and Fourth Instalment, and "Pre-Delivery Instalments" means any two (2) or more of them.

"Pre-Delivery Period" means the period commencing from the date of this Agreement up to the Delivery Date and acceptance of the Vessel by the Buyers.

"Pre-Delivery Purchase Price" means an amount which is the aggregate of all of the Pre-Delivery Instalments paid and/or deemed paid by the Buyers to the Sellers (whether for and on behalf of the Sellers, and whether by way of Deferred Payment or otherwise) under this Agreement by the Delivery Date.

"Pre-Position Date" means, in relation to each of the Delivery Instalment, the Extra Amount Instalment and the relevant Payment Notice, the date specified in such Payment Notice as the date on which the Buyers shall pre-position the relevant amount into the Builder's Bank.

"Project Documents" means, together, the Transaction Documents, the Building Contract, the Refund Guarantee, the Step-In Agreement and any Sub-Charter.
"Project Party" means each of the Builder, the Refund Guarantor and any Sub-Charterers and "Project Parties" means any two (2) or more of them.

"Quiet Enjoyment Letter" means, in relation to the Vessel, a quiet enjoyment letter to be made between (A) the Buyers (as owners), (B) the Sellers (as bareboat charterers), and (C) the relevant Sub-Charterers, provided that:

(a)
in respect of any such letter to which the Initial Sub-Charterers would be parties, such letter shall be based upon the form set out in appendix E (Provisional Letter of Quiet Enjoyment) to the Initial Sub-Charter, but shall incorporate step-in rights granted by the relevant Sub-Charterers in favour of the Buyers (as owners), and in any event be on terms and conditions that are reasonably acceptable to the Sellers (as bareboat charterers), the Initial Sub-Charterers and the Buyers (as owners); or

(b)
in respect of any such letter to which any other Sub-Charterers would be parties, such letter shall be in a form reasonably acceptable to the Sellers (as bareboat charterers), such Sub-Charterers and the Buyers (as owners).

"Refund Guarantee" means the refund guarantee numbered SLGQA000040144 and dated 5 December 2014 (as amended by an amendment dated 29 November 2016) and issued by the Refund Guarantor in favour of the Sellers in relation to the Building Contract, the rights and interests pursuant to which will or has been assigned in favour of the Buyers in accordance with the Pre-Delivery Assignment.

"Refund Guarantee Expiry Date" means, in relation to the Refund Guarantee, the date on which the Refund Guarantee shall expire in accordance with the terms thereof.

"Refund Guarantor" means The Korea Development Bank, acting through its office at 14, Eunhaeng-Ro, Yeongdeungpo-gu, Seoul, The Republic of Korea or any other bank or financial institution (as shall be approved by the Buyers) that has issued or will issue the Refund Guarantee.

"Reimbursement Instalment" means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)
relates to (and shall be no more than) fifty per cent. (50%) of the first instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(a) (First Instalment) of article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract;

(c)	a portion thereof may become the Extra Amount Balance Portion (if any); and

(d)	is not more than nine million six hundred and fifty thousand US Dollars (US$9,650,000).

"Related Buyers" means, in relation to each Related Vessel, its buyers as listed under the column headed "Related Buyers", as set out in Schedule 2 (Related Vessels and relevant information) hereto.
"Related Charter" means, in relation to each Related Vessel, a bareboat charter entered or to be entered into (as the case may be) between the relevant Related Buyers (as owners) and the relevant Related Sellers (as bareboat charterers).
"Related Charterers" means, in relation to each Related Vessel, the relevant Related Sellers (as bareboat charterers) pursuant to the relevant Related Charter.
"Related MOA" means, in relation to each Related Vessel, a memorandum of agreement entered or to be entered into between the relevant Related Buyers (as buyers) and the relevant Related Sellers (as sellers).
"Related Obligors" means the "Obligors" as defined in the relevant Related Charter.
"Related Sellers" means, in relation to each Related Vessel, its sellers as listed under the column headed "Related Sellers", as set out in Schedule 2 (Related Vessels and relevant information) hereto.
"Related Vessel" means each of the vessels listed in Schedule 2 (Related Vessels and relevant information) hereto.

"Related Vessel A" means the 173,400 m3 LNG carrier with the builder's hull number 2411 as more particularly described in boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of the Related Vessel A Charter.
"Related Vessel A Charter" means the Related Charter in respect of Related Vessel A.
"Repeating Representations" means the representations and warranties referred to in Clause 11.1 (Sellers' representations and warranties), except those representations and warranties in paragraphs (ii) (No deductions or withholding), (vi) (Validity and admissibility in evidence), (vii) (No filing or stamp taxes), (x) (No winding-up), (xi) (Solvency), (xii) (No material defaults), (xiii) (No material proceedings), (xx) (Disclosure of material facts) and (xxvi) (Financial covenants) of such Clause 11.1 (Sellers' representations and warranties).

"Requisition Compensation" means all compensation or other money which may from time to time after the Delivery Date be payable to the Sellers (as prospective charterers under the Charter) as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Restricted Party" means a person or entity that is (a) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (b) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union or its Member States; (d) the United Kingdom; or (e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT") (together, the "Sanctions Authorities").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

"Scheduled Delivery Date" means the date on which the Builder is ready to deliver and the Sellers are ready to accept delivery of the Vessel in accordance with the terms of the Building Contract, and in any event not later than the Long Stop Date in respect of the Delivery Instalment and the Extra Amount Instalment, which the Sellers shall notify to the Buyers in the Payment Notice in respect of the Delivery Instalment and the Extra Amount Instalment.

"Second Instalment" means an amount which:

(a)	is payable by the Buyers under this Agreement;

(b)
relates to (and shall be no more than) the second instalment of the Contractual Purchase Price which the Sellers (as buyer) are obliged to pay to the Builder pursuant to paragraph 3(b) (Second Instalment) of article II (CONTRACT PRICE AND TERMS OF PAYMENT) the Building Contract; and

(c)	is no more than nineteen million three hundred thousand US Dollars (US$19,300,000).

"Security Documents" means, in relation to the following, together:

(a)	the Account Pledge;

(b)	the Charter Guarantee;

(c)	the Charterers' Assignment;

(d)	the Membership Interests Pledge;

(e)	each Managers' Undertaking (if any);

(f)	the Pre-Delivery Assignment;

(g)	the Security Trust Deed; and

(h)
any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them.

"Security Trust Deed" means the deed executed or to be executed by the Security Trustee, the Buyers, the Related Buyers, the Sellers, the Related Sellers and any Pledgor.

"Security Trustee" means Hai Jiao 1605 Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

"Sellers' Account" means the US Dollar account in the name of the Sellers (with, as at the date of this Agreement, account number 12708001) opened with the Account Bank (as defined in the Charter).

"Sellers' PDA" means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Sellers and the Buyers (evidencing the unconditional physical delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement).

"Sole Pledgor" means Teekay LNG Holdco L.L.C., a limited liability company formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.

"Step-In Agreement" means the step-in agreement dated 2 December 2014 and made between (a) the Sellers (as buyer), (b) the Builder (as builder), and (c) Initial Sub-Charterers (as charterer).

"Sub-Charter" means:
the Initial Sub-Charter; and
any other charterparty in respect of the Vessel entered into between the Sellers (as disponent owners) and any Sub-Charterers which may have a duration of two (2) years or more (taking into account any option to renew or extend).
"Sub-Charterers" means:
the Initial Sub-Charterers; and
such other sub-charterers proposed by the Sellers (as disponent owners) which are or will be parties to a Sub-Charter.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

"Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly.

"Teekay Group" means Teekay Parent, TGP and each of their respective Subsidiaries from time to time (including Teekay Shipping Limited).

"Teekay Parent" means Teekay Corporation, a corporation incorporated according to the law of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.

"TGP" means Teekay LNG Partners L.P., a limited partnership formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.

"Third Instalment" means an amount which:

(a)	is payable by the Sellers (as buyer) under the Building Contract;

(b)
relates to (and shall be no more than) the third instalment of the Contractual Purchase Price which the Sellers (as original buyer) are obliged to pay to the Builder pursuant to paragraph 3(c) (Third Instalment) of article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract; and

(c)	is no more than nineteen million three hundred thousand US Dollars (US$19,300,000).

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

"Transaction Documents" means, together, this Agreement, the Charter, the Security Documents, the Arrangement Fee Letter, the Quiet Enjoyment Letter, and such other documents as maybe designated as such by the Buyers from time to time.

"Unpaid Sum" means any sum due and payable but unpaid by the Sellers under this Agreement.

"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.2    Interpretations

(a)	In this Agreement, unless the context otherwise requires, any reference to:

(i)
to this Agreement include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Agreement and, in the case of a Schedule, to such Schedule as incorporated in this Agreement as substituted from time to time;

(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(iii)	the term "Vessel" includes any part of the Vessel;

(iv)
the "Buyers", the "Sellers", the "Initial Sub-Charterers", any "Obligor", "Project Party", "Related Buyers", "Related Sellers", "Related Charterers", "Related Obligors", "Sub-Charterers" or any other person include any of their respective successors, permitted assignees and permitted transferees;

(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

(vi)
the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Buyers at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purchase of the first currency with the second currency for delivery and value on such date;

(vii)	"hereof", "herein" and "hereunder" and other words of similar import means this Agreement as a whole (including the Schedules) and not any particular part hereof;

(viii)
"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(ix)
"month" means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

(x)
the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(xi)
the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

(xii)	a Potential MOA Termination Event or an MOA Termination Event which is "continuing" is a reference to a Potential MOA Termination Event or an MOA Termination Event which is not remedied or waived; and

(xiii)	words denoting the plural number include the singular and vice versa.

(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement.

(c)	A time of day (unless otherwise specified) is a reference to Beijing time.

2.	Sale and purchase
2.1    Agreement for sale and purchase

(a)	The Sellers hereby irrevocably agree to sell and the Buyers hereby irrevocably agree to purchase the Vessel on the terms and conditions hereinafter set forth.

(b)
For the avoidance of doubt, it is understood that the Sellers are entitled to claim compensation for their losses, documented damages or expenses for any non-compliance by the Owners of their obligations under this Agreement.

2.2    Delivery

(a)
The Payment Notice in respect of each of the Delivery Instalment, the Extra Amount Instalment and the Reimbursement Instalment, which the Sellers may deliver to the Buyers, shall specify the Scheduled Delivery Date. At the time of delivery of the Vessel by the Sellers to the Buyers, the Vessel shall be located at the Delivery Location.

(b)
The Vessel shall be delivered by the Sellers, with full title guarantee, to the Buyers on the Scheduled Delivery Date, (or such later date which is agreed between the Sellers and the Buyers and agreed by the Sellers with the Builder (in each case the "Delivery Date")), free and clear of all Encumbrances.

(c)	On the Delivery Date, the following events are to occur in the following order and one immediately after another:

(i)	delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement; and

(ii)
delivery of the Vessel by the Buyers (as owners under the Charter) to the Sellers (as bareboat charterers under the Charter) pursuant to the Charter (such date being, for the avoidance of doubt, the "Actual Delivery Date" as defined under the Charter).

(d)
On the Delivery Date, the Sellers shall deliver to the Buyers an executed bill of sale in the form acceptable to the Buyers and the Flag State and other documents set out in paragraph (e) below, whereupon all of the title to, interest in and all ownership rights with respect to the Vessel shall pass from the Sellers to the Buyers.

(e)	The Buyers will accept the Vessel on an "as is where is" basis in exactly the same form and state as the Vessel is delivered by the Builder to the Buyers pursuant to the Building Contract.

(f)
Upon delivery of the Vessel, the Sellers and the Buyers shall execute the Sellers' PDA, whereupon the Sellers shall be deemed to have given, and the Buyers to have received and accepted, possession of the Vessel.

(g)
Upon delivery of the Vessel, the Sellers shall provide the Buyers with all the documents and other evidence listed in Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto.

3.	MOA Purchase Price

3.1	Purchase price of the Vessel

(a)	The purchase price of the Vessel payable by the Buyers to the Sellers under this Agreement shall be an amount equal to the MOA Purchase Price.

(b)
For the avoidance of doubt, the purchase price referred to in paragraph 3.1 above shall cover the purchase of the Vessel and, to the extent owned by the Sellers, everything then belonging to her on board, provided that any remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and any unused stores and provisions shall remain the property of the Sellers.

3.2	Adjustment of Delivery Instalment and Extra Amount Instalment

(a)	To the extent that and as soon as reasonably practicable after the Buyers and the Sellers become aware that:

(i)	the final amount of the Delivery Instalment differs from the Notional Delivery Instalment Amount; or

(ii)	the Extra Amount of the Vessel differs from the Notional Extra Amount, the Buyers and the Sellers shall review and agree on the final amounts of the Delivery Instalment and Extra Amount at least seven (7) Business Days prior to the Scheduled Delivery Day.

(b)
In the event no agreement for the purpose of paragraph (a) above is reached on the date falling seven (7) Business Days prior to the Scheduled Delivery Date, the amount of the Delivery Instalment and the amount of the Extra Amount Instalment shall be determined in accordance with the terms and conditions of this Agreement.

3.3	Hire and partial set-off of Reimbursement Instalment

(a)
The Sellers and the Buyers agree that, if the Sellers so request, the amount of the Reimbursement Instalment due and payable from the Buyers to the Sellers in accordance with Clause 3 (MOA Purchase Price) (but always excluding any Extra Amount Balance Portion which shall be paid to the Builder directly and hence shall not be eligible for the set-off in accordance with this paragraph (a)) may be set-off against the amount of the first instalment of Hire (as defined in the Charter) that is due from and to be made by the Sellers (as bareboat charterers under the Charter) to the Buyers (as owners under the Charter) on the first Hire Payment Date (as defined in the Charter) pursuant to the Charter.

(b)
For the avoidance of doubt, on the Payment Date in respect of the Reimbursement Instalment, if the Sellers (as bareboat charterers under the Charter) elect to set-off all or any part of the Hire referred to in paragraph (a) above against the Reimbursement Instalment (but always excluding any Extra Amount Balance Portion which shall be paid to the Builder directly and hence shall not be eligible for set-off in accordance with paragraph (a) above), the Buyers shall not be obliged to pay the Sellers and the Sellers shall not be entitled to receive from the Buyers an amount which is more than the difference between (i) the Reimbursement Instalment and (ii) the amount of Hire so set-off in accordance with paragraph (a) above.

4.	Currency of payment

(a)	Subject to the remaining provisions of this Clause 4, USD is the currency of account and payment for any sum due from:

(i)	the Buyers to the Sellers under this Agreement; and

(ii)	an Obligor to the Buyers under any Transaction Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that currency.

(d)
If a change in any currency occurs, this Agreement will, to the extent the Buyers specify to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.

5.	Payment Notice
5.1    Delivery of a Payment Notice
The Sellers may request the Buyers to make a payment in respect of an Instalment by delivery to the Buyers of a duly completed Payment Notice not fewer than the number of days required in respect of such Instalment.

5.2    Completion of a Payment Notice
Each Payment Notice (except a Payment Notice that relates to the Delivery Instalment or the Reimbursement Instalment) is irrevocable and will not be regarded as having been duly completed or valid unless:

(a)	it is delivered by the Sellers and received by the Buyers before the Long Stop Date applicable to the relevant Instalment;

(b)	it clearly:

(i)	identifies (A) the Instalment to which such Payment Notice relates, and (B) the proposed date of payment; and

(ii)	sets out the precise amount of the Instalment to which such Payment Notice relates;

(c)	it is signed by an authorised signatory of the Sellers;

(d)	the currency of the proposed Instalment to be paid is US Dollars;

(e)	the proposed date of payment is a Business Day and is no later than the relevant Long Stop Date; and

(f)	in the case of each of the Delivery Instalment, the Extra Amount Instalment and the Reimbursement Instalment, the proposed date of payment is no later than the Delivery Date.

5.3    Buyers' right to suspend payment

(a)
If any Sub-Charter is terminated, repudiated, cancelled or otherwise ceases to remain in full force and effect on or before the Delivery Date (but before the occurrence of any MOA Termination Event), then the Buyers shall be entitled to not make any payment in relation to any Payment Notice until the relevant replacement charter becomes effective in accordance with the requirements of sub-paragraph (a)(xxv)

(B)(1) or (2) (Termination, repudiation or cancellation of Sub-Charter on or before the Delivery Date) or sub-paragraph (a)(xxxi)(B) (Similar event in relation to non-Obligor Project Parties) of Clause 14 (MOA Termination Events).

(b)
If any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (a)(vii) (Insolvency and rescheduling), (a)(viii) (Winding-up) or (a)(ix) (Execution or distress) of Clause 14 (MOA Termination Events) occurs (mutatis mutandis) in relation to any Sub-Charterers, then the Buyers shall be entitled to not make any payment in relation to any Payment Notice until the relevant replacement charter becomes effective in accordance with the requirements of sub-paragraph (a)(xxxi)(B) (Similar event in relation to non-Obligor Project Parties) of Clause 14 (MOA Termination Events), upon which time the Buyers shall (subject always to the satisfaction of the relevant conditions precedent referred to in Clause 8 (Conditions precedent and subsequent)) be obliged to resume and make all payments in relation to any Payment Notice received after the relevant replacement charter becomes effective (including, for the avoidance of doubt, paying the Delivery Instalment and reimbursing the Seller for any instalment of the Contractual Purchase Price (which relates to any Pre-Delivery Instalment) paid directly by the Sellers to the Builder during the period between when the Buyers become entitled to not make any payments under this paragraph (b) and the effective date of the relevant replacement charter).

(c)
If any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraph (a)(viii) (Winding-up) of Clause 14 (MOA Termination Events) occurs (mutatis mutandis) in relation to the Builder, then the Buyers shall be entitled to not make any payment in relation to any Payment Notice, provided that:

(i)
if the Builder is able to deliver the Vessel in accordance with the timeline and requirements set forth in sub-paragraph (a)(xxviii) (Late delivery of Vessel) of Clause 14 (MOA Termination Events); and

(ii)	the Sellers continue to pay each instalment of the Contractual Purchase Price in accordance with the Building Contract,

then, the Sellers may issue the relevant Payment Notice and the Buyers shall (subject always to the satisfaction of the relevant conditions precedent referred to in Clause 8 (Conditions precedent and subsequent)) be obliged to:

(A)	pay the Delivery Instalment, the Extra Amount Instalment, and/or the Reimbursement Instalment; or

(B)
reimburse to the Sellers any Pre-Delivery Instalment that the Sellers have paid directly to the Builder during the period between when the Buyers become entitled to not make any payments under this paragraph (c) and the Delivery Date.

(d)
For the avoidance of doubt, if there occurs any event or circumstance referred to in paragraph (xxiv) (Related MOAs) of Clause 14 (MOA Termination Events), then the Buyers shall be entitled to not make any payment in relation to any Payment Notice unless and until the relevant MOA Termination Event (as defined in the relevant Related MOA) has been remedied in the satisfaction of the Owners (if it is capable of being remedied).

5.4    Payment of Second Instalment
Subject to the Sellers' having complied with Clause 8.1 (Initial conditions precedent), the Buyers shall pay the Second Instalment to the Sellers within seven (7) Business Days of the date of this Agreement.

6.	Direct Payments and Deferred Payments
6.1    Sellers' election to pay Builder directly
Notwithstanding any other provision of this Agreement, the Sellers may elect to settle any instalment of the Contractual Purchase Price that has not been paid as at the date of this Agreement (whether utilising their own funds or from whatever source of funds they may select) directly with the Builder by making the relevant payment to the Builder in accordance with the Building Contract.

6.2    Deemed satisfaction of Buyers' Instalment payment obligations
The obligation of the Buyers to pay the relevant Instalment under this Agreement (other than the Second Instalment, which shall be paid in accordance with Clause 5.4 (Payment of Second Instalment) and the Extra Amount Instalment) shall be deemed to have been satisfied to the extent of (and in each case as applicable):

(a)	the Buyers' settling of the corresponding amount by way of a Deferred Payment; or

(b)	the Buyers' (acting on the instructions of the Sellers) direct deposit of the corresponding amount to the Builder's Bank by way of a Direct Payment.

7.	Pre-position of relevant Instalments
7.1    Pre-position
Subject always to the conditions in this Clause 7 and the other terms of this Agreement, the Sellers may request the Buyers to pre-position the Delivery Instalment, the Extra Amount Instalment and, if applicable, the Extra Amount Balance Portion to the Builder's Bank in each case in accordance with the relevant Payment Notice.

7.2    Conditions to pre-position
The Buyers will only be obliged to pre-position the Delivery Instalment, the Extra Amount Instalment and, if applicable, the Extra Amount Balance Portion in accordance with Clause 7.1 (Pre-position) if, on or before the Pre-Position Date, the Buyers have received:

(a)
in relation to the Delivery Instalment and the Extra Amount Instalment, the additional documents and other evidence listed in Part III (Pre-position conditions precedent) of Schedule 1 (Conditions precedent and subsequent) (or evidence satisfactory to the Buyers that they shall, on the Pre-Position Date, receive such documents or evidence);

(b)
in relation to the Extra Amount Balance Portion, the additional documents and other evidence listed in Part II (Instalment conditions precedent) of Schedule 1 (Conditions precedent and subsequent) (or evidence satisfactory to the Buyers that they shall, on the Pre-Position Date, receive such documents or evidence); and

(c)
evidence (in such form and subject to such terms and conditions as the Buyers may specify and are acceptable to the Builder and the Builder's Bank) to the Builder's Bank in writing (electronically or otherwise) on or before the proposed Pre-Position Date that such amount will:

(i)	be held by the Builder's Bank to the order of the Buyers; and

(ii)	only be released to the Builder upon presentation to the Builder's Bank of a copy (transmitted by fax, email or otherwise) of the duly executed, dated and timed Builder's PDA, which is:

(A)
signed by a duly authorised officer, signatory, attorney-in-fact or other representative of the Builder and the Sellers (as original buyers under the Building Contract), whose details shall be communicated to the Builder's Bank in writing (electronically or otherwise) on or before the proposed Pre-Position Date; and

(B)
countersigned by a duly authorised officer, signatory, attorney-in-fact or other representative of (1) the Buyers and, (2) if requested by a Finance Party and acceptable to the Builder, such Finance Party, whose details shall (in each case as applicable) be communicated to the Builder's Bank in writing (electronically or otherwise) on or before the proposed Pre-Position Date.

7.3	Deemed payment of Delivery Instalment, Extra Amount Instalment and Extra Amount Balance Portion

(a)
A transfer of funds by the Buyers to the Builder's Bank in accordance with Clauses 7.1 (Pre-position) and 7.2 (Conditions to pre-position) above shall constitute payment of the Delivery Instalment, the Extra Amount Instalment and, if applicable, the Extra Amount Balance Portion for the purposes of this Agreement and shall, as from the date of such transfer, constitute a valid and binding obligation upon the Sellers in respect of the refund of the Delivery Instalment, the Extra Amount Instalment and, if any, the Extra Amount Balance Portion and any other amount payable in relation thereto, each in accordance with and in the manner contemplated by this Agreement.

(b)
Any repayment by the Builder's Bank to the Buyers or their bank of any part of the Delivery Instalment, the Extra Amount Instalment or, if any, the Extra Amount Balance Portion shall constitute (in each case as applicable), to the extent of such repayment, a refund of such part of the Delivery Instalment, the Extra Amount Instalment and/or the Extra Amount Balance Portion by the Sellers.

8.	Conditions precedent and subsequent
8.1    Initial conditions precedent

(a)
The Sellers may not deliver the first Payment Notice unless the Buyers have received all the documents and other evidence listed in Part I (Initial conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

(b)	The Buyers shall only be obliged to make a payment in respect of the Payment Notice referred to in paragraph (a) above if:

(i)	no MOA Termination Event has occurred and is continuing or would result from such payment; and

(ii)	the Repeating Representations are true in all material respects as if made on the date of the relevant Payment Notice and the actual date of payment.
8.2    Instalment conditions precedent
The Buyers will only be obliged to make a payment in respect of an Instalment (other than the Delivery Instalment and the Extra Amount Instalment) if:

(a)
on or before the Sellers' delivery of the relevant Payment Notice, the Buyers have received all the documents and other evidence listed in Part II (Instalment conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers (or evidence satisfactory to the Buyers that they shall, on the date of such payment, receive such documents or evidence);

(b)	no MOA Termination Event has occurred and is continuing or would result from the payment of that Instalment;

(c)	the Repeating Representations are true in all material respects as if made on the date of the relevant Payment Notice and the actual date of payment; and

(d)	no event of default (however described) has occurred under the Building Contract, the Refund Guarantee, any Sub-Charter or any other Project Documents.
8.3    Further conditions precedent to a Deferred Payment
The Buyers will only be obliged to make a payment in respect of an Instalment for the purpose of effecting a Deferred Payment if the Buyers have received evidence of full payment to the Builder of the corresponding instalment of the Contractual Purchase Price under the Building Contract, in form and substance satisfactory to the Buyers.

8.4	Delivery Instalment, Reimbursement Instalment and Extra Amount Instalment conditions precedent

(a)	The Buyers will only be obliged to:

(i)	make a payment in respect of the Delivery Instalment and the Extra Amount Instalment on the Delivery Date;

(ii)
(if the Sellers elect for the Delivery Instalment, the Extra Amount Instalment and/or the Extra Amount Balance Portion to be pre-positioned under Clause 7 (Pre-position of relevant Instalments)) countersign the Builder's PDA and agree to the release of the pre-positioned the Delivery Instalment, the Extra Amount Instalment and/or the Extra Amount Balance Portion; or

(iii)	make a payment in respect of the Reimbursement Instalment on the Delivery Date,
if, in each applicable case:

(A)	on the Delivery Date, the Buyers have received:

(1)
all the documents and other evidence listed in Part III (Pre-position conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers (to the extent that such documents and other evidence have not already been provided to the Buyers prior to the Delivery Date);

(2)
all the documents and other evidence listed in Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers; and

(3)
(in relation to the Reimbursement Instalment only) all the documents and other evidence listed in Part II (Instalment conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in relation to the Reimbursement Instalment in form and substance satisfactory to the Buyers;

(B)
no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from the payment or (as applicable) release of the Delivery Instalment or the Extra Amount Instalment; and

(C)	the Repeating Representations are true in all material respects as if made on the Delivery Date.

(b)
For the avoidance of doubt, the Sellers must, on the Delivery Date, deliver to the Buyers all the documents and other evidence listed in Part III (Pre-position conditions precedent) and Part IV (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

(c)	The Buyers shall, on or before the Delivery Date, provide the Sellers with:

(i)	evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and

(ii)
if applicable, power of attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as applicable).

8.5    Conditions subsequent
The Sellers undertake to deliver or caused to be delivered to the Buyers the documents and evidence listed in Part V (Conditions subsequent) of Schedule 1 (Conditions precedent and subsequent) hereto within the relevant time periods stipulated therein.
8.6    No waiver
The conditions set out in this Clause are for the sole benefit of the Buyers and may be waived or deferred by the Buyers in whole or in part and with or without conditions. The foregoing is without prejudice to the Buyers' rights to require fulfilment of any such conditions by the Sellers in whole or in part at any time after the date of payment or release of the MOA Purchase Price.
8.7    Form and content
All documents and evidence delivered to the Buyers under this Clause 8 shall be in form and substance acceptable to the Buyers.

9.	Cancellation and refund
9.1    Cancellation
If an MOA Termination Event occurs, the Buyers may by notice in writing to the Sellers (such notice being the "Cancellation Notice") cancel the Buyers' purchase of the Vessel under this Agreement on the applicable Cancellation Date, whereupon the Buyers shall be relieved from any further obligation to pay any part of the MOA Purchase Price (or any other amount) under this Agreement from the Cancellation Date, and the Seller shall upon demand:

(a)	refund to the Buyers the full amount of all the Instalments which the Buyers have already paid up to and including the Cancellation Date; and

(b)
pay the Buyers all accrued but unpaid Cancellation Fee in respect of all paid Instalments, Late Fee (if any), Commitment Fees, arrangement fee, legal and other experts' costs, and other reasonably incurred and documented out-pocket expenses and liabilities of the Buyers suffered or incurred by the Buyers in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Finance Documents, in each case together with Break Costs.

9.2    Calculation of Cancellation Fee

(a)
For the purpose of this Agreement, the amount of Cancellation Fee in relation to each Instalment which the Buyers have paid to the Sellers in accordance with this Agreement shall be calculated in accordance with the following formula:

A	=	B x C x D

whereby:

A	=	the applicable Cancellation Fee in relation to such Instalment

B	=	the rate of five per cent. (5.00%) per annum

C	=	the amount of such Instalment

D	=	the period between (and excluding): (i) the date on which the Buyers have paid the relevant Instalment in accordance with this Agreement, and (ii) (including) the Cancellation Date

(b)
The Sellers hereby confirm, agree and acknowledge that each and any part of the Cancellation Fee is an amount which represents the Buyers' losses as a result of the cancellation of this Agreement, and both the Sellers and the Buyers acknowledge as a genuine and reasonable pre-estimate of the Buyers' losses in the event of such cancellation.

10.	Fees
10.1    Late Fee

(a)	The Sellers hereby consent, agree, acknowledge and confirm that:

(i)	if the Delivery Date falls after the Contractual Delivery Date, the Sellers shall, on the Delivery Date, pay to the Buyers an amount equal to the applicable Late Fee;

(ii)
all or any part of the Late Fee that may be due and payable by the Sellers to the Buyers, if the Sellers so request, may be set-off against the amount of the Reimbursement Instalment (other than any Extra Amount Balance Portion which shall be paid to the Builder directly and hence shall not be eligible for such set-off) due and payable from the Buyers to the Sellers in accordance with Clause 3 (MOA Purchase Price); and

(iii)
for the avoidance of doubt, on the Payment Date in respect of the Reimbursement Instalment, if the Sellers elect to set-off all or any part of the Late Fee against the Reimbursement Instalment (other than any Extra Amount Balance Portion which shall be paid to the Builder directly and hence shall not be eligible for the set-off referred to in sub-paragraph (a)(ii) above), the Buyers shall not be obliged to pay the Sellers and the Sellers shall not be entitled to receive from the Buyers an amount which is more than the difference between (A) the Reimbursement Instalment (excluding any Extra Amount Balance Portion which shall be paid to the Builder directly and hence shall not be eligible for the set-off referred to in sub-paragraph (a)(ii) above) and (B) the amount of Late Fee so set-off in accordance with sub-paragraph (a)(ii) above.

(b)	For the purpose of this Agreement, the amount of Late Fee shall be calculated in accordance with the following formula:

A	=	(B x C x D) + (B x E x F)

whereby:

A	=	the applicable Late Fee

B	=	the rate of five per cent. (5.00%) per annum

C	=	the amount of the Pre-Delivery Purchase Price that the Buyers have actually paid to the Sellers under this Agreement as at the Contractual Delivery Date

D	=	the period between (and excluding): (i) the Contractual Delivery Date and (ii) (including) the Delivery Date

E	=	the amount of any Instalment of the Pre-Delivery Purchase Price that the Buyers actually pay to the Sellers under this Agreement after the Contractual Delivery Date

F	=	the period between (and excluding): (i) the date on which such Instalment is actually paid to the Sellers under this Agreement, and (ii) (including) the Delivery Date

10.2    Commitment Fee

(a)
The Sellers shall pay to the Buyers a fee computed and accruing on a daily basis, at the rate of one per cent. (1.00%) per annum on the Notional MOA Purchase Price (as reduced by the payment of any Instalment) on each day during the period commencing from the date of this Agreement up to and including the Relevant Date.

(b)	The accrued Commitment Fee is payable on the Relevant Date.

(c)
For the purpose of this Clause 10.2, "Relevant Date" means the earliest of (i) the Delivery Date, (ii) the Long Stop Date in respect of the Delivery Instalment and the Extra Amount Instalment, and (iii) the date on which this Agreement is terminated or cancelled for any reason (other than a default on the part of the Buyers).

10.3    Arrangement fee
The Sellers shall pay to the Buyers an arrangement fee in the amount and at the time agreed in the Arrangement Fee Letter.

11.	Representations and warranties
11.1    Sellers' representations and warranties

(a)
The Sellers represent and warrant to the Buyers on (A) the date of this Agreement, and (by reference to the facts and circumstances then pertaining) on (B) the date of each Payment Notice, and (C) the date of payment of each Instalment (except that (I) the representations and warranties contained in paragraphs (vii) (No filing or stamp taxes) and (xxvi) (Financial covenants) below shall only be made on the date of this Agreement and on the Delivery Date, and (II) the representations and warranties in paragraphs (ii) (No deductions or withholding) and (xx) (Disclosure of material facts) below shall only be made on the date of this Agreement):

(i)
Status and due authorisation: each Obligor is a corporation, limited partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Transaction Documents and to exercise its rights and perform its obligations under the Transaction Documents and all corporate and other action required to authorise its execution of the Transaction Documents and its performance of its obligations thereunder has been duly taken;

(ii)
No deductions or withholding: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents (other than a FATCA Deduction);

(iii)
Claims pari passu: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, the payment obligations of each Obligor under each Transaction Document to which it is a party rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application;

(iv)
No immunity: in any proceedings taken in any of the Obligors' respective jurisdictions of incorporation or formation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(v)
Governing law and judgments: in any proceedings taken in any of the Obligors' jurisdiction of incorporation or formation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced;

(vi)
Validity and admissibility in evidence: as at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents, (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction

Documents are legal, valid and binding, and (C) to make the Transaction Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed;

(vii)
No filing or stamp taxes: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document;

(viii)
Binding obligations: the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Transaction Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of them of any of their obligations thereunder;

(ix)
No misleading information: to the best of their knowledge, any factual information provided by any Obligor to the Buyers in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect;

(x)
No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Sellers' knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect;

(xi)	Solvency:

(A)
none of the Obligors nor the Charter Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts;

(B)
none of the Obligors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(C)
the value of the assets of each Obligor and the Charter Guarantor Group taken as a whole is not less than the liabilities of such entity or the Charter Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities); and

(D)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor;

(xii)	No material defaults:

(A)
without prejudice to paragraph (B) below, none of the Obligors is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect; and

(B)
no MOA Potential Termination Event or MOA Termination Event is continuing or might reasonably be expected to result from each Obligor's entry into and performance of each Transaction Document to which such Obligor is a party;

(xiii)
No material proceedings: no action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect has been started or is reasonably likely to be started;

(xiv)
Accounts: all financial statements relating to the Sellers or the Charter Guarantor required to be delivered under paragraphs (a) (Financial statements) and (c) (Interim financial statements) of Clause 12 (Sellers' undertakings) were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of semi-annual and quarterly financial statements) the financial condition of the Sellers or the Charter Guarantor (as the case may be) and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended;

(xv)
No obligation to create Encumbrance: the execution of the Transaction Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents;

(xvi)
No breach: the execution of the Transaction Documents by each of the Obligors and their exercise of their rights and performance of their obligations under any of the Transaction Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party;

(xvii)
Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents;

(xviii)
Necessary Authorisations: the Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

(xix)
No money laundering: the performance of the obligations of the Obligors under the Transaction Documents, will be for the account of members of the Charter Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council of the European Communities;

(xx)
Disclosure of material facts: the Sellers are not aware of any material facts or circumstances which have not been disclosed to the Buyers and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents;

(xxi)	No breach of laws:

(A)	none of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect; and

(B)
no labour disputes are current or (to the best of the Sellers' knowledge and belief) threatened against any member of the Charter Guarantor Group which have or are reasonably likely to have a Material Adverse Effect;

(xxii)	Environmental Law:

(A)
each member of the Charter Guarantor Group is in compliance with paragraph (m) (Environmental compliance) of Clause 12 (Sellers' undertakings) and (to the best of the Sellers' knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect; and

(B)
no Environmental Claim has been commenced or (to the best of the Sellers' knowledge and belief) is threatened against any member of the Charter Guarantor Group where that claim has or is reasonably likely, if determined against that member of the Charter Guarantor Group, to have a Material Adverse Effect;

(xxiii)	Taxation:

(A)
no Obligor (save for the Charter Guarantor) is materially overdue in the filing of any Tax returns and no Obligor (save for the Charter Guarantor) is overdue in the payment of any amount in respect of Tax of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds; and

(B)
no claims or investigations are being made or conducted against any Obligor (save for the Charter Guarantor) with respect to Taxes such that a liability of, or claim against, such Obligor of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more is reasonably likely to arise;

(xxiv)
No Restricted Party: no Obligor is a Restricted Party nor has any Obligor or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority;

(xxv)	No Material Adverse Effect: no event or circumstance which has occurred and which has or is reasonably likely to have a Material Adverse Effect;

(xxvi)
Financial covenants: the financial covenants and other requirements under Clause 13 (Financial covenants) are no less favourable than those given by the Charter Guarantor to any of its other creditors; and

(xxvii)
Copies of Project Documents: the copies of the Project Documents provided by the Sellers to the Buyers in accordance with Clause 8 (Conditions precedent and subsequent) are true and accurate copies of the originals and represent the full agreement between the parties to those Project Documents in relation to the subject matter of those Project Documents and there are no commissions, rebates (other than any Cancellation Fee, Late Fee, Commitment Fee or arrangement fee accrued or payable hereunder), premiums or other payments due or to become due in connection with the subject matter of those Project Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Buyers.

(b)	Representations limited: the representation and warranties of the Sellers in this Clause 11.1 are subject to:

(i)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(ii)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(iii)	the time barring of claims under any applicable limitation acts;

(iv)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(v)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents.
11.2    Buyers' representations and warranties

(a)
Buyers' representations and warranties The Buyers represent and warrant to the Sellers on the date of this Agreement and (by reference to the facts and circumstances then pertaining) on the Delivery Date that:

(i)
they are a corporation duly incorporated under the laws of its jurisdiction of incorporation with power to enter into the Transaction Documents and to exercise their rights and perform their obligations under the Transaction Documents and all corporate and other action required to authorise their execution of the Transaction Documents and their performance of their obligations thereunder has been duly taken; and

(ii)
the obligations expressed to be assumed by the Buyers in the Transaction Documents are legal and valid obligations, binding on them in accordance with the terms of the Transaction Documents and no limit on their powers will be exceeded as a result of the transactions contemplated by the Transaction Documents or the performance of their obligations thereunder.

(b)
Owners' undertakings and covenants The Buyers further warrant, represent and agree that they and their officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Agreement.

(c)	Representations limited The representation and warranties of the Buyers in this Clause 11.2 are subject to:

(i)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(ii)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(iii)	the time barring of claims under any applicable limitation acts;

(iv)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(v)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Buyers in connection with the Transaction Documents.

12.	Sellers' undertakings
The Sellers hereby undertake to the Buyers that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Pre-Delivery Period.

(a)	Financial statements The Sellers shall supply to the Buyers:

(i)
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Sellers' Financial Years, the Sellers' audited financial statements for that Financial Year; and

(ii)
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Charter Guarantor's Financial Years, the Charter Guarantor's audited consolidated financial statements for that Financial Year.

(b)
Requirements as to financial statements Each set of financial statements delivered to the Buyers under paragraph (a) (Financial statements) above in relation to the Sellers and the Charter Guarantor (each a "Notifying Party"):

(i)	shall be certified by an authorised signatory of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(ii)	shall be prepared in accordance with GAAP.

(c)	Interim financial statements The Sellers shall supply to the Buyers:

(i)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the Sellers' Financial Half-Year:

(A)	the unaudited financial statements of the Sellers for that Financial Half-Year; and

(B)	the unaudited consolidated financial statements of the Charter Guarantor for that Financial Half-Year; and

(ii)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each relevant Financial Quarter:

(A)	the unaudited financial statements of the Sellers for that Financial Quarter; and

(B)	the unaudited consolidated financial statements of the Charter Guarantor for that Financial Quarter.

(d)	Compliance Certificate

(i)	The Sellers shall supply to the Buyers a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 13 (Financial covenants), with:

(A)	each of the Charter Guarantor's annual consolidated audited financial statements in respect of the relevant Financial Year delivered pursuant to paragraph (a)(ii) (Financial statements) above; and

(B)	each of the half-yearly unaudited financial statements in relation to the first Financial Half-Year of that calendar year and delivered pursuant to paragraph (c) (Interim financial statements) above.

(ii)	Each Compliance Certificate shall be signed by an authorised signatory of the Charter Guarantor.

(e)	Information: miscellaneous The Sellers shall supply to the Buyers:

(i)
promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(ii)	promptly, such further information and explanations regarding the financial condition, business and operations of any Obligor as the Buyers may reasonably request.

(f)
Maintenance of legal validity The Sellers shall comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of their jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in their jurisdiction of incorporation or formation and all other applicable jurisdictions.

(g)
Notification of MOA Termination Event The Sellers shall promptly, upon becoming aware of the same, inform the Buyers in writing of the occurrence of any MOA Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Buyers, confirm to the Buyers that, save as previously notified to the Buyers or as notified in such confirmation, no MOA Termination Event is continuing or if an MOA Termination Event is continuing specifying the steps, if any, being taken to remedy it.

(h)
Claims pari passu The Sellers shall ensure that at all times the claims of the Buyers against them under the Transaction Documents rank at least pari passu with the claims of all their other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

(i)
Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Sellers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Buyers of all Necessary Authorisations.

(j)
Compliance with applicable laws The Sellers shall comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Restricted Parties to which paragraph (k) (No dealing with Restricted Parties) below applies, and anti-corruption and anti-bribery laws to which paragraph (l) (Anti-corruption and anti-bribery laws) below applies) if a failure to do the same may have a Material Adverse Effect.

(k)
No dealings with Restricted Parties The Sellers shall not, and shall not permit or authorise any other person to, directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities:

(i)	involving or for the benefit of any Restricted Party; and

(ii)	in any other manner that would reasonably be expected to result in any Obligor, the Buyers or any Finance Party (if applicable) being in breach of any Sanctions or become a Restricted Party.

(l)
Anti-corruption and anti-bribery laws The Sellers warrant, represent and agree that they and their Affiliates and their respective officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Agreement. The Sellers shall indemnify the Buyers for any loss or damages arising from a breach of this paragraph (l). For the purpose of this Clause only, an "Affiliate" means any member of the Sellers Group.

(m)	Environmental compliance The Sellers shall, and shall procure that each of the Obligors will:

(i)	comply with any Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(n)	Environmental Claims The Sellers shall promptly upon becoming aware of the same, inform the Buyers in writing of:

(i)	any Environmental Claim against any member of the Charter Guarantor Group which is current, pending or threatened; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Charter Guarantor Group, where the claim, if determined against that member of the Charter Guarantor Group, has or is reasonably likely to have a Material Adverse Effect.

(o)	Taxation The Sellers shall pay and discharge any Tax imposed upon them or their assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for such Tax and the costs required to contest them have been disclosed in their latest financial statements; and

(iii)	such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect.

(p)
Loans or other financial commitments The Sellers shall not make any loan or enter into any guarantee and indemnity, voluntarily assume any actual or contingent liability, or otherwise provide any other form of financial support in respect of any obligation of any other person except pursuant to the Transaction Documents and loans made in the ordinary course of business.

(q)
Further assurance The Sellers shall at their own expense, promptly take all such action as the Buyers may reasonably require for the purpose of perfecting or protecting any of the Buyers' rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

(r)
Inspection of records The Sellers will permit the inspection of their financial records and accounts on reasonable notice from time to time before 5:00 pm in the place of business by the Buyers or their nominee.

(s)
Insurance The Sellers shall procure that all of the assets, operation and liability of the Sellers are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of the Charter.

(t)	Change of Control and other merger and demerger

(i)	The Sellers shall ensure that, unless with the Buyers' prior written consent (such consent not to be unreasonably withheld or delayed), no Change of Control shall occur.

(ii)
Without limiting sub-paragraph (i) above, the Sellers shall not enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Buyers (such consent not to be unreasonably withheld).

(u)	Transfer of assets The Sellers shall not, and shall procure that no other Obligor (other than the Charter Guarantor and the Sole Pledgor) will, sell or transfer any of its material assets other than:

(i)	on arm's length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(ii)	on arm's length terms to its Affiliates, which are and remain members of the Charter Guarantor Group.

(v)
Change of business The Sellers shall not without the prior written consent of the Buyers, make any substantial change to the general nature of their shipping business from that carried on at the date of this Agreement.

(w)
Acquisitions The Sellers shall not make any acquisitions or investments without the prior written consent of the Buyers (such consent not to be unreasonably withheld or delayed) save for the acquisition of the Vessel under the Building Contract.

(x)	"Know your customer" checks If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Sellers after the date of this Agreement; or

(iii)	a proposed assignment or transfer by Buyers of any of their rights and obligations under this Agreement, obliges the Buyers to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Sellers shall promptly upon the request of the Buyers supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Buyers in order for the Buyers to carry out and be satisfied they have complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

(y)
No borrowings The Sellers shall not incur any liability or obligation except (i) liabilities and obligations under the Transaction Documents to which they are parties, (ii) liabilities or obligations reasonably incurred in the ordinary course of operating, chartering, repairing and maintaining the Vessel, and (iii) Financial Indebtedness owing to other members of the Teekay Group provided that such Financial Indebtedness is unsecured and subordinated, and provided further that so long as no Termination Event shall have occurred and be continuing or would result from the making of any such payment, nothing in this paragraph (y) shall prevent the Sellers from repaying any such Financial Indebtedness or paying interest on such Financial Indebtedness.

(z)
No dividends The Sellers shall not, and shall procure that none of the other Obligors (other than any Pledgor and the Charter Guarantor) shall, pay any dividends or make other distributions to its shareholders whilst an MOA Termination Event is continuing.

(aa)
Listing The Sellers shall procure that the Charter Guarantor will throughout the Pre-Delivery Period maintain its listing as a publically listed entity on the New York Stock Exchange or any other recognised stock exchange acceptable to the Buyers.

(bb)
Negative pledge The Sellers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessel, their other assets or undertakings (other than Permitted Encumbrances) nor dispose of the Vessel or any of those assets or all or any part of those undertakings other than, in the case of a sale of the Vessel, where such sale complies with the requirements of this Agreement, the Charter (including, without limitation, clauses 51 (Termination Events) and 55 (Sale of Vessel by the Owners) of the Charter) or any other Transaction Documents.

(cc)
Transactions with Affiliates The Sellers shall procure that all transactions conducted or to be conducted between the Sellers and any of the Sellers' Affiliates will be on an arm's length commercial basis.

(dd)	Project Documents In relation to the Project Documents, the Sellers undertake that:

(i)
there shall be no termination by the Sellers of, alteration to or waiver of any material term of, any Project Document and the Sellers shall not exercise or waive any of their rights under or in connection with any Project Document, in each case without the prior written consent of the Buyers;

(ii)
without limiting the generality of sub-paragraph (i) above and in respect of the Building Contract, the Sellers will not, without the prior written consent of the Buyers (acting reasonably), exercise or waive any right or purported right which the Sellers may have to reject the Vessel or to terminate (and will not agree to any request to terminate) the Building Contract;

(iii)
without limiting the generality of sub-paragraph (i) above and in respect of the Refund Guarantee, the Sellers will not, without the prior written consent of the Buyers, make any demand for payment under such Refund Guarantee; and

(iv)
without prejudice to the foregoing, the Sellers shall, where applicable, use reasonable endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary to ensure that the Project Documents which are in effect on the date of this Agreement shall remain in effect, so that all obligations previously owed by the applicable Project Party to the Sellers under such Project Documents shall continue to be owed to the Sellers throughout the Pre-Delivery Period.

(ee)
Refund of pre-positioned amount If the Buyers have made a transfer of funds to the Builder's Bank in accordance with Clauses 7.1 (Pre-position) and 7.2 (Conditions to pre-position) but delivery of the Vessel does not occur on the Delivery Date, then the Sellers shall refund the Delivery Instalment, the Extra Amount Instalment, the Extra Amount Balance Portion and any other amount so transferred by the Buyers in accordance with the relevant payment instructions (or such other equivalent document), provided that the Sellers' obligations under this sub-paragraph (ee) shall be deemed to be complied by any repayment (but only to the extent and amount of such repayment) by the Builder's Bank to the Buyers or their bank of any part of the Delivery Instalment, the Extra Amount Instalment, the Extra Amount Balance Portion and any other amount so transferred by the Buyers in connection with Clauses 7.1 (Pre-position) and 7.2 (Conditions to pre-position).

13.	Financial covenants

(a)	The Sellers shall procure that the Charter Guarantor will (on a consolidated basis) comply with the following financial covenants throughout the Pre-Delivery Period:

(i)	to maintain Free Liquidity and Available Credit Lines of (in aggregate) not less than thirty five million US Dollars (US$35,000,000);

(ii)	to maintain a Net Debt to Net Debt plus Equity Ratio of not more than eighty per cent (80%); and

(iii)	to maintain a Tangible Net Worth of at least four hundred million US Dollars (US$400,000,000), provided that following any change in the applicable accounting policies for the Charter Guarantor from GAAP, the Buyers (in consultation with the Charter Guarantor) may require an amendment to this Clause 13 as the Buyers deem logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 13.

(b)
The financial covenants set out in paragraph (a) above shall be tested every six (6) months by reference to (i) each of the audited consolidated annual and (as the case may be) unaudited consolidated semi-annual financial statements of the Charter Guarantor received by the Buyers pursuant to paragraphs (a) (Financial statements) and (c) (Interim financial statements) (respectively) of Clause 12 (Sellers' undertakings), and (ii) the relevant Compliance Certificate delivered pursuant to paragraph (d) (Compliance Certificate) of Clause 12 (Sellers' undertakings).

(c)	For the purpose of this Clause 13:
"Available Credit Lines" means any undrawn committed revolving credit lines, other than undrawn committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Charter Guarantor Group, as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts.
"Charter Guarantor's Accounts" means the consolidated financial statements of the Charter Guarantor to be provided to the Buyers, as referred to in paragraph (b) above of this Clause 13.
"Equity" means the aggregate of the amount paid up on the issued share capital of the Charter Guarantor and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve), plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account.
"Free Liquidity" means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the members of the Charter Guarantor Group shall have free, immediate and direct access each as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts.
"Net Debt" means the Charter Guarantor's Total Debt less its Free Liquidity.
"Net Debt to Net Debt plus Equity Ratio" means the ratio of Net Debt to Net Debt plus Equity.
"Tangible Net Worth" means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Buyers), and amounts standing to the credit of the consolidated capital reserves of the Charter Guarantor,

(a)	plus any credit balance carried forward on the Charter Guarantor's consolidated profit and loss account,

(b)	less:

(i)	any debit balance carried forward on the Charter Guarantor's consolidated profit and loss account;

(ii)
any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of the Charter Guarantor); and

(iii)	any amount attributable to minority interests in Subsidiaries.
"Total Debt" means the aggregate of:

(a)
the amount calculated in accordance with GAAP shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Charter Guarantor; and

(b)
the amount of any liability in respect of any lease or hire purchase contract entered into by the Charter Guarantor or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under "Restricted Cash").

14.	MOA Termination Events

(a)	Each of the following events shall constitute an MOA Termination Event:

(i)
Failure to pay an Obligor fails to pay any amount due from it under any Transaction Document to which it is a party at the time, in the currency and otherwise in the manner specified therein provided that, if such Obligor can demonstrate to the reasonable satisfaction of the Buyers that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within:

(A)	three (3) Business Days of the date on which such amount actually fell due if it relates to a payment of Hire (as such term is defined under the Charter) under the Charter; or

(B)	ten (10) Business Days of the date on which such amount actually fell due if it relates to any other sum which is payable under this Agreement or any other relevant Transaction Document; or

(ii)
Misrepresentation any representation or statement made by any Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

(iii)
Specific covenants an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Sellers under paragraph (bb) (Negative pledge) or (ee) (Refund of pre-positioned amounts) of Clause 12 (Sellers' undertakings); or

(iv)	Financial covenants the Charter Guarantor is in breach of any of the financial covenants set out in Clause 13 (Financial covenants); or

(v)
Other obligations an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in paragraphs (iii) (Specific events) and (iv) (Financial covenants) above) and such failure is not remedied within fourteen (14) days after the earlier of (A) the Buyers having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply; or

(vi)
Cross default any Financial Indebtedness of any Obligor is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Obligor is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness of:

(A)
each of (1) the Charter Guarantor or (2) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns at least fifty per cent. (50%) of the membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(B)	the Sellers is equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency or currencies; or

(vii)
Insolvency and rescheduling an Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

(viii)
Winding-up an Obligor files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps (including any compulsory corporate rehabilitation mandated or ordered by any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute)) are taken or legal proceedings are started for its winding‑up, dissolution, administration or re‑organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

(ix)	Execution or distress

(A)
an Obligor fails to comply with or pay any sum due from it (within thirty (30) days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate in respect of:

(1)
each of (I) the Charter Guarantor and (II) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns the entire membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(2)	the Sellers equals to or is greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency, in each case being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or

(B)	any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor in an aggregate amount in respect of:

(1)
each of (I) the Charter Guarantor and (II) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns the entire membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(2)	the Sellers equals to or is greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency or currencies, in each case other than any execution or distress which is being contested in good faith and which is either discharged within thirty (30) days or in respect of which adequate security has been provided within thirty (30) days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

(x)	Similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii) (Insolvency and rescheduling), (viii) (Winding-up) or (ix) (Execution or distress) above; or

(xi)	Repudiation an Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Transaction Document; or

(xii)	Validity and admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(A)	to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents;

(B)	to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or

(C)	to make the Transaction Documents admissible in evidence in any applicable jurisdiction, is not done, fulfilled or performed within thirty (30) days after notification from the Buyers to the relevant Obligor requiring the same to be done, fulfilled or performed; or

(xiii)	Illegality at any time:

(A)	it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it is a party;

(B)	any of the obligations of the Sellers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or

(C)
any Encumbrance created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Buyers) to be ineffective, and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Buyers within thirty (30) days after they have given notice thereof to the relevant Obligor; or

(xiv)
Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect and such event or change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such event or change by the Buyers to the Sellers; or

(xv)
Conditions precedent if any of the conditions set out in Clause 8 (Conditions precedent and subsequent) is not satisfied by the relevant time or such other time period specified by the Buyers in their discretion; or

(xvi)
Revocation or modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Pre-Delivery Period becomes necessary to enable any of the Obligors to comply with any of their obligations in or pursuant to any of the Transaction Documents is revoked, withdrawn or withheld, or modified in a manner which the Buyers reasonably considers is, or may be, prejudicial to the interests of Buyers in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

(xvii)	Cessation of business any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business; or

(xviii)
Curtailment of business if the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets; or

(xix)
Reduction of capital if any Obligor reduces its committed or subscribed capital (other than any reduction effected by the Charter Guarantor pursuant to (in each case while the Charter Guarantor is solvent) (A) a share or common unit buy-back, or (B) redemption of redeemable shares or units); or

(xx)	Environmental matters

(A)	any Environmental Claim is pending or made against the Sellers or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect;

(B)	any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

(xxi)
Loss of property all or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Buyers has or could reasonably be expected to have a Material Adverse Effect; or

(xxii)	Sanctions any Obligor, any Affiliate of any Obligor or any of their respective directors, officers or employees becomes a Restricted Party; or

(xxiii)	Change of Control

(A)	a Change of Control occurs without the prior written consent of the Owners; or

(B)	any condition on which the Owners' prior written consent to the occurrence of a Change of Control is not satisfied by the time required by the Owners or by any relevant laws and regulations; or

(xxiv)
Charter and Related MOAs termination events there occurs any event or circumstance referred to in paragraph (a)(i) (Failure to pay) of clause 14 (MOA Termination Events) of each Related MOA (other than the Related MOA in respect of Related Vessel A);

(xxv)
Termination, repudiation or cancellation of Sub-Charter on or before the Delivery Date any Sub-Charter is terminated, repudiation, cancelled or otherwise ceases to remain in full force and effect on or before the Delivery Date, provided that no Termination Event will occur under this sub-paragraph (xxv) if:

(A)
such termination, repudiation, cancellation or cessation of effectiveness will not, in the opinion of the Buyers, materially impair the Sellers' ability to perform their obligations under this Agreement; and

(B)
such Sub-Charter is replaced by another time charter (for a period covering not less than the remaining unexpired balance of the terminated, repudiated, cancelled or ceased Sub-Charter on terms reasonably acceptable to the Buyers) within:

(1)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is, in the opinion of the Buyers, due to any default, act or omission on the part of the Sellers) sixty (60) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable) and no later than thirty (30) days prior to the Delivery Date; or

(2)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is not, in the opinion of the Buyers, due to any default, act or omission on the part of the Sellers) one hundred and eight (180) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable) and no later than thirty (30) days prior to the Delivery Date;

(xxvi)
Repudiation of Project Documents without prejudice to paragraphs (xi) (Repudiation) and (xxv) (Termination, repudiation or cancellation of Sub-Charter before the Delivery Date) above, any Project Party repudiates (or evidences an intention to repudiate) any Project Document to which such Project Party is a party; or

(xxvii)	Project Party cessation of business any Project Party ceases or threatens to cease, to carry on all or, in the opinion of the Buyers, any material part of such Project Party's business; or

(xxviii)	Late delivery of Vessel the Vessel is not delivered by:

(A)	the Builders to the Sellers under the Building Contract by the date specified in paragraph (b) of the definition of "Long Stop Date"; or

(B)	the Sellers to the Buyers under this Agreement by the earlier of (1) the date specified in paragraph (b) of the definition of "Long Stop Date" and (2) the Scheduled Delivery Date; or

(xxix)	Termination or cancellation of Project Documents

(A)
any Project Document (other than a Sub-Charter which shall be considered under sub-paragraph (xxv) (Termination, repudiation or cancellation of Sub-Charter on or before the Delivery Date) above) is terminated, cancelled or otherwise ceases to remain in full force and effect; or

(B)
without limiting the generality of sub-paragraph (A) above, any event or circumstance has occurred such that the Sellers (in their capacities as original buyers under the Building Contract) have become entitled to exercise their rights to cancel, terminate or rescind the Building Contract (irrespective of whether the Sellers have exercised such right), unless such right has arisen pursuant to paragraphs 2 (Speed) to 5 (Contractual Boil-off Rate) of article III (Adjustment of Contract Price) (inclusive) of the Building Contract and the Sellers have notified the Buyers they do not intend to exercise their rights to cancel;

(xxx)	Exercise of step-in and similar rights the Initial Sub-Charterers exercise or evidence an intention to exercise their step-in rights in accordance with the Step-In Agreement; or

(xxxi)
Similar event in relation to non-Obligor Project Parties any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii) (Insolvency and rescheduling), (viii) (Winding-up) or (ix) (Execution or distress) above occurs (mutatis mutandis) in relation to a Project Party that is not an Obligor (other than the Builder), provided that, if any such event occurs in relation to a Sub-Charterer, no Termination Event will occur under this sub-paragraph (xxxi) if:

(A)	such event will not, in the opinion of the Owners, materially impair the ability of any Obligor to perform its obligations under any Transaction Document to which such Obligor is a party; and

(B)
the Sub-Charter to which such Sub-Charterer is a party to is replaced by another time charter (for a period covering not less than the remaining unexpired balance of such Sub-Charter on terms reasonably acceptable to the relevant Buyers) within one hundred and eighty (180) days of the occurrence of such event.

(b)
Upon the occurrence of an MOA Termination Event which is continuing, and without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement, the Buyers may exercise their rights and powers referred to under Clauses 9 (Cancellation and refund) and 15 (Buyers' powers following cancellation).

15.	Buyers' powers following cancellation
15.1    Powers following cancellation
Without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement and the other Transaction Documents (including but not limited to Clause 5.3 (Buyers' right to suspend payment), at any time after the occurrence of an MOA Termination Event which is continuing, and if the Sellers have not paid the Buyers in full the amounts payable under Clause 9 (Cancellation and refund), the Buyers shall become immediately entitled:

(a)	to implement the Building Contract or to agree with the Builder to terminate the Building Contract on such terms and conditions as the Buyers and the Builder may mutually agree;

(b)
subject to the terms of the Building Contract, to assign all rights, title, interest and benefits in and under the Building Contract or to sell the Vessel in her then state of construction or after her delivery under the Building Contract or otherwise and upon such terms as the Buyers shall in their absolute discretion determine;

(c)	to undertake the further supervision of construction of the Vessel;

(d)
to collect, recover, compromise and give a good discharge for, all claims then outstanding or arising subsequently under or in respect of all or any part of such claims, and to take over or institute (if necessary using the names of the Sellers) all such proceedings as the Buyers in their sole and absolute discretion think fit;

(e)
to discharge, compound, release or compromise claims in respect of the Building Contract which have given or may give rise to any charge or lien or other claim on the Building Contract or which are or may be enforceable by proceedings against the Building Contract;

(f)
where any money under the Refund Guarantee becomes refundable, to request the Sellers to promptly make a demand for payment under the Refund Guarantee and to direct payment of the funds to an account designated by the Buyers and to the extent that any money so refunded exceeds all amounts owed to the Buyers under the Transaction Documents, the Buyers shall refund an amount equal to such excess to an account designated by the Sellers within seven (7) Business Days of receiving such money under the Refund Guarantee;

(g)
to recover from the Sellers on demand all costs and expenses (including legal fees) incurred or paid by the Buyers in connection with the exercise of the powers (or any of them) referred to in this Clause 15.1; and

(h)	to not make any payment in relation to any Payment Notice.
15.2    Delegation
The Buyers may delegate in any manner to any person any rights exercisable by the Buyers under this Agreement. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Buyers think fit.

16.	Changes to parties
The Sellers may not assign or transfer any or all of their rights or obligations under this Agreement.

17.	Cumulative rights
The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

18.	No waiver
No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Agreement will operate as a waiver. No waiver of any breach of any provision of this Agreement will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

19.	Entire agreement and amendments

(a)
The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the parties in this Agreement in relation thereto.

(b)
Each of the parties to this Agreement acknowledges that in entering into this Agreement, it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as expressly set out in this Agreement.

(c)
Any terms implied into this Agreement by the Sale of Goods Act 1979 are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

(d)	This Agreement may not be amended, altered or modified except by a written instrument executed by each of the parties to this Agreement.

20.	Invalidity
If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Agreement or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Agreement) not be affected thereby and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

21.	English language
All notices, communications and financial statements and reports under or in connection with this Agreement and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

22.	No partnership
Nothing in this Agreement creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Agreement.

23.	Notices

(a)	Any notices to be given to the Buyers under this Agreement shall be sent in writing by registered letter, facsimile or email and addressed to:
Hai Jiao 1606 Limited

Address:    c/o
ICBC Financial Leasing Co., Ltd.
10/F, Bank of Beijing Building
17(C) Jinrong Street, Xicheng District
Beijing 100033
The People's Republic of China

Fax No.:    +86 10 6610 5960

Email:	xuwei1@icbcleasing.com / xuwei1@leasing.icbc.com.cn / shipping@leasing.icbc.com.cn
Attention:     Shipping Department

or to such other address, facsimile number or email address as the Buyers may notify to the Sellers in accordance with this Clause 23.

(b)	Any notices to be given to the Sellers under this Agreement shall be sent in writing by registered letter, facsimile or email and addressed to:
DSME Option Vessel No. 1 L.L.C.

Address:    c/o
Teekay Shipping (Canada) Limited
Suite 2000, Bentall 5
550 Burrad Street
Vancouver, BC
Canada V6C 2K2

Fax No.:     +1 604 609 3011
Email:        renee.eng@teekay.com
Attention:    Treasury, Ms. Renee Eng

or to such other address, facsimile number or email address as the Sellers may notify to the Buyers in accordance with this Clause 23.

(c)
Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after 5:00 pm in the place of receipt shall be deemed to be served on the following day in such place.

24.	Counterparts
This Agreement may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

25.	Third Parties Act

(a)
Any person which is an Indemnitee and is not a party to this Agreement shall be entitled to enforce such terms of this Agreement as provided for in this Agreement in relation to the obligations of the Sellers to such Indemnitee, subject to the provisions of Clause 32 (Law and jurisdiction) and the Third Parties Act. The Third Parties Act applies to this Agreement as set out in this Clause 25.

(b)	A person who is not a party to this Agreement has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

26.	Spares, bunkers and other items

(a)
To the extent owned by the Sellers, the Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board provided that any remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and any unused stores and provisions shall remain the property of the Sellers.

(b)
All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers' property.

(c)
Concurrent with the delivery of the Vessel under this Agreement, the Buyers shall gain title and ownership to the classification certificate(s) as well as all plans, drawings and manuals, which are on board the Vessel and shall remain on board the Vessel, provided that the Buyers agree that the Sellers are only required to provide copies of all plans, drawings and manuals to the Buyers by way of a CD-ROM within thirty (30) days from the Delivery Date. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers (as bareboat charterers under the Charter) are required to retain same, in which case the Buyers have the right to take copies.

(d)	Copies of other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at the Sellers' expense, if the Buyers so request.

27.	Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Charter and the Time Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

28.	Taxes, costs and expenses
Any Taxes, reasonable costs and expenses in connection with the purchase and registration in the Flag State shall be for the Sellers' account.

29.	Delivery under Charter
Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to the Sellers (as bareboat charterers) pursuant the Charter.

30.	Indemnities

(a)
Whether or not any of the transactions contemplated hereby are consummated, the Sellers shall indemnify, protect, defend and hold harmless the Buyers and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") throughout the Pre-Delivery Period from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees (including but not limited to any Cancellation Fee and any vessel registration, tonnage and reasonable legal fees), claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses") imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i)	this Agreement and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Sellers;

(ii)
the delivery (including the Vessel not being delivered on the Scheduled Delivery Date after the Sellers have informed the Owners of the Scheduled Delivery Date), registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement and whether or not the Vessel is in the possession or the control of the Sellers or otherwise in relation to any non-delivery to or acceptance by the Sellers (as bareboat charterers) of the Vessel under the Charter;

(iii)
any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Sellers under any Transaction Document to which they are a party or the falsity of any representation or warranty of the Sellers in any Transaction Document to which they are a party or the occurrence of any MOA Termination Event;

(iv)	a failure by an Obligor to pay any amount due under a Transaction Document on its due date; or

(v)
funding, or making arrangements to fund, an amount required to be paid by the Buyers pursuant to a Payment Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence of the Buyers).

(b)	The indemnities in paragraph (a) above shall not extend to Expenses which:

(i)
are caused by wilful misconduct or recklessness on the part of the Indemnitee who would otherwise seek to claim the benefit of such indemnities or, in circumstances where such Expenses arise in connection with a payment owing to an Indemnitee, if such payment was made in due time but was not accounted for by such Indemnitee as a result of an error or omission on their part;

(ii)	are caused by any failure on the part of the Buyers to comply with any of their obligations under any of the Transaction Documents;

(iii)	constitute a cost which is expressly to be borne by the Buyers under any other provision of this Agreement or any other Transaction Documents;

(iv)	in respect of which the Buyers are entitled to be, or have been, indemnified under any other provision of this Agreement;

(v)	to the extent that such Expenses arise out of or in connection with an Buyers' Encumbrance;

(vi)	to the extent that such Expenses would be a loss of profit derived from loss of a business opportunity; and/or

(vii)	arise out of or are in connection with any event or circumstance which:

(A)	occurs after the end of the Pre-Delivery Period; and

(B)
(1) is not in any way directly or indirectly attributable to, or (2) does not occur as a consequence of or in connection with, any event, circumstance, action or omission which occurred during the Pre-Delivery Period.

For the purpose of this paragraph (b):
"Buyers' Encumbrances" means:

i.	any Encumbrance granted by Buyers in favour of a Finance Party or Finance Parties; and

ii.	Encumbrances which arise as a result of:

any claim against or affecting the Buyers that is not related to, or does not arise directly as a result of, the transactions contemplated by this Agreement or any of the other Transaction Documents;
any act or omission of the Buyers which is unrelated to or does not arise directly or indirectly as a result of the transaction contemplated by this Agreement and the other Transaction Documents;
any Taxes imposed upon the Buyers other than those in respect of which the Buyers are, or any other Indemnitee is, required to be indemnified against by the Sellers or any other person under this Agreement or any other Transaction Documents; or
a breach by the Buyers of their obligations under this Agreement by virtue of any Buyers' Misconduct.
"Buyers' Misconduct" means an act or omission of the Buyers or their servants or agents (excluding any act of the Sellers or of any person who derives their rights through the Sellers acting in any capacity on behalf of the Buyers) done or omitted:

i.	with intent to cause damage;

ii.	with knowledge that damage would probably result; or

iii.	with reckless disregard as to whether or not damage would result.

(c)	In addition:

(i)
if the Buyers or other Indemnitee shall have actually and unconditionally received reimbursement from insurers appointed and paid for by the Sellers for an Expense which has already been satisfied in full by the Sellers, then the Buyers shall procure that the Sellers are reimbursed for an amount equal to the amount received from the insurers; and

(ii)
if the Sellers have indemnified the Buyers or any other Indemnitee in full in relation to an Expense which may be recoverable by any insurances the coverage of which have been arranged and paid for by the Sellers, then:

(A)	provided that no MOA Termination Event has occurred and is continuing; and

(B)
provided that the Buyers or such other Indemnitee (if such Indemnitee so requests) is secured to its satisfaction against any other Expense it may incur by virtue of the Sellers exercising such rights of subrogation, the Sellers shall, to the extent permissible under the relevant laws and regulations and subject to the rights of the relevant insurers, be subrogated to the claim of the Buyers or such other Indemnitee in relation to such Expense.

(d)	In connection with the indemnities in favour of any Indemnitee under this Agreement:

(i)
the Buyers will as soon as reasonably practicable notify the Sellers if a claim is made, or if they become aware that a claim may be made against the Buyers or any other Indemnitee which may give rise to Expenses in respect of which the Buyers or any other Indemnitee is or may become entitled to an indemnity under paragraph (a) above;

(ii)
a notification under sub-paragraph (i) above shall give such reasonable details as the Buyers or the other Indemnitee then has regarding the claim or potential claim and any Expenses or potential Expenses.

(e)
The Sellers shall be entitled (subject to the Sellers complying in all respect with their obligations under this Agreement and the other Transaction Documents and at the Sellers' own costs) to (x) take such lawful and proper actions as the Sellers reasonably deems fit to defend, avoid or mitigate any Expenses, or (y) to take such action in the name of the Buyers or other relevant Indemnitee to defend, avoid or mitigate any Expenses, provided always that the Sellers' ability to take action in the name of the Buyers or such other Indemnitee shall be subject to:

(i)
the Buyers or such other Indemnitee first being indemnified to the satisfaction of the Buyers, acting reasonably, against all Expenses incurred and from time to time reasonably anticipated to be incurred in connection therewith;

(ii)
if court proceedings have been commenced against a third party which is not the Buyers nor an Indemnitee, the Buyers shall permit the Sellers to (at the Sellers' own costs) have the full conduct of the court proceedings, or to instigate a counterclaim in the name of the Owners or the relevant Indemnitee, but the Sellers shall (A) consult with the Buyers and keep the Buyers fully informed in relation to their conduct, and (B) give timely notice to the Buyers of any meetings with counsel or attendances at court, and the Buyers, the relevant Indemnitee and their respective officers, directors and advisers shall be entitled to attend any such meetings or court attendances.

Without limiting the generality of this paragraph (e), the Buyers shall, at the cost of the Sellers and to the extent permissible under all relevant laws and regulations, do such acts as the Sellers may reasonably request with a view to assisting the Sellers in taking actions to defend, mitigate or avoid any liability.

(f)
Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers in favour of the Buyers shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

31.	Calculations and certificates

(a)
In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Buyers are prima facie evidence of the matters to which they relate.

(b)	Any certification or determination by the Buyers of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(c)
Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant market differs, in accordance with that market practice.

32.	Law and jurisdiction

(a)	This Agreement and any non-contractual obligations arising from or in connection with it are in all respects governed by and shall be interpreted in accordance with English law.

(b)
The parties to this Agreement irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute (i) arising from or in connection with this Agreement or (ii) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

(c)
The parties to this Agreement irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 32, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdiction.

(d)
The Sellers hereby appoint Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Agreement.

(e)
The Buyers hereby appoint SH Process Agent Limited of 1 Finsbury Circus, London, EC2M 7SH, England, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Agreement.

Schedule 1
Conditions precedent and subsequent
Part I – Initial conditions precedent

i.	Obligors

(a)
Constitutional documents Copies of the memorandum and articles of association (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of its jurisdiction of incorporation to establish its incorporation.

(b)	Written resolutions Copies of written resolutions or (as the case may be) resolutions passed at separate meetings, in each case, of the board of directors (or sole member)

of each Obligor, in each case evidencing their approval of the Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Buyers.

(c)	Powers of attorney If applicable, the original power of attorney of each Obligor under which any document (including the Transaction Documents) are to be executed or transactions undertaken by it.

(d)
Other approvals If applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each of the Obligors of its obligations under the Transaction Documents to which it is or (as the case may be) will be a party, and the execution, validity and enforceability of such Transaction Documents.

(e)	Officer's certificates An original certificate of a duly authorised representative of each Obligor:

(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;

(ii)	setting out the names of the directors, officers and shareholders of that Obligor and the proportion of shares held by each shareholder; and

(iii)	confirming that guaranteeing or securing, as appropriate, the respective indebtedness or obligations would not cause any guarantee, security or similar limit binding on that Obligor to be exceeded.

ii.	Transaction Documents and related documents

(a)	Vessel-related documents Photocopies, certified as true, accurate and complete by a duly authorised representative of the Sellers, of:

(i)	the Building Contract;

(ii)	the Refund Guarantee;

(iii)	any Sub-Charter;

(iv)	the other Project Documents (other than the Transaction Documents);

(v)	evidence that the Builder has given its written approval to the assignment by the Sellers of the Building Contract pursuant to the Pre-Delivery Assignment; and

(vi)
evidence that each relevant Sub-Charterers have given their written approval to (A) the proposed sale of the Vessel by the Sellers to the Buyers pursuant to this Agreement, and (B) the assignment by the Sellers of the relevant Sub-Charter pursuant to the Charterers' Assignment.

(b)	Transaction Documents A duly executed original of:

(i)	this Agreement;

(ii)	the Charter;

(iii)	the Quiet Enjoyment Letter; and

(iv)	the Security Documents (other than the Account Pledge and any Managers' Undertaking), in each case together with all other documents required by any of them according to their terms, including, without limitation, all notices of assignment, charge and/or pledge and acknowledgements of all such notices of assignment, charge and/or pledge (other than the notices of assignment of insurances, letters of authority and the letters of undertaking, each referred to in the Charterers' Assignment).

(c)	No disputes The written confirmation of the Sellers that there is no dispute under any of the Project Documents as between the parties to any such document.

(d)
Sellers' contribution Evidence of full payment to the Builder of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

iii.
Legal opinions A legal opinion of the legal advisers to the Buyers in each relevant jurisdiction (including Singapore and (if required by the Buyers) Korea), or confirmation satisfactory to the Buyers that such an opinion will be given.

iv.	Other documents and evidence

(a)	Process agent Evidence that any process agent appointed under any Transaction Document executed and referred to in paragraph 2(b) (Transaction Documents) above has accepted its appointment.

(b)
Other Authorisation Such other Authorisation or other document, opinion or assurance which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Buyers).

(c)
Fees An executed original of the Arrangement Fee Letter and evidence that the fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses.

(d)
"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Buyers or the Finance Parties in order for the Buyers or the Finance Parties to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Transaction Documents.

Part II – Instalment conditions precedent

i.
Notice/invoice The notice and/or invoice issued by the Builder evidencing the obligation of the Sellers to pay the relevant instalment of the Contractual Purchase Price (that corresponds to the relevant Instalment) under the Building Contract on a date no later than the proposed Payment Date as specified in the relevant Payment Notice.

ii.
Sellers' equity contribution Evidence of full payment to the Builder of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

iii.
Fees An executed original of the Arrangement Fee Letter and evidence that the fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses.

Part III – Pre-position conditions precedent

i.
Officer's certificate A certificate signed by a duly authorised representative of the Sellers confirming that none of the documents and evidence delivered to the Buyers pursuant to Clauses 8.1 (Initial conditions precedent) and 8.2 (Instalment conditions subsequent) has been amended, modified or revoked in any way since its delivery to the Buyers.

ii.	Vessel-related documents

(a)	Title transfer documents Agreed forms or drafts of the following:

(i)	the builder's certificate and/or bill of sale transferring title in the Vessel from the Builder;

(ii)
the legal bill(s) of sale recordable in the Buyers' Flag State, transferring title of the Vessel to the Buyers and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Flag State;

(iii)	the Sellers' PDA; and

(iv)	the Builder's PDA.

(b)	Notice/invoice The notice and/or invoice issued by the Builder evidencing the obligation of the Sellers to pay (as the context may require):

(i)	the relevant instalment of the Contractual Purchase Price (that corresponds to the relevant Instalment (other than the Reimbursement Instalment) under the Building Contract; or

(ii)	the sum that corresponds to the Extra Instalment Amount,
in each case on a date no later than the proposed Payment Date as specified in the relevant Payment Notice.

(c)
Equipment lists In respect of the Extra Amount Instalment and the Extra Amount Balance Portion, copies of all the equipment lists and invoices from the Builder which relate to and indicate the total costs of the Extra Amount.

iii.
Sellers' equity contribution Evidence of full payment to the Builder of any part of the Contractual Purchase Price which is due and payable on or before the Payment Date and which is not being financed by the Buyers.

iv.
Transaction Documents A duly executed original of (a) any Managers' Undertaking, and (b) the Account Pledge, and (c) the notices of assignment of insurances and letters of authority referred to in the Charterers' Assignment in each case together with all other documents required by any of them according to their terms, including, without limitation, all notices of assignment, charge and/or pledge.

v.
Fees An executed original of the Arrangement Fee Letter and evidence that the fees, costs and expenses due from the Sellers to the Buyers under Clauses 10 (Fees), 28 (Taxes, costs and expenses) and 30 (Indemnities) have been paid in accordance with the terms of such Clauses.

vi.
Other Authorisation Such other Authorisation or other document, opinion or assurance which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Buyers).

Part IV – Delivery Date conditions precedent

1.1.1	Vessel-related documents

(a)	Title transfer documents Copies of the following duly executed documents:

(i)	the builder's certificate and/or bill of sale transferring title in the Vessel from the Builder;

(ii)
the legal bill(s) of sale recordable in the Buyers' Flag State, transferring title of the Vessel to the Buyers and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Flag State;

(iii)	the Sellers' PDA; and

(iv)	the Builder's PDA.

(b)	Technical documents Copies of the following (or provisional versions thereof):

(i)	the Vessel's current Safety Management Certificate (as such term is defined pursuant to the ISM Code);

(ii)	the Approved Manager's current Document of Compliance (as such term is defined pursuant to the ISM Code);

(iii)	the Vessel's current ISSC;

(iv)	the Vessel's current IAPPC;

(v)	the Vessel's current tonnage certificate; and

(vi)	the Vessel's classification certificate evidencing that it is free of all recommendations and requirements from the Classification Society, in each case together with all addenda, amendments or supplements.

(c)
Evidence of Buyers' title Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date the Vessel will be at least provisionally registered under the Flag State in the ownership of the Buyers.

(d)	Evidence of insurance

(i)	Evidence that the Vessel will on the Delivery Date be insured in the manner required by the Transaction Documents.

(ii)	If required by the Buyers, the written approval of the Insurances by an insurance adviser appointed by the Buyers.

1.1.2
Other Authorisation Such other Authorisation or other document, opinion or assurance which the Buyers reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Buyers).

1.1.3
Conditions precedent under the Charter Evidence that all the documents and evidence required as conditions precedent under clause 36 (Conditions precedent and conditions subsequent) of the Charter have been or will be received by the Buyers (as owners under the Charter) on the Delivery Date.

Part V – Conditions subsequent
The Sellers undertake to deliver or cause to be delivered to the Buyers the following documents and evidence within the relevant time period as specified below:

(a)
Technical documents To the extent that any certificate received by the Buyers and referred to in paragraph 1(b) of Part IV (Delivery Date conditions precedent) of this Schedule was in provisional form at the time of the receipt, deliver or cause to be delivered to the Buyers the corresponding formal certificate as soon as possible after the Sellers' receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate.

(b)
Evidence of Buyers' title Within forty-eight (48) hours from the Delivery Date, the transcript of register of the Vessel issued by the registry of ships of the Flag State confirming that the Vessel is permanently registered under that flag in the ownership of the Buyers.

(c)
Letters of undertaking Within ten (10) Business Days from the Delivery Date letters of undertaking in respect of the Insurances as required by the Transaction Documents, together with copies of the relevant policies or cover notes or entry certificates in respect of the Insurances duly endorsed with the interest of the Buyers.

(d)
Acknowledgements Within ten (10) Business Days from the Delivery Date, acknowledgements of all notices of assignment, charge and/or pledge required pursuant to any Managers' Undertaking, the Account Pledge and the Charterers' Assignment.

Schedule 2
Related Vessels and relevant information

Related Vessel hull number	Related Buyers	Related Sellers	Builder
Hull No. 2411	Hai Jiao 1603 Limited	DSME Hull No. 2411 L.L.C.	DSME
Hull No. 2416	Hai Jiao 1605 Limited	DSME Hull No. 2416 L.L.C.	DSME
Hull No. 2455	Hai Jiao 1607 Limited	DSME Option Vessel No. 3 L.L.C.	DSME

Schedule 3
Form of Payment Notice

To:	Hai Jiao 1606 Limited
c/o ICBC Financial Leasing Co., Ltd. 10/F, Bank of Beijing Building 17(C) Jinrong Street, Xicheng District Beijing 100033 The People's Republic of China
From:	DSME Option Vessel No. 1 L.L.C.	20[●]

Dear Sirs

Hull No. 2453 – memorandum of agreement dated                  (the "MOA")

1.	We refer to the MOA. This is a Payment Notice.

2.	Terms defined in the MOA shall have the same meaning in this Payment Notice unless given a different meaning in this Payment Notice.

3.
Pursuant to clause 5.2 (Completion of a Payment Notice) of the MOA we irrevocably request that you advance US$[●], being the [Second/Third/Fourth/Delivery/Extra Amount/Reimbursement] Instalment in respect of the Vessel, to us on _________ 20[●], which is a Business Day, by paying the advance in accordance with the MOA to the following account:

Beneficiary Bank:	[●]
Swift Code:	[●]
Account #:	[●]
Name on Account:	[●]

4.	We warrant that:

(a)	no Potential MOA Termination Event or MOA Termination Event has occurred or would result from the payment of the [●] Instalment;

(b)	the Repeating Representations contained in the MOA are true in all material respects on the date of this Payment Notice and the actual date of payment; and

(c)	none of the parties to either of the Building Contract and the Refund Guarantee is in default under its terms.

5.	We confirm that there is no dispute under any of the Project Documents, as between the parties to any such document as at the date of this Payment Notice.

Yours faithfully

For and on behalf of
DSME Option Vessel No. 1 L.L.C.

……………………………
Name:
Title:
Schedule 4
Form of Compliance Certificate

To: Hai Jiao 1606 Limited
From: Teekay LNG Partners L.P.
Dated:
Dear Sirs
LNG carrier with builder's hull number 2453 (the "Vessel")
Memorandum of agreement dated [●] in relation to the Vessel (the "MOA") and bareboat charter dated [●] in relation to the Vessel (the "Charter")

1.
We refer to the MOA and the Charter. This is a Compliance Certificate. Terms defined in the MOA and the Charter (in each case as applicable) have the same meanings when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at the date as at which the financial statements accompanying this Compliance Certificate were drawn up:

(a)	the Free Liquidity and Available Credit Lines (in aggregate) were: [●] US Dollars (US$[●]);

(b)	the Net Debt to Net Debt plus Equity Ratio was not more than [●] per cent. ([●]%); and

(c)	the Tangible Net Worth was at least [●] US Dollars (US$[●]).

Signed: …………………………………..	Signed: …………………………………..
Authorised Signatory	Authorised Signatory

In WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by                         ) \s\ Natalia Golovataya
as        ) Natalia Golovataya
for and on behalf of        ) Attorney-in-fact
DSME Option Vessel No. 1 L.L.C.             )
in the presence of:        )

Witness signature:     \s\ Lucas Griffith Wilkin…………
Name:            Lucas Griffith Wilkin
Address:        Stephenson Harwood LLP
1 Finsbury Circus
London
EC2M 7SH

BUYERS

Signed by                             ) \s\ Roxanne Lorraine Chambers
as duly authorised signatory        ) Roxanne Lorraine Chambers
for and on behalf of        ) Attorney-in-fact
Hai Jiao 1606 Limited                )
    )
in the presence of:                    )

Witness signature:     \s\ Lucas Griffith Wilkin………….
Name:            Lucas Griffith Wilkin
Address:        Stephenson Harwood LLP
1 Finsbury Circus
London
EC2M 7SH

BIMCO STANDARD BAREBOAT CHARTER CODE NAME: "BARECON 2001"

PART I

1. Shipbroker N/A	2. Place and date 20 December 2016
3. Owners/Place of business (Cl. 1) **Hai Jiao 1606 Limited** **Trust Company Complex** **Ajeltake Road** **Ajeltake Island** **Majuro** **Marshall Islands MH 96960**	4. Bareboat Charterers/Place of business (Cl. 1) **DSME Option Vessel No.1 L.L.C.** **Trust Company Complex** **Ajeltake Road** **Ajeltake Island** **Majuro** **Marshall Islands MH 96960**
5. Vessel's name, call sign and flag (Cl. 1 and 3) **Name: Hull number 2453** **Call Sign: TBD** **Flag on Actual Delivery Date (as defined in Clause 32 (Definitions): The Commonwealth of the Bahamas**	
6. Type of Vessel **LNG carrier**	7. GT/NT **As per Building Contract**
8. When/Where built **2018** **Daewoo Shipbuilding & Marine Engineering Co., Ltd.**	9. Total DWT (abt.) in metric tons on summer freeboard **As per Building Contract**
10. Classification Society (Cl. 3) **DNV GL**	11. Date of last special survey by the Vessel's classification society **N/A**
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) **N/A**	

13. Port or Place of delivery (Cl. 3) **As per MOA (as defined in Additional Clause 32 (Definitions))**	14. Time for delivery (Cl. 4) **N/A**	15. Cancelling date (Cl. 5) **N/A**

16. Port or Place of redelivery (Cl. 15) **At a safe, ice free port where the Vessel would be afloat at all times**	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) **N/A**
18. Running days' notice if other than stated in Cl. 4 **N/A**	19. Frequency of dry-docking (Cl. 10(g))
20. Trading limits (Cl. 6) **Worldwide within Institute Warranty Limits (IWL)**	
21. Charter period (Cl. 2) **See definitions of "Charter Period" under Additional Clause 32 (Definitions)**	22. Charter hire (Cl. 11) **See Additional Clause 40 (Hire)**
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) **See Additional Clause 39(c) (Structural changes and alterations)**	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV **See Additional Clause 40 (Hire)**	25. Currency and method of payment (Cl. 11) **US Dollars (see also Additional Clause 40 (Hire))**

First issued by The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as "Barecon 'A'" and "Barecon 'B'". Revised and amalgamated 1989. Revised 2001

Adopted by the Documentary Committee of The Japan Shipping Exchange, Inc., Tokyo in 2002

Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen. Issued November 2001

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I

26. Place of payment; also state beneficiary and bank account (Cl. 11)
See Additional Clause 40 (Hire)

27. ~~Bank~~ Corporate guarantee/~~bond~~ (sum and place) (Cl. 24) (optional)
see Clause 24 (Corporate Guarantee)

28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)
Clause 12(b) applies; form of Financial Instrument and name of mortgagee to be determined

29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies)
See Additional Clause 41 (Insurance)

30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))
No limitation

31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))
No limitation

32. Latent defects (only to be filled in if period other than stated in Cl. 3)

33. Brokerage commission and to whom payable (Cl. 27)
N/A

34. Grace period (state number of clear banking days) (Cl. 28)
See Additional Clause 51 (Termination Events)

35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30)
See Additional Clause 76 (Law and jurisdiction)

36. War cancellation (indicate countries agreed) (Cl. 26(f))
N/A

37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional)
Part III does not apply

38. Name and place of Builders (only to be filled in if PART III applies)
Part III does not apply

39. Vessel's Yard Building No. (only to be filled in if PART III applies)
Part III does not apply

40. Date of Building Contract (only to be filled in if PART III applies)
Part III does not apply

41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1)
a) **N/A**
b) **N/A**
c) **N/A**

42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional)
No

43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional)
Part V does not apply

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)
Part V does not apply

45. Country of the Underlying Registry (only to be filled in if PART V applies)
Part V does not apply

46. Number of additional clauses covering special provisions, if agreed
Clause 32 (Definitions) to Clause 78 (FATCA)

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)
For and on behalf of Hai Jiao 1606 Limited **Name:** Roxanne Lorraine Chambers **Title:** Attorney-in-fact	**For and on behalf of DSME Option Vessel No. 1 L.L.C.** **Name:** Natalia Golovataya **Title:** Attorney-in-fact

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

"The Owners" shall mean the party identified in Box 3;

"The Charterers" shall mean the party identified in Box 4;

"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

"Financial Instrument" means **any Finance Document (as defined in Additional Clause 32 (Definitions)).**~~the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.~~ **See also Addtional Clauses 32 (Definitions) and 33 (Interpretations).**

2. Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ~~("The Charter Period").~~

3. Delivery

See Additional Clause 35 (Pre-delivery and delivery)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

~~(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery

See Additional Clause 35 (Pre-delivery and delivery)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5. Cancelling

See Additional Clause 34 (Background)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7. Surveys on Delivery and Redelivery

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection (See Additional Clause 48 (ii) (Inspection of Vessel and inspection reports))

~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-~~

~~(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

~~(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~
~~All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.~~
~~The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.~~

9. **Inventories, Oil and Stores**
A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers ~~in conjunction with the Owners~~ on delivery and again on redelivery of the Vessel. ~~The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~ **See also Additional Clause 37 (Bunkers and luboils)**

10. **Maintenance and Operation**
(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 14(l), if applicable, at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.
~~(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~
(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any **relevant** port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.
(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.
(c) **Upon request, the**~~The~~ Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required. **See also Additional Clause 59 (Operational notifiable events)**
(d) Flag and Name of Vessel – ~~During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.~~ **See also Additional Clause 39 (Structural changes and alterations).**
(e) Changes to the Vessel ~~– Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~
(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but **title to such additional equipment shall be deemed to have passed to the Owners immediately upon such fitting and the value of such additional equipment shall be taken into account when assessing the Vessel's Market Value (as defined in Additional Clause 32 (Definitions)), and** the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire

See Additional Clause 40 (Hire)

~~**(a)** The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~

~~**(b)** The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~**(c)** Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~**(d)** Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~**(e)** Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~**(f)** Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~**(g)** Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12. Mortgage (See Additional Clauses 44 (Owners' mortgage) and 48 (q) (Further assurance).

~~*(only to apply if Box 28 has been appropriately filled in)*~~

~~*) **(a)** The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) **(b)** The Vessel chartered under this Charter ~~is~~ **may be** financed by a mortgage according to the Financial Instrument. ~~The~~**On the basis that the Owners will procure the issuance of the Finance Party Quiet Enjoyment Letter (as defined in Additional Clause 32 (Definitions)), the** Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with ~~the~~ Financial Instrument. The Charterers confirm that, for this purpose, they **will, once such Financial Instrument is available,** ~~have~~ acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be **reasonably** required by the mortgagee(s). **The Owners warrant that they have not effected any mortgage(s) other than such mortgage(s) as may be created pursuant to the relevant Financial Instrument and that unless the Owners have procured the issuance of the relevant Quiet Enjoyment Letter (in which case the Owners may effect any mortgage(s) in favour of the relevant Finance Parties without consent from the Charterers), they shall not agree to any amendment of or effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.** ~~The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) *(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).*~~

13. Insurance and Repairs

See Additional Clause 41 (Insurance)

~~**(a)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~

~~All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers' account.~~

~~**(b)** If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(c)** The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

comply with the insurance provisions of the Financial Instrument.

(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

14. Insurance, Repairs and Classification

(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).

(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.

(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.

(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.

(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.

The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.

(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.

(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.

(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.

(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

15. Redelivery

See Additional Clauses 42 (Redelivery) and 43 (Redelivery conditions)

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien

See paragraph (bb) (Negative pledge) of Additional Clause 48 (Charterers' undertakings)

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:~~
~~"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."~~

17. Indemnity (See also Additional Clause 60 (Further Indemnities)

(a) The Charterers shall indemnify the Owners against any loss, damage or expense **(including, without limitation, reasonable legal expenses)** incurred by the Owners arising out of or in relation to **a breach of this Charter and/or** the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense ~~take all reasonable steps~~ to secure that within ~~a reasonable time~~**forty-five (45) days** the Vessel is released, including the provision of bail.
Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including **Hire**~~hire~~ paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien

~~The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale
See Additional Clause 52 (Sub-chartering and assignment)

~~**(a)** The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

~~**(b)** The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage

*) **(a)** The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules, **the Hague Rules or the Hamburg Rules**. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*) **(b)** The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*) *Delete as applicable.*~~

24. ~~Bank~~ Corporate Guarantee

~~*(Optional, only to apply if Box 27 filled in)*~~
The Charterers undertake to furnish, before delivery of the Vessel, a **corporate**~~first class bank~~ guarantee **from Teekay LNG Partners L.P.** ~~or bond in the sum and at the place as indicated in Box 27~~ as guarantee for full performance of their obligations under this Charter.

25. Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.

~~**(b)** In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~

26. War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or

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PART II
"BARECON 2001" Standard Bareboat Charter

threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel~~, unless the written consent of the Owners be first obtained,~~ shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks **provided that if the Charterers have (at their costs) placed and will maintain the necessary insurances against the War Risks in accordance with Additional Clause 41 (Insurance) and evidence of such insurance cover (or a written confirmation from the relevant insurers and/or brokers that such insurance has or will, prior to the commencement of the relevant voyage, become effective) has been provided to the Owners, then such voyage shall be permitted hereunder**. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

(d) If the insurers of the war risks insurance~~, when Clause 14 is applicable,~~ should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls **(to the extent they have not already been paid by the Charterers)** shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~**(f)** In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

27. Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination

See Additional Clauses 51 (Termination Events) and 56 (Total Loss)

~~**(a)** Charterers' Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~**(i)** the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~**(ii)** the Charterers fail to comply with the requirements of:~~
~~**(1)** Clause 6 (Trading Restrictions)~~
~~**(2)** Clause 13(a) (Insurance and Repairs)~~
~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~**(iii)** the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's~~

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PART II
"BARECON 2001" Standard Bareboat Charter

insurance cover is not prejudiced.

(b) Owners' Default

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c) Loss of Vessel

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution

See Additional Clause 76 (Law and jurisdiction)

*) (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

*) (c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~*(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)*~~

~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~*) *Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.*~~

31. Notices

See Additional Clause 70 (Notices)

~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

5. Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

PART IV
HIRE/PURCHASE AGREEMENT

OPTIONAL PART

(Optional, only to apply if expressly agreed and stated in Box 42)

On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.

In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.

The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.

The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.

In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.

The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.

The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.

The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.

The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

1. Definitions

For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:

"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.

"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.

2. Mortgage

The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.

3. Termination of Charter by Default

If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.

In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

CONTENTS
Page
32.Definitions    3
33.Interpretations    20
34.Background    21
35.Pre-delivery and delivery    22
36.Conditions precedent    24
37.Bunkers and luboils    26
38.Further maintenance and operation    27
39.Structural changes and alterations    28
40.Hire    28
41.Insurance    32
42.Redelivery    37
43.Redelivery conditions    37
44.Owners' mortgage    39
45.Diver's inspection at redelivery    40
46.Owners' representations, warranties and undertaking    41
47.Charterers' representations and warranties    42
48.Charterers' undertakings    46
49.Earnings Account    54
50.Financial covenants    55
51.Termination Events    56
52.Sub-chartering and assignment    67
53.Owners' undertaking regarding change of Vessel registration    67
54.Purchase Option and early termination, purchase obligation and transfer of title    68
55.Sale of Vessel by the Owners    69
56.Total Loss    70
57.Fees and expenses    71
58.Stamp duties and taxes    72
59.Operational notifiable events    72
60.Further indemnities    72
61.Set-off    76
62.Further assurances and undertakings    77
63.Cumulative rights    77
64.Day count convention    77

65.No waiver    77
66.Entire agreement    77
67.Invalidity    77
68.English language    77
69.No partnership    78
70.Notices    78
71.Conflicts    79
72.Survival of Charterers' obligations    79
73.Counterparts    79
74.Confidentiality    79
75.Third Parties Act    79
76.Law and jurisdiction    80
77.Waiver of immunity    80
78.FATCA    80
SCHEDULE 1 RELATED VESSELS AND RELEVANT INFORMATION82
SCHEDULE 2 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE83
SCHEDULE 3 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE84
SCHEDULE 4 EARLY TERMINATION CORE AMOUNT SCHEDULE85
SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE86
SIGNATURE PAGE87

ADDITIONAL CLAUSES
TO BAREBOAT CHARTER FOR
THE 173,400 M3 LNG CARRIER WITH BUILDER'S HULL NUMBER 2453

32.	Definitions
In this Charter:
"Account Bank" means the New York branch of DNB ASA, or such other bank or financial institution as selected or designated by the Owners in accordance with Clause 49 (Earnings Account).
"Account Pledge" means the account pledge and security agreement over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Security Trustee, which shall not become effective until a Termination Event has occurred and is continuing.
"Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.
"Actual Owners' Costs" means the MOA Purchase Price (as defined in the MOA).
"Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.
"Agreement Term" means the period commencing on the date of this Charter and terminating on the later of:

(a)	the expiration of the Charter Period; and

(b)
the date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents or with the Vessel remain unperformed or undischarged.

"AML Laws" means as to any person and in relation to money laundering or terrorism, the constitutional or organisational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to and binding upon such person or any of its property or to which such person or any of its property is subject.
"Approved Broker" means each of Arrow Sale & Purchase (UK) Limited, Braemar ACM Shipbroking, Clarkson Platou, Fearnley, Lorentzen & Stemoco AS, MJLF & Associates and any other reputable and independent ship brokers acceptable to and appointed by the Owners.
"Approved Commercial Managers" means, in relation to the Vessel, any one of the following:

(a)	the Initial Sub-Charterers;

(b)	Teekay Shipping Limited;

(c)	TGP;

(d)	any other member of the Teekay Group; or

(e)	any other management company reasonably acceptable to the Owners and appointed by the Charterers for the commercial management of the Vessel.
"Approved Technical Managers" means, in relation to the Vessel:

(a)	any member of the Teekay Group;

(b)	STASCO; or

(c)	any other management company reasonably acceptable to the Owners and appointed by the Charterers for the technical management of the Vessel.
"Arrangement Fee Letter" means the fee letter made or to be made between the Owners and the Charterers.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Balloon Amount" means in respect of the Charter Period, the amount calculated in accordance with the formula:

Balloon Amount	=	Notional Balloon Amount	x	Actual Owners' Cost
Notional MOA Purchase Price

"Break Costs" means all documented costs, losses, premiums or penalties incurred by the Owners as a result of:

(a)	the receipt by the Owners of any Hire amount under or in relation to the Transaction Documents on a date other than the relevant Hire Payment Date;

(b)	the receipt by the Owners of the Early Termination Amount on a day other than the relevant Termination Payment Date; and/or

(c)
in respect of any other amount payable to the Owners under or in relation to the Transaction Documents, the receipt by the Owners of such amount on a day other than the due date for payment of the sum in question, in each case including (but not limited to) any break costs incurred by the Owners under the Finance Documents, but always excluding all swap breakage costs (or equivalent costs) which the Owners may incur as a result of them entering into any arrangements for the purposes of hedging the liabilities and/or risks arising out of or in connection with the Finance Documents.
"Builder" means Daewoo Shipbuilding and Marine Engineering Co. Ltd., a company incorporated under the laws of the Republic of Korea whose principal office is at 125, Namdaemun-ro, Jung-gu, Seoul, Korea.
"Building Contract" means the building contract in respect of the Vessel dated 2 December 2014 and made between the Sellers (as buyer) and the Builder (as seller) in relation to the construction and sale and purchase of the Vessel, as amended, supplemented and/or varied from time to time.
"Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in Beijing, Vancouver, the jurisdiction in which the account of the Owners referred to in paragraph (d) of Clause 40 (Hire) is opened, and:

(a)	(in relation to the determination of the Actual Delivery Date) in The Republic of Korea and the Charterers' nominated flag state in respect of the Vessel;

(b)	(in relation to any date for payment) in New York.
"Business Ethics Laws" means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed and which shall include: (i) the United Kingdom Bribery Act 2010, (ii) the United States Foreign Corrupt Practices Act 1977 and (iii) any United States, United Nations, Canadian or European Union sanctions.
"Change of Control" means if:

(a)	in relation to the Charter Guarantor:

(i)	(where all management powers over the business and affairs of the Charter Guarantor are vested exclusively in its general partner),

(A)	Teekay GP LLC ceases to be the general partner of the Charter Guarantor; or

(B)	Teekay Parent ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay GP LLC; or

(ii)
(where all management powers over the business and affairs of the Charter Guarantor become vested exclusively in the board of directors of the Charter Guarantor), Teekay Parent ceases to own, directly or indirectly:

(A)	a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; or

(B)	the voting rights to elect a minimum of fifty per cent (50%) of the board of directors; and

(b)	in relation to the Charterers, the Charter Guarantor ceases to be the ninety nine per cent. (99%) legal and beneficial owner of the Charterers (either directly or indirectly), unless:

(i)
after any proposed sale, transfer or disposal of ownership in the Charterers (each such proposed sale, transfer or disposal of ownership shall not be completed unless with the Owners' prior written consent), either:

(A)	the Charter Guarantor retains at least fifty per cent. (50%) direct or indirect ownership in the membership interests of the Charterers; or

(B)	the Charter Guarantor retains at least forty-nine per cent. (49%) and Teekay Parent retains at least one per cent. (1%) direct or indirect ownership in the membership interests of the Charterers; and

(ii)
any purchaser, transferee or recipient of any membership interest in the Charterers (in each case an "Incoming Guarantor") has provided in favour of the Security Trustee (in form and substance acceptable to the Security Trustee):

(A)	either:

(1)	a guarantee that corresponds to the percentage of its ownership in the membership interest of the Charterers (in each case, an "Incoming Guarantee"); or

(2)
if the proposed Incoming Guarantee offered by an Incoming Guarantor pursuant to (A)(1) above is not acceptable to the Security Trustee, a written confirmation from the Charter Guarantor that the existing guarantee granted provided by the Charter Guarantor pursuant to the Charter Guarantee shall remain and will continue in full force and effect; and

(B)	a pledge over such membership interest of the Charterers.
"Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the Charterers' obligations under the Transaction Documents.

"Charter Guarantor" means TGP.
"Charter Guarantor Group" means the Charter Guarantor and each of its Subsidiaries from time to time.
"Charter Period" means, subject to paragraph (k) of Clause 40 (Hire), Clauses 51 (Termination Events), 55 (Sale of Vessel by the Owners) and Clause 56 (Total Loss), the period of one hundred and twenty (120) months commencing from the Actual Delivery Date.
"Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers' rights and interest in and to (amongst other things) (a) the Earnings, (b) the Insurances, (c) the Requisition Compensation, (d) the Initial Sub-Charter, (e) any other Sub-Charter which may have a basic duration of two (2) years or more (taking into account any option to renew or extend), and (f) the Step-In Agreement.
"Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which (a) is a member of the International Association of Classification Societies, or (b) the Owners may otherwise approve from time to time.
"Commercial Management Agreement" means, in relation to the Vessel, the commercial ship management agreement executed or to be executed (as the case may be) between the relevant Approved Commercial Managers and the Charterers.
"Compliance Certificate" means a certificate delivered pursuant to paragraph (d) (Compliance Certificate) of Clause 48 (Charterers' undertakings) substantially in the form set out in Schedule 5 (Form of Compliance Certificate) to this Charter.
"Contractual Purchase Price" means the price in respect of the Vessel as stipulated in article II (CONTRACT PRICE AND TERMS OF PAYMENT) of the Building Contract which, as at the date of this Charter, is one hundred and ninety three million US Dollars (US$193,000,000), as the same may be subject to adjustment in accordance with the terms of the Building Contract.
"Contractual Delivery Date" means 31 January 2018, being the date referred to in article VII.1.(a) (Delivery Date and Place) the Building Contract.
"Creditor Parties" means the Owners and the Security Trustee.
"Daily Charter Rate" means in respect of the Charter Period, a rate calculated in accordance with the formula:

Daily Charter Rate	=	Notional Daily Charter Rate	x	Actual Owners' Cost
Notional MOA Purchase Price

"Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 51 (Termination Events).
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Transaction Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Transaction Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Early Termination Amount" means an amount representing the Owners' losses as a result of the early termination of this Charter prior to the expiry of the Agreement Term, which both parties acknowledge as a genuine and reasonable pre-estimate of the Owners' losses in the event of such termination and shall consist of the following:

(a)
all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment;

(b)	an amount equivalent to the Early Termination Core Amount applicable to each Hire Period, as set out in the Early Termination Core Amount Schedule;

(c)
any other Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment for the avoidance of doubt, excluding any fees, commissions, costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging a proposed sale in accordance with Clause 55 (Sale of Vessel by the Owners);

(d)
all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 42 (Redelivery) and 43 (Redelivery conditions) necessarily incurred by reason of the failure of the Charterers to perform any such action; and

(e)
any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 (Indemnity) and Clause 60 (Further indemnities), provided that there shall be no double-counting of any of the items listed in paragraphs (a) to (e) above.
"Early Termination Core Amount" means each of the figures set out in the column headed "Early Termination Core Amount" in the Early Termination Core Amount Schedule.
"Early Termination Core Amount Schedule" means the schedule as set out in Schedule 4 (Early Termination Core Amount Schedule) to this Charter (it being agreed that the Early Termination Core Amount Schedule as of the date of this Charter is prepared based on the assumption that the Actual Owners' Costs equal the Notional MOA Purchase Price and accordingly, the Owners may deliver to the Charterers, prior to, on or after the Actual Delivery Date, an amended Early Termination Core Amount Schedule reflecting the exact Actual Owners' Costs and such amended Early Termination Core Amount Schedule shall, from the date the same is delivered to the Charterers, be deemed to be incorporated into this Charter and shall thereafter constitute the current Early Termination Core Amount Schedule )

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers in respect of the Vessel including (without limitation) all earnings received or to be received from each Sub-Charter, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.
"Earnings Account" means the US Dollar account in the name of the Charterers opened or to be opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners in accordance with Clause 49 (Earnings Account) as the earnings account for the purposes of this Charter.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law.
"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.
"Environmental Incident" means:

(a)
any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.
"Environmental Law" means any applicable law and regulation in any applicable jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"FATCA Deduction" has the meaning given to such term in Clause 78 (FATCA).
"Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing all or any part of the Actual Owners' Cost.
"Finance Party" means any Affiliate of the Owners, or bank or financial institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two (2) or more of them.
"Finance Party Quiet Enjoyment Letter" means, in relation to the Vessel, a letter which the Finance Parties (or, if any, their authorised agent on their behalf) shall issue in favour of the Charterers (or, as the context may require, the Initial Sub-Charterers), such letter to be:

(a)
(in respect of any such letter to which the Initial Sub-Charterers would be parties) substantially in the form set out in appendix E (Provisional Letter of Quiet Enjoyment) to the Initial Sub-Charter but always reasonably acceptable to the Charterers and the Finance Parties; or

(b)	(in respect of any such letter to which any other Sub-Charterers would be parties) in a form reasonably acceptable to the Charterers, such Sub-Charterers and the Finance Parties.
"Financial Half-Year" means, in respect of the Charterers and the Charter Guarantor, their interim semi-annual accounting period ending on 30 June in any calendar year that falls within the Agreement Term.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Financial Quarter" means, in respect of the Charterers and the Charter Guarantor, their interim quarterly accounting periods ending on 31 March and 30 September in any calendar year that falls within the Agreement Term.
"Financial Year" means, in respect of the Charterers and the Charter Guarantor, their annual accounting period ending on 31 December in each calendar year during the Agreement Term.
"GAAP" means generally accepted accounting principles in the United States of America.
"Hire" means, in respect of each Hire Payment Date, the aggregate amount calculated by multiplying (a) the Daily Charter Rate by (b) the number of days in the relevant Hire Period.
"Hire Payment Date" means, as the context may require:

(a)
in relation to the first (1st) Hire Period only, (i) the Actual Delivery Date, or (as applicable) (ii) the date on which the Hire for that Hire Period is set-off in accordance with paragraph (a) of Clause 40 (Hire); and

(b)	in relation to any other Hire Period, the first day of the relevant Hire Period
"Hire Period" means each and every consecutive three (3)-month period during the Charter Period, the first Hire Period to commence on the Actual Delivery Date and end on whichever of 15 March, 15 June, 15 September or 15 December that next falls after the Actual Delivery Date, with each successive Hire Period to commence forthwith upon the expiration of the immediately previous Hire Period, and all Hire Periods shall end on 15 March, 15 June, 15 September and 15 December in each year, provided that if a Hire Period would otherwise extend beyond the expiration of the Charter Period, then such Hire Period shall terminate on the expiration of the Charter Period.
"Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary.
"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
"Indemnitee" has the meaning given to such term in Clause 60 (Further indemnities).
"Initial Sub-Charter" means the time charterparty in respect of the Vessel dated 2 December 2014 and entered into between (i) the Charterers (as owners) and (ii) the Initial Sub-Charterers (as charterers) for a daily charter hire date of fifty one thousand six hundred US Dollars (US$51,600) per day and has a confirmed duration of ninety six (96) months minus 20 days.
"Initial Sub-Charter Delivery Window" has the meaning given to the term "Delivery Window" in clause 7.1 (Delivery, Redelivery, Laydays and Cancelling) of the Initial Sub-Charter.
"Initial Sub-Charterers" means Shell Tankers (Singapore) Pte. Limited, a company incorporated under the laws of Singapore and whose registered office is at #07-01 The Metropolis Tower 1, 9 North Buona Vista Drive, Singapore 138588.
"Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance from time to time taken out by the Owners in relation to the Vessel.
"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Charterers in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).
"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).
"ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code.
"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.
"Long Stop Date" means 25 February 2019, being the date falling three hundred and ninety (390) days after the Contractual Delivery Date.

"Major Casualty Amount" means ten million US Dollars (US$10,000,000) or the equivalent in any other currency or currencies.

"Managers' Undertaking" means (as the context may require):

(a)
where the relevant Approved Commercial Managers are not members of the Teekay Group, the deed of confirmation executed or to be executed by such Approved Commercial Managers in favour of the Owners; or

(b)	where the relevant Approved Technical Manager are not members of the Teekay Group, the deed of confirmation executed or to be executed by such Approved Technical Managers in favour of the Owners.
"Market Value" means, in relation to the Vessel, a desk-top valuation obtained from an Approved Broker appointed by the Owners (the expenses of such appointment to be borne by the Charterers), and each such valuation to be prepared on a charter-free basis.
"MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).
"Material Adverse Effect" means a material adverse change in, or a material adverse effect on:

(a)	the business, financial condition or operations of the Charterers, the Charter Guarantor or the Charter Guarantor Group taken as a whole; or

(b)	the validity, legality or enforceability of this Charter,
which adversely affects the ability of each of the Charterers or the Charter Guarantor to perform its respective obligations under the Transaction Documents to which it is a party.
"Membership Interests Pledge" means the pledge agreement in relation to the membership interests of the Charterers executed or (as the case may be) to be executed by the relevant Pledgor or Pledgors in favour of the Security Trustee.

"MOA" has the meaning given to such term in Clause 34 (Background).
"Mortgagees' Interest Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by any Finance Party in relation to the Vessel.
"Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to:

(a)	lawfully enter into and perform its obligations under the Transaction Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents to which it is party; and

(c)	carry on its business from time to time.
"Net Sale Proceeds" means the proceeds of a sale of the Vessel received or receivable, net of any fees, commissions, costs, disbursements or other expenses incurred by the Owners or the Charterers (as applicable) as a result of the Owners or the Charterers arranging the proposed sale.
"Net Sale Proceeds Deficit" means, in relation to (a) a sale of the Vessel by the Owners pursuant to Clause 55 (Sale of Vessel by the Owners) or (as the case may be) the Charterers pursuant to paragraph (i) of Clause 51 (Termination Events) and (b) the Hire Period in which such sale is to occur, the amount by which the Early Termination Amount applicable to such Hire Period as set out in the Early Termination Core Amount Schedule exceeds the relevant Net Sale Proceeds.
"Notional Balloon Amount" means the amount of one hundred million US Dollars (US$100,000,000).
"Notional Extra Amount" means the amount of one million five hundred and fifty seven thousand US Dollars (US$1,557,000).
"Notional Daily Charter Rate" means forty two thousand two hundred and fifty US Dollars (US$42,250).
"Notional Contractual Purchase Price" means the amount of one hundred and ninety three million US Dollars (US$193,000,000).
"Notional MOA Purchase Price" means the amount of one hundred and eighty four million eight hundred and twenty nine thousand one hundred and fifty US Dollars (US$184,829,150), being the equivalent of ninety five per cent. (95%) of the aggregate of (a) the Notional Contractual Purchase Price, and (b) the Notional Extra Amount.
"Obligors" means, together, the Charterers, the Charter Guarantor, any Pledgor and any person that may be party to a Transaction Document (other than any Managers' Undertaking) from time to time (other than (a) any Sub-Charterers, (b) the Owners, (c) the Security Trustee, (d) the Related Owners, (e) the Related Sellers, (f) the Related Charterers, (g) the Related Obligors, and (h) the Account Bank), and in each case an "Obligor".
"Owners' Encumbrances" means:

(a)	any Encumbrance granted by Owners in favour of a Finance Party or Finance Parties; and

(b)	Encumbrances which arise as a result of:

(i)	any claim against or affecting the Owners that is not related to, or does not arise directly as a result of, the transactions contemplated by this Charter or any of the other Transaction Documents;

(ii)	any act or omission of the Owners which is unrelated to or does not arise directly or indirectly as a result of the transaction contemplated by this Charter and the other Transaction Documents;

(iii)
any Taxes imposed upon the Owners other than those in respect of which the Owners are, or any other Indemnitee is, required to be indemnified against by the Charterers or any other person under this Charter or any other Transaction Documents; or

(iv)	a breach by the Owners of their obligations under this Charter by virtue of any Owners' Misconduct.
"Owners' Misconduct" means an act or omission of the Owners or their servants or agents (excluding any act of the Charterers or of any person who derives their rights through the Charterers acting in any capacity on behalf of the Owners) done or omitted:

(a)	with intent to cause damage;

(b)	with knowledge that damage would probably result; or

(c)	with reckless disregard as to whether or not damage would result.
"Party" means a party to this Charter.
"PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Protocol of Delivery and Acceptance) hereto.
"Permitted Encumbrance" means:

(a)	any Encumbrance created or to be created in accordance with the Security Documents;

(b)	any liens securing obligations incurred in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue;

(c)	any Encumbrance created or to be created by the Owners in favour of the Finance Parties in accordance with the relevant Finance Documents (but subject to any Finance Party Quiet Enjoyment Letter); and

(d)	any Encumbrance which has the prior written approval of the Owners.
"Pledgor" means, as the context may require:

(a)	the Sole Pledgor; or

(b)	any other entity which at any time during the Agreement Term is the owner of or may acquire any interests in any membership interest of the Charterers.
"Potential Termination Event" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Owners or any combination of the foregoing is a Termination Event.
"Pre-Approved Flag" means The Republic of the Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Bermuda, the Bahamas or Singapore.
"Pre-Delivery Assignment" has the meaning given to such term in the MOA.
"Project Documents" means, together, the Transaction Documents, the Building Contract, the Refund Guarantee, the Step-In Agreement, and any Sub-Charter.
"Project Party" means each of the Builder, the Refund Guarantor and any Sub-Charterers and "Project Parties" means any two (2) or more of them.

"Purchase Obligation Price" means the amount due and payable by the Charterers to the Owners pursuant to Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title), being the aggregate of:

(a)	the Balloon Amount; and

(b)	all Unpaid Sums due and payable together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment.
"Purchase Option" means the Charterers' option to purchase the Vessel at the relevant Purchase Option Price and thereafter terminate the chartering of the Vessel pursuant to this Charter in accordance with paragraph (a) of Clause 54 (Purchase Option and early termination, purchaser obligation and transfer of title).
"Purchase Option Date" has the meaning given to such term in paragraph (a) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title).
"Purchase Option Notice" has the meaning given to such term in paragraph (a) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title).
"Purchase Option Price" means the Early Termination Amount as at the Purchase Option Date.
"Purchase Option Window" means each six (6)-month period ending on 30 June and 31 December in any calendar year that falls within the Agreement Term.
"Quiet Enjoyment Letter" means, in relation to the Vessel, a quiet enjoyment letter to be made between (A) the Owners, (B) the Charterers, and (C) the relevant Sub-Charterers, provided that:

(a)
in respect of any such letter to which the Initial Sub-Charterers would be parties, such letter shall be based upon the form set out in appendix E (Provisional Letter of Quiet Enjoyment) to the Initial Sub-Charter, but shall incorporate step-in rights granted by the relevant Sub-Charterers in favour of the Owners, and in any event be on terms and conditions that are reasonably acceptable to the Charterers, the Initial Sub-Charterers and the Owners; or

(b)	in respect of any such letter to which any other Sub-Charterers would be parties, such letter shall be in a form reasonably acceptable to the Charterers, such Sub-Charterers and the Owners.
"Refund Guarantee" means the refund guarantee numbered SLGQA000040144 and dated 5 December 2014 (as amended by an amendment dated 29 November 2016) and issued by the Refund Guarantor in favour of the Sellers in relation to the Building Contract.

"Refund Guarantor" means The Korea Development Bank, acting through its office at 14, Eunhaeng-Ro, Yeongdeungpo-gu, Seoul, The Republic of Korea or any other bank or financial institution (as shall be approved by the Owners) that has issued or will issue the Refund Guarantee.

"Related Charter" means, in relation to each Related Vessel, a bareboat charter entered or to be entered into (as the case may be) between the relevant Related Owners (as owners) and the relevant Related Charterers (as bareboat charterers).
"Related Charterers" means, in relation to each Related Vessel, the relevant bareboat charterers who have bareboat chartered or will bareboat charter (as the case may be) such Related Vessel pursuant to the terms of the relevant Related Charter, as more particularly set out in Schedule 1 (Related Vessels and relevant information) hereto.
"Related MOA" means the "MOA" as defined in the relevant Related Charter.

"Related Obligors" means the "Obligors" as defined in the relevant Related Charter.
"Related Owners" means, in relation to each Related Vessel, the relevant owners which have acquired or will acquire (as the case may be) title to the Related Vessel pursuant to the terms of the Related MOA, as more particularly set out in Schedule 1 (Related Vessels and relevant information) hereto.
"Related Sellers" means, in relation to each Related Vessel, the relevant Related Charterers (as sellers) pursuant to the relevant Related MOA.
"Related Vessel" means each of the vessels listed in Schedule 1 (Related Vessels and relevant information) hereto.
"Related Vessel A" means the 173,400 m3 LNG carrier with the builder's hull number 2411 as more particularly described in boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of the Related Vessel A Charter.
"Related Vessel A Charter" means the Related Charter in respect of Related Vessel A.
"Related Vessel A Charterers" means the Related Charterers in respect of Related Vessel A.
"Repeating Representations" means the representations and warranties referred to in Clause 47 (Charterers' representations and warranties), except those representations and warranties in paragraphs (a)(ii)(No deductions or withholding), (a)(vi) (Validity and admissibility in evidence), (a)(vii) (No filing or stamp taxes), (a)(xx) (Disclosure of material facts) and (xxvi) (Financial covenants) of such Clause 47 (Charterers' representations and warranties).
"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
"Restricted Party" means a person or entity that is (a) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (b) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
"Sales Agency" has the meaning given to such term in paragraph (i) of Clause 51 (Termination Events).
"Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union or its Member States; (d) the United Kingdom; or (e) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"); (together, the "Sanctions Authorities").
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of

Sanctions designation made by, any of the Sanctions Authorities.
"Security Documents" means, in relation to the Vessel and together, the following:

(a)	the Account Pledge;

(b)	the Charter Guarantee;

(c)	the Charterers' Assignment;

(d)	the Membership Interests Pledge;

(e)	each Managers' Undertaking (if any);

(f)	the Pre-Delivery Assignment;

(g)	the Security Trust Deed; and

(h)
any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them.
"Security Trust Deed" means the deed executed or to be executed by the Security Trustee, the Owners, the Related Owners, the Charterers, the Related Charterers and any Pledgor.
"Security Trustee" means Hai Jiao 1605 Limited, a corporation incorporated under the laws of The Republic of the Marshall Islands, and having their registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.
"Sellers" means DSME Option Vessel No. 1 L.L.C., being a limited liability company formed under the laws of The Republic of the Marshall Islands, and having their registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (being the Charterers in their capacity as sellers).
"Settlement Date" means, following a Total Loss of the Vessel, the earliest of:

(a)	the date which falls on the earlier of:

(i)	one hundred and eighty (180) days after the date of occurrence of the Total Loss; and

(ii)	one hundred and twenty (120) months from the Actual Delivery Date, or, in each case, if such date is not a Business Day, the immediately preceding Business Day; and

(b)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss.
"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
"Sole Pledgor" means Teekay LNG Holdco L.L.C., a limited liability company formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.
"STASCO" means Shell International Trading and Shipping Company Limited, a company incorporated under the laws of England and Wales and whose registered office is at 80 Strand, London, WC2R 0ZA, United Kingdom.
"Step-In Agreement" means the step-in agreement dated 2 December 2014 and made between (a) the Charterers (as buyer), (b) the Builder (as builder), and (c) Initial Sub-Charterers (as charterer).
"Sub-Charter" means:

(a)	the Initial Sub-Charter; and

(b)
any other charterparty in respect of the Vessel entered into between the Charterers (as disponent owners) and any Sub-Charterers which may have a duration of two (2) years or more (taking into account any option to renew or extend).

"Sub-Charterers" means:

(a)	the Initial Sub-Charterers; and

(b)	such other sub-charterers proposed by the Charterers (as disponent owners) which are or will be parties to a Sub-Charter.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly.
"Technical Management Agreement" means, in relation to the Vessel:

(a)	the technical ship management agreement dated 2 December 2014 and executed between (i) STASCO (as technical and crew managers) and (ii) the Charterers (as owners); or

(b)	such other technical ship management agreement to be executed between such other Approved Technical Managers (as technical managers) and (ii) the Charterers (as disponent owners).
"Teekay Group" means Teekay Parent, TGP and each of their respective Subsidiaries from time to time (including Teekay Shipping Limited).

"Teekay Parent" means Teekay Corporation, a corporation incorporated according to the law of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.

"Termination" means the termination at any time of the chartering of the Vessel under this Charter.
"Termination Event" means each of the events specified in paragraph (a) of Clause 51 (Termination Events).
"Termination Notice" has the meaning given to such term in paragraph (k) of Clause 40 (Hire) or, as the context may require, paragraph (c) of Clause 51 (Termination Events).
"Termination Payment Date" means, as the context may require:

(a)	in respect of a termination of this Charter in accordance with paragraph (k) of Clause 40 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause;

(b)
in respect of an early termination of this Charter as a result of the Charterers' exercise of the Purchase Option in accordance with paragraph (a) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title), the Purchase Option Date;

(c)	in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to paragraph (c) of Clause 51 (Termination Events) in respect of such Default Termination; or

(d)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.
"TGP" means Teekay LNG Partners L.P., a limited partnership formed under the laws of The Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960.

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.
"Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 3 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto.
"Total Loss" means during the Charter Period:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel;

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire);

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question, and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.
"Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss in respect of a Total Loss.
"Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of paragraph (a) of Clause 56 (Total Loss).
"Transaction Documents" means, together, this Charter, the MOA, the Security Documents, the Arrangement Fee Letter, the Quiet Enjoyment Letter, and such other documents as maybe designated as such by the Owners from time to time.
"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Transaction Documents.
"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.
"Valuation Report" means, in relation to the Vessel, a valuation report of such Vessel addressed to the Owners from an Approved Broker on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.
"Vessel" means the LNG carrier with the Builder's hull number 2453 as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter.

33.	Interpretations

(a)	In this Charter, unless the context otherwise requires, any reference to:

(i)
this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;

(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(iii)	the term "Vessel" includes any part of the Vessel;

(iv)
the "Owners", the "Charterers", the "Initial Sub-Charterers", the "Related Vessel A Charterers", any "Obligor", "Project Party", "Related Owners", "Related Charterers", "Related Sellers", "Related Obligors", "Sub-Charterers" or any other person include any of their respective successors, permitted assignees and permitted transferees;

(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

(vi)
the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date;

(vii)	"hereof", "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;

(viii)
"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(ix)
"month" means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

(x)
the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(xi)
the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

(xii)
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(xiii)	a Potential Termination Event or Termination Event which is "continuing" is a reference to a Potential Termination Event or Termination Event which is not remedied or waived; and

(xiv)	words denoting the plural number include the singular and vice versa.

(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.

(c)	A time of day (unless otherwise specified) is a reference to Beijing time.

34.	Background

(a)
By a memorandum of agreement (the "MOA") of even date herewith made between the Owners (as buyers thereunder) and the Sellers (as sellers thereunder), the Owners have agreed to purchase and the Sellers have agreed to sell the Vessel subject to the terms and conditions therein.

(b)	Accordingly the parties hereby agree that this Charter is subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA.

(c)	If:

(i)	the Vessel is not delivered by the Long Stop Date (or such later date as the Owners and Sellers may agree); or

(ii)
it becomes unlawful for the Owners (as buyers) or the Charterers (as sellers) to perform or comply with any or all of their respective obligations under the MOA or any of the respective obligations of the Owners or the Charterers under the MOA is not or ceases to be legal, valid, binding and enforceable; or

(iii)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason, neither party shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 17 (Indemnity) (Part II) and Clause 60 (Further indemnities) provided that the Owners shall be entitled to retain all fees paid by the Charterers pursuant to clause 10 (Fees) of the MOA (and without prejudice to clause 10 (Fees) of the MOA, if such fees have not been paid, the Charterers shall forthwith pay such fees to the Owners) and such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners.

(d)
At the end of the Charter Period and subject to the Charterers having performed their obligations under the relevant Transaction Documents, it is intended that the Owners shall transfer title in the Vessel to the Charterers and the Charterers shall become the registered owners of the Vessel.

35.	Pre-delivery and delivery

(a)
As at the date of this Charter, the Vessel is under construction by the Builder pursuant to the terms of the Building Contract and the Owners have entered into the MOA with the Sellers. The Charterers hereby confirm that they have reviewed, received and agreed to the forms of the Building Contract and the MOA (or copies thereof).

(b)
The Owners will deliver and the Charterers will take delivery of the Vessel under this Charter immediately, which to the extent possible shall be deemed to take place simultaneously, after (A) the Builder delivers the Vessel to the Sellers under the Building Contract and (B) the Sellers deliver the Vessel to the Owners under and subject to the terms of the MOA upon the Actual Delivery Date, subject to which, the Charterers will accept the Vessel on an "as is where is" basis on delivery under this Charter.

(i)
If the Sellers are unable to reject the Vessel under the Building Contract, then (A) the Charterers shall in no circumstances be entitled to reject the Vessel under this Charter, and (B) the Owners shall in no circumstances be entitled to reject to the Vessel under the MOA.

(ii)
Subject to the foregoing, once the Builder has delivered the Vessel and the Sellers have accepted the Vessel under the Building Contract and the Owners (as buyers under the MOA) have accepted the Vessel under the MOA, the Charterers will be deemed to have accepted the Vessel under this Charter with any faults, deficiencies and errors of description.

(iii)
The Charterers hereby agree that the acceptance by the Sellers of the Vessel under the Building Contract and by the Owners of the Vessel under the MOA shall subject as aforesaid constitute delivery of the Vessel to the Charterers under this Charter but the Owners and the Charterers nevertheless agree to enter into and execute a protocol of delivery and acceptance in respect of this Charter on the Actual Delivery Date.

(c)	The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions:

(i)	no Termination Event or Potential Termination Event having occurred which is continuing on or prior to the date of this Charter or the Actual Delivery Date;

(ii)	the Repeating Representations being true and correct on the date of this Charter and the Actual Delivery Date;

(iii)	the Actual Delivery Date falls on or before the Long Stop Date (or such later date as may be agreed between the Owners (as buyers under the MOA) and the Sellers);

(iv)
the Owners shall have received the documents and evidence referred to in Clause 36 (Conditions precedent), in each case in all respects in form and substance satisfactory to it on or before the Actual Delivery Date; and

(v)	delivery of the Vessel to the Sellers by the Builder under the Building Contract and delivery of the Vessel from the Sellers to the Owners under and subject to the terms of the MOA.

(d)
Provided that the conditions referred to in paragraph (c) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that:

(i)	the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered in the name of the Owners;

(ii)
the Charterers shall take delivery of the Vessel from the Owners under this Charter (such delivery to be conclusively evidenced by a duly executed PDA) simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA;

(iii)	the Charterers will accept the Vessel:

(A)	on an "as is where is" basis in exactly the same form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA; and

(B)	in such form and state with any faults, deficiencies and errors of description;

(iv)	the acceptance of delivery of the Vessel by the Charterers from the Owners pursuant to this Charter shall take place simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA; and

(v)
the acceptance by the Charterers (as buyer) of the Vessel under the Building Contract and by the Owners (as buyers) under the MOA shall constitute delivery of the Vessel to the Charterers under this Charter, and the Charterers shall have no right to refuse acceptance of delivery of the Vessel into this Charter and, notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on delivery of the Vessel under this Charter.

(e)
The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel).

(f)
In particular, and without prejudice to the generality of paragraph (e) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether on board the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (f), "delay" shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever).

(g)
The Owners hereby appoint the Charterers, who hereby accept such appointment, to deal directly, at the Charterers' cost, with the Builder in relation to the guarantee described in article IX.1. (Guarantee) of the Building Contract in accordance with the applicable provisions of article IX (WARRANTY OF QUALITY) of the Building Contract.

(h)
The Charterers shall keep the Owners informed about any works required or carried out during any of the period referred to in sub-paragraph (g) above, and send copies of all material correspondence between the Charterers and the Builder in this regard or where such issues relate to works in excess of five hundred thousand US Dollars (US$500,000) to the Owners.

36.	Conditions precedent
Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners (acting reasonably)) on or before the Actual Delivery Date:

(a)	an original of each of the following:

(i)	the duly executed Charter;

(ii)
the duly executed Security Documents (other than any Managers' Undertaking which, if applicable, shall be provided to the Owners within thirty (30) days from the Actual Delivery Date), the Quiet Enjoyment Letter and, if applicable, any Finance Party Quiet Enjoyment Letter, together with all documents required by any of them; and

(b)
certified true copies of the constitutional documents (or equivalent documents) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of their jurisdiction of incorporation to establish their incorporation;

(c)
certified true copies of written resolutions or (as the case may be), resolutions passed at separate meetings, in each case, of the board of directors and (if required by any legal advisors to the Owners) shareholders of each Obligor (or its sole member or general partners), evidencing their respective approvals of the Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners;

(d)	if applicable, the original power of attorney of each Obligor under which any documents (including the Transaction Documents) are to be executed or transactions undertaken by that party;

(e)	a list specifying the directors and officers of each Obligor;

(f)
if applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each Obligor of its obligations under the Transaction Documents to which it is a party, and the execution, validity and enforceability of such Transaction Documents;

(g)	a copy of the following:

(i)	the duly executed MOA;

(ii)	the duly executed Commercial Management Agreement and Technical Management Agreement;

(iii)	the duly executed Project Documents (other than the Transaction Documents);

(iv)	the Vessel's declaration of warranty evidencing that the Vessel is free from any registered Encumbrance other than by the Owners;

(v)	the Vessel's current Safety Management Certificate;

(vi)	the current Document of Compliance of each of the Approved Technical Managers;

(vii)	the Vessel's current ISSC;

(viii)	the Vessel's current IAPPC; and

(ix)
the Vessel's classification certificate evidencing that it is free of all overdue recommendations and requirements from the Classification Society (or evidence that such certificate will be provided on or before the Actual Delivery Date), in each case (A) together with all addenda, amendments or supplements, and (B) in respect of any of the Safety Management Certificate, ISSC, IAAPC and classification certificate, such document may be issued in provisional form (where applicable);

(h)	evidence that:

(i)
all the conditions precedents under clause 8 (Conditions precedent and subsequent) (other than clause 8.5 (Conditions subsequent)) of the MOA have been satisfied by the Sellers or, in the Owners' opinion, will be satisfied by the Sellers on the Actual Delivery Date; and

(ii)
the Vessel is insured in the manner required by the Transaction Documents, together with the written approval of the Insurances (in the form of an insurance opinion) by an insurance adviser appointed by the Owners;

(i)
evidence that the fees, costs and expenses then due from the Charterers pursuant to Clauses 57 (Fees and expenses) and 60 (Further indemnities) have been or will be paid on or by the Actual Delivery Date;

(j)
a legal opinion issued by legal advisers to the Owners in the following jurisdictions, each in form and substance satisfactory to and agreed by the Owners prior to the Actual Delivery Date (or confirmation satisfactory to the Owners that such an opinion will be given):

(i)	England and Wales;

(ii)	Singapore;

(iii)	New York; and

(iv)	The Republic of the Marshall Islands;

(k)
such other Authorisation or other document, opinion or assurance which the Owners reasonably consider to be necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Owners);

(l)
evidence that any process agent referred to in paragraph (d) of Clause 76 (Law and jurisdiction) and any process agent appointed under any Security Document executed pursuant to paragraph (a) above has accepted its appointment;

(m)
such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Transaction Documents; and

(n)
evidence (in the form of a commercial invoice to be issued by the Builder) that an amount equal to the difference between the Contractual Purchase Price and the Actual Owners' Costs has been or will be paid by the Sellers to the Builder.

If the Owners in their sole discretion agree to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required by this Clause 36 have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than seven (7) Business Days after the Actual Delivery Date or such other later date as specified by the Owners, acting in their sole discretion. The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidence required by this Clause 36.

37.	Bunkers and luboils

(a)
At delivery the Charterers shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel without cost since these have remained the property of the Charterers (as sellers) under the MOA.

(b)
To the extent that Clause 42 (Redelivery) applies, at redelivery the Owners shall take over and pay for all bunkers, unused lubricating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the said Vessel at cost.

38.	Further maintenance and operation

(a)	The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include:

(i)	the maintenance and operation of the Vessel by the Charterers in accordance with:

(A)	the relevant regulations, requirements and recommendations of the Classification Society;

(B)	the relevant regulations, requirements and recommendations of the country and flag of the Vessel's registry;

(C)	any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL);

(D)	all other applicable regulations, requirements and recommendations; and

(E)	the operations and maintenance manuals of the Charterers or of the relevant Sub-Charterers;

(ii)	the maintenance and operation of the Vessel by the Charterers taking into account:

(A)	engine manufacturers' recommended maintenance and service schedules;

(B)	builder's operations and maintenance manuals; and

(iii)	recommended maintenance and service schedules of all installed equipment and pipework.

(b)	In addition to the above, the Charterers covenant with the Owners to arrange online access to class records for the Owners as available to the Charterers.

(c)	Any equipment that is found not to be required on board as a result of regulation or operational experience is either to be removed at the Charterers expense or to be maintained in operable condition.

(d)	The title to any equipment (or part thereof):

(i)
placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners (unless hired from a third party) immediately upon such placement, and such equipment may only be removed: (A) with the Owners' prior written consent, (B) at the Charterers' own expense, and (C) without damage to the Vessel; and

(ii)	replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners.

(e)	Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with reasonable care as if the Charterers were the owner of the same.

39.	Structural changes and alterations

(a)
Unless required by the Classification Society, compulsory legislation or pursuant to the terms of any Sub-Charter, the Charterers may make structural changes in the Vessel or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' consent if the following conditions are satisfied:

(i)	any such changes do not have a material adverse effect on the Vessel's certification or the Vessel's fitness for purpose;

(ii)	none of such changes will materially diminish the value of the Vessel and/or have a material adverse effect on the safety, performance, value or marketability of the Vessel;

(iii)	the Charterers shall bear all time, costs and expenses in relation to any such changes; and

(iv)	the Charterers shall furnish the Owners with:

(A)	copies of all plans in relation to such changes;

(B)
if applicable, confirmation from the Classification Society that such changes will not adversely affect the class of the Vessel, provided always that such Classification Society agrees to issue such confirmation; and

(C)
two (2) Valuation Reports (at the Charterers' cost) on the Market Value of the Vessel after the implementation of such changes if, in the opinion of the Owners (acting reasonably), such changes are of a material nature that may affect the Vessel's Market Value.

(b)
Upon the occurrence of any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel, the Charterers shall at their expense restore the Vessel to its former condition unless the changes made are carried out:

(i)	to improve the performance, operation or marketability of the Vessel; or

(ii)	as a result of a regulatory compliance.

(c)
Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or, to the extent that Clause 42 (Redelivery) applies, at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment.

40.	Hire

(a)	In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners on each and every Hire Payment Date throughout the Charter Period, the Hire due and payable as of each such Hire Payment Date in accordance with the terms of this Charter, save that the Hire for the first Hire Period shall either be:

(i)	paid by the Charterers no later than five (5) Business Days prior to the Actual Delivery Date; or

(ii)
if not paid by the Charterers in accordance with sub-paragraph (a)(i) above, then set-off, on the Actual Delivery Date, against the amount of the Actual Owners' Costs due from the Owners (as buyers) to the Charterers (as sellers) pursuant to and in accordance with clause 3.3 (Hire and partial set-off of Reimbursement Instalment) of the MOA.

(b)
Save for the Hire for the first Hire Period (which shall either be paid or set-off (as applicable) on the applicable date in accordance with paragraph (a) above), all payments of Hire shall be paid in advance on each Hire Payment Date (Beijing time) (in respect of which time is of the essence).

(c)	Any payment provided herein due on any day which is not a Business Day shall be payable on the immediately following Business Day.

(d)
All payments under this Charter shall be made to the following account (or such other account as the Owners may after the date of this Agreement from time to time upon reasonable notice notify the Charterers) for credit to the account of the Owners:

Beneficiary: Hai Jiao 1606 Limited
Account Number: 0103020002000444208
Beneficiary Bank Name: Industrial and Commercial Bank of China Limited, Singapore Branch
Beneficiary Bank SWIFT: ICBKSGSG
Intermediary Bank: JPMorgan Chase Bank, NY
Intermediary Bank Swift: CHASUS33

(e)
Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers' obligation to pay Hire in accordance with this Clause 40 shall be absolute irrespective of any contingency whatsoever including but not limited to:

(i)
any set-off (save as permitted under paragraph (a) above), counterclaim, recoupment, defence or other right which the Charterers may have against the Owners, the Finance Parties or any other third party;

(ii)
any unavailability of the Vessel, for any reason, including but not limited to seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

(iii)
any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter;

(iv)
any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners or the Charterers or any change in the constitution of the Owners or the Charterers;

(v)	any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter;

(vi)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder,

it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers.

(f)
All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without deduction for or on account of, any Taxes (other than a FATCA Deduction).

(g)
In the event that the Charterers are required by any law or regulation to make any deduction or withholding (other than a FATCA Deduction) on account of any taxes which arise as a consequence of any payment due under this Charter, then:

(i)	the Charterers shall notify the Owners promptly after they become aware of such requirement;

(ii)
the Charterers shall remit the amount of such taxes to the appropriate taxation authority within three (3) Business Days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and

(iii)
such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes.

(h)
The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.

(i)
Subject to sub-paragraph (a)(i) of Clause 51 (Termination Events), if the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on a daily basis on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is five per cent. (5.00%) per annum over the amount of such Unpaid Sum for the period of such non-payment. Any interest accruing under this paragraph (i) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Owners but will remain immediately due and payable.

(j)
In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.

(k)
In the event that it becomes unlawful or it is prohibited for either the Owners or the Charterers to charter the Vessel pursuant to this Charter, then the Owners and Charterers, if such new or changed law or regulation or such interpretation or application permit, shall notify the other party of the relevant event and negotiate in good faith for a period of thirty (30) days (or such longer period as may be agreed by the Owners (acting reasonably)) from the date of the receipt of the relevant notice by the other party to agree an alternative. If such agreement is not reached within such thirty (30)-day or longer period, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice specifying a Termination Payment Date that falls, to the extent permitted by law, no earlier than thirty (30) days after the date of such Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Early Termination Amount in accordance with paragraph (d) of Clause 51 (Termination Events) and/or such other terms and conditions as may be specified in such Termination Notice.

(l)
Subject to paragraph (n) below, the Charterers shall, within three (3) Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter, or (ii) compliance with any law or regulation made after the date of this Charter, or (iii) the implementation or application of or compliance with Basel III, CRR or CRD-IV or any other law or regulation which implements Basel III, CRR or CRD-IV (whether such implementation, application or compliance is by a government, regulator or the Owners) made after the date of this Charter.

In this Clause:

(i)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated.

(iii)
"CRR" means Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated.

(iv)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Hire or on the Owners' overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Transaction Document, which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document.

(m)
The Owners shall notify the Charterers of any claim arising from paragraph (l) above (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs.

(n)	Paragraph (l) above does not apply to the extent any Increased Costs is:

(i)	compensated for by a payment made under sub-paragraph (g)(iii) above; or

(ii)	attributable to a FATCA Deduction required to be made by either Party, an Obligor or a Finance Party (if applicable); or

(iii)	attributable to the wilful breach by the Owners of any law or regulation; or

(iv)
attributable to the implementation or application of, or compliance with, the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Charter (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Owners).

(o)	The Charterers shall, within three (3) Business Days of demand by the Owners, pay to the Owners their Break Costs.

41.	Insurance

(a)
During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war (including, if applicable, "War Risks" as defined in paragraph (a) of Clause 26 (War)) and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel):

(i)	in US Dollars; and

(ii)	in such market and on such terms as are customary for owners of similar tonnage.

(b)
Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the mortgagee of the Vessel or such other relevant Finance Party, and the Charterers shall be at liberty to protect under such insurances the interests of any Approved Commercial Managers or Approved Technical Managers.

(c)
Insurance policies shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case if applicable)) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for, provided that the aforementioned consent from the Owners will not be required for emergency repairs that are required to be carried out to enable the Charterers to continue to utilise the Vessel in accordance with this Charter.

(d)
The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

(e)	The Charterers shall arrange that, at any time during the Agreement Term, the hull and machinery and war risks insurance shall be in an amount not less than the greater of:

(i)	an amount which equals one hundred and ten per cent. (110%) of the then current Early Termination Amount (as if there were an early termination of this Charter at that time); and

(ii)	the current Market Value of the Vessel.

(f)
The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an amount not less than one thousand million US Dollars (US$1,000,000,000). All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties as notice of cancellation and exclusion from liability for premiums or calls.

(g)	The Charterers:

(i)	undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as are customary for owners of similar tonnage;

(ii)
shall not alter the terms of any of the Insurances nor allow any person to be co-assured (other than any Approved Commercial Managers or Approved Technical Managers which are Teekay Shipping Limited, TGP or another member of the Teekay Group who has provided a co-assured undertaking in form and substance satisfactory to the Owners) under any of the Insurances without the prior written consent of the Owners (unless such co-assured person (other than any Approved Commercial Managers or Approved Technical Managers which are Teekay Shipping Limited, TGP or another member of the Teekay Group) has provided a co-assured undertaking in form and substance satisfactory to the Owners) and, if applicable, the Finance Parties, and will supply the Owners and, if applicable, the Finance Parties from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion reasonably require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and

(iii)
shall reimburse the Owners and/or (if applicable) any Finance Party on demand for all reasonable costs and expenses incurred by the Owners and/or such Finance Party in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners and/or such Finance Party, where such report was obtained (A) on or around the Actual Delivery Date, and (B) where the Owners reasonably determine that there have been material changes in the requirement to insure the Vessel.

(h)
The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time upon the Owners' request, the Charterers shall provide the Owners and/or such Finance Party with (i) copies of all invoices issued by the brokers, underwriters or associations in respect of such premiums calls, contributions and other sums, and (ii) evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given.

(i)
The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners and, if applicable, the Finance Parties, and the Charterers will promptly notify the Owners and, if applicable, the Finance Parties of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

(j)
The Charterers will, no later than seven (7) days (or, in the case of protection and indemnity risks, no later than one (1) day) before the expiry of any of the Insurances renew them and shall as soon as reasonably thereafter (but in any event within fifteen (15) days after the relevant renewals) give the Owners and, if applicable, the Finance

Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require.

(k)
The Charterers shall deliver to the Owners (upon the Owners' request) and, if applicable, the Finance Parties (upon their request) copies (and, if required by the Owners, the originals) of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking (in such form as are customary for the market) shall be issued to the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers' brokers as agents for the Charterers.

(l)
The Charterers shall promptly provide the Owners with full information regarding any casualty or other accident or damage to the Vessel, including, without limitation, any communication with all parties involved in case of a claim under any of the Insurances, unless the Charterers reasonably expect the cost of the claim no to exceed the Major Casualty Amount.

(m)
The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit.

(n)
Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 56 (Total Loss).

(o)

(i)
The Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of the Early Termination Amount owed by the Charterers pursuant to paragraph (d) of Clause 51 (Termination Events) or, at the option of the Owners, to the discharge of the liability in respect of which they were paid.

(ii)
Without prejudice to the forgoing and subject to the terms of the Finance Documents (if any), all other claims in relation to the Insurances (other than in respect of a Total Loss), shall, unless and until the occurrence of a Termination Event which is continuing, in which event all claims under the relevant policy shall be payable directly to the Owners, be payable as follows:

(A)
a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Major Casualty Amount, prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Owners and paid all of the salvage or other charges;

(B)
a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Major Casualty Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy shall be payable directly to the Owners unless the Owners have, by prior written consent, agreed for such claim to be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected.

(p)
The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owners and, if applicable, the Finance Parties.

(q)
If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time on demand for all such premiums, calls or contributions paid by the Owners, together with interest calculated in accordance with paragraph (i) of Clause 40 (Hire) from the date of payment by the Owners until the date of reimbursement.

(r)
The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall:

(i)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market; and

(ii)	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover; and

(iii)	submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade; and

(iv)	implement any recommendations contained in the reports issued following the surveys referred to in sub-paragraph (r)(iii) above within the relevant time limits; and

(v)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(A)
obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Owners with evidence of the same; and

(B)	procure that the protection and indemnity insurances do not contain a

US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and

(C)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

(s)
The Owners shall be at liberty to, in relation to the Vessel, take out an Innocent Owners' Interest Insurance on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such Innocent Owners' Interest Insurance, but only to the extent corresponding to an Owners' Interest Insurance for an amount not exceeding one hundred and ten per cent. (110%) of the then current Early Termination Amount.

(t)
Any Finance Party shall be at liberty to take out a Mortgagees' Interest Insurance in relation to the Vessel on such terms and conditions as that Finance Party may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with such Mortgagees' Interest Insurance, but only to the extent corresponding to a Mortgagee's Interest Insurance for an amount not exceeding one hundred and ten per cent. (110%) of the amount then outstanding under any loan made available by the Finance Parties pursuant to any Finance Documents.

(u)
The Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover, but only to the extent corresponding to such cover for an amount not exceeding one hundred and ten per cent (110%) of the then current Early Termination Amount.

42.	Redelivery
Upon the occurrence of any Termination Event, if the Owners decide to retake possession of the Vessel pursuant to paragraph (g) of Clause 51 (Termination Events), then the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port (at the Charterers' option and which is acceptable to the Owners) where the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 15 (Redelivery), 43 (Redelivery conditions) and 45 (Diver's inspection at redelivery), provided however that upon the Charterers' payment of the Early Termination Amount and any other amounts due under this Charter, the Charterers shall no longer be obliged to comply with the requirements under Clauses 15 (Redelivery), 43 (Redelivery conditions) or 45 (Diver's inspection at redelivery).

43.	Redelivery conditions

(a)	In addition to what has been agreed in Clauses 15 (Redelivery) (Part II) and 42 (Redelivery), the condition of the Vessel shall at redelivery be as follows:

(i)	the Vessel shall be free of any overdue class and statutory recommendations affecting its trading certificates;

(ii)
the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 9 (Inventories, Oil and Stores) (Part II) and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, spare parts on board shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners;

(iii)
the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least three (3) months beyond the redelivery date;

(iv)
all of the Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted;

(v)	the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date;

(vi)
the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odours; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter;

(vii)	the Vessel shall be free and clear of all liens (other than any Permitted Encumbrance);

(viii)
the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance programme;

(ix)
at the costs and expenses of the Charterers, a final joint report from the surveyors appointed by the Owners and the Charterers respectively shall be carried out as to the condition of the Vessel and a list of agreed deficiencies if any shall be drawn up;

(x)	the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application;

(xi)	the funnel markings and name (unless being maintained by the Owner following redelivery) shall be painted out by the Charterers; and

(xii)	recently taken lube oil samples for all major machinery shall be made available within one (1) week of redelivery and results forwarded to Owners' technical management for review.

(b)	At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books):

(i)	all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and

(ii)
available deadweight to be within one per cent. (1.00%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work is to be undertaken)).

(c)	The Owners and Charterers shall each appoint (at the Charterers' cost and expense) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery.

(d)	If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 43, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors.

(e)	The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery.

(f)	The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 43.

44.	Owners' mortgage

(a)	On the basis that the Owners will procure the issuance of the relevant Finance Party Quiet Enjoyment Letter, the Charterers:

(i)
acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Actual Owners' Cost, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents;

(ii)
irrevocably consent to any assignment in favour of the Finance Parties pursuant to the relevant Finance Documents of the Owners' rights in and to any assignment by the Charterers of its rights, interests and benefits in and to the Building Contract, Refund Guarantee, Insurances, Earnings, Requisition Compensation, and any Sub-Charter and the Step-In Agreement; and

(iii)
without limiting the generality of paragraph (q) (Further assurance) of Clause 48 (Charterers' undertakings), undertake to execute, provide or procure the execution or provision (as the case may be) of such further information or document as in the reasonable opinion of the Owners and/or the Finance Parties are necessary to effect the assignment referred to in sub-paragraph (ii) above.

(b)
Without prejudice to the foregoing, the Owners' may assign, transfer or novate their rights under this Charter without the prior written consent of the Charterers if (x) the proposed assignee, transferee or novatee is an Affiliate of the Owners, or (y) (in the case of an assignment by way of security only) the proposed assignee is a Finance Party, in all cases subject to the following conditions:

(i)	the Owner having procured the relevant Finance Party Quiet Enjoyment Letter;

(ii)	the proposed assignee, transferee or novatee is not a recognised competitor of any member of the Teekay Group; and

(iii)	the Charterers will not be left in a financially worse position after any proposed assignment, transfer or novation, provided however that all the conditions referred to in the preceding provisions of this paragraph (b) (other than the Finance Party Quiet Enjoyment Letter referred to in sub-paragraph (b)(i) above) shall not apply to any assignment, transfer or novation which occurs or is intended to occur after a Termination Event has occurred and is continuing.

(c)
Notwithstanding the foregoing, the Owners shall ensure that, at any time during the Charter Period, any Debt will be equal to or less than ninety five per cent. (95%) of the Early Termination Amount as ascertained at the relevant time (as if there were an early termination of this Charter at such time).

(d)
For the purpose of this Clause 44, "Debt" means, in relation to the Owners and the Vessel, the amount of Financial Indebtedness that the Owners may incur and be owed to the Finance Parties arising out of or in connection with the Finance Documents and such amount of Debt shall, for the avoidance of doubt, exclude any fees, costs, disbursements or default interests which may arise in connection with the underlying committed funding arrangements.

45.	Diver's inspection at redelivery

(a)
For the avoidance of doubt, the requirements of this Clause 45 will not apply if (i) after the occurrence of a Termination Event, the Charterers have paid the Early Termination Amount and any other amounts due under this Charter, or (ii) the Charterers have paid the Purchase Obligation Price and the Vessel has been redelivered to the Charterer pursuant to Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title).

(b)	Unless the Vessel is returned in dry-dock, a diver's inspection is required to be performed at the time of redelivery.

(c)
The Charterers shall, at the written request of the Owners, arrange at the Charterers' time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery.

(d)	A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.

(e)
If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked and repairs carried out to the satisfaction of the Classification Society.

(f)
If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Owners' time but at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed.

(g)	Without limiting the generality of sub-paragraph (a)(iii) of Clause 57 (Fees and expenses), all costs relating to any diver's inspection shall be borne by the Charterers.

46.	Owners' representations, warranties and undertaking

(a)
Owners' representations and warranties The Owners represent and warrant to the Charterers on the date of this Charter, and (by reference to the facts and circumstances then pertaining) on the Actual Delivery Date and on each Hire Payment Date, that:

(i)
they are a corporation duly incorporated under the laws of its jurisdiction of incorporation with power to enter into the Transaction Documents and to exercise their rights and perform their obligations under the Transaction Documents and all corporate and other action required to authorise their execution of the Transaction Documents and their performance of their obligations thereunder has been duly taken; and

(ii)
the obligations expressed to be assumed by the Owners in the Transaction Documents are legal and valid obligations, binding on them in accordance with the terms of the Transaction Documents and no limit on their powers will be exceeded as a result of the transactions contemplated by the Transaction Documents or the performance of their obligations thereunder.

(b)	Owners' undertakings and covenants The Owners undertake and covenant as follows for the duration of the Charter Period:

(i)	they will not create or permit to exist any Owners' Encumbrance on the Vessel, save as permitted subject to and in accordance with sub-paragraph (ii) below or Clause 44 (Owners' mortgage);

(ii)
on the basis that the Owners will procure the issuance of the relevant Finance Party Quiet Enjoyment Letter, the Owners will be permitted to grant, execute or create the relevant Owners' Encumbrances in favour of the Finance Parties for the purpose of securing the relevant funding arrangements for the financing (or refinancing, as the case may be) of part of the Actual Owners' Cost;

(iii)	they shall not otherwise sell, transfer or dispose of the Vessel or any interest therein except:

(A)	pursuant to their powers of enforcement following the occurrence and during the continuance of a Termination Event in accordance with the terms of this Charter; or

(B)	as a result of the Finance Parties exercising their powers of enforcement in accordance with the terms of the Finance Documents; and

(iv)
they and their officers, directors, employees, consultants, agents and/or intermediaries, or any person acting on their behalf, have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this

Charter. The Owners shall indemnify the Charterers for any loss or damages arising from a breach of this paragraph (b).

(c)	Representations limited: the representation and warranties of the Owners in paragraph (a) above are subject to:

(i)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(ii)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(iii)	the time barring of claims under any applicable limitation acts;

(iv)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(v)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents.

47.	Charterers' representations and warranties

(a)
The Charterers represent and warrant to the Owners on (A) the date of this Charter and (by reference to the facts and circumstances then pertaining) on (B) the Actual Delivery Date and (C) each Hire Payment Date as follows (except that (1) the representation and warranty contained in paragraph (vii) (No filing or stamp taxes) below shall only be made on the date of this Charter and on the Actual Delivery Date, and (2) the representations and warranties in paragraphs (ii) (No deductions or withholding), (vi) (Validity and admissibility in evidence), (xx) (Disclosure of material facts) and (xxvi) (Financial covenants) below shall only be made on the date of this Charter):

(i)
Status and due authorisation: each Obligor is a corporation, limited partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Transaction Documents and to exercise its rights and perform its obligations under the Transaction Documents and all corporate and other action required to authorise its execution of the Transaction Documents and its performance of its obligations thereunder has been duly taken;

(ii)
No deductions or withholding: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents (other than a FATCA Deduction);

(iii)
Claims pari passu: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, the payment obligations of each Obligor under each Transaction Document to which it is a party, rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application;

(iv)
No immunity: in any proceedings taken in any of the Obligors' respective jurisdictions of incorporation or formation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(v)
Governing law and judgments: in any proceedings taken in any of the Obligors' jurisdiction of incorporation or formation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced;

(vi)	Validity and admissibility in evidence: as at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents, (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding, and (C) to make the Transaction Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed;

(vii)
No filing or stamp taxes: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document;

(viii)
Binding obligations: the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Transaction Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of them of any of their obligations thereunder;

(ix)
No misleading information: to the best of their knowledge, any factual information provided by any Obligor to the Owners in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect;

(x)
No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Charterers' knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect;

(xi)	Solvency:

(A)
none of the Obligors nor the Charter Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts;

(B)
none of the Obligors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(C)
the value of the assets of each Obligor and the Charter Guarantor Group taken as a whole is not less than the liabilities of such entity or the Charter Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities); and

(D)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Obligor.

(xii)	No material defaults:

(A)
without prejudice to paragraph (B) below, none of the Obligors is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect; and

(B)	no Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from each Obligor's entry into and performance of each Transaction Document to which such Obligor is a party;

(xiii)
No material proceedings: no action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect has been started or is reasonably likely to be started;

(xiv)
Accounts: all financial statements relating to the Charterers or the Charter Guarantor required to be delivered under paragraphs (a) (Financial statements) and (c) (Interim financial statements) of Clause 48 (Charterers' undertakings) were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of semi-annual and quarterly financial statements) the financial condition of the Charterers or the Charter Guarantor (as the case may be) and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended;

(xv)
No obligation to create Encumbrance: the execution of the Transaction Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents;

(xvi)
No breach: the execution of the Transaction Documents by each of the Obligors and their exercise of their rights and performance of their obligations under any of the Transaction Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party;

(xvii)
Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents;

(xviii)
Necessary Authorisations: the Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

(xix)
No money laundering: the performance of the obligations of the Obligors under the Transaction Documents, will be for the account of members of the Charter Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council of the European Communities;

(xx)
Disclosure of material facts: the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents;

(xxi)	No breach of laws:

(A)	none of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect; and

(B)
no labour disputes are current or (to the best of the Charterers' knowledge and belief) threatened against any member of the Charter Guarantor Group which have or are reasonably likely to have a Material Adverse Effect;

(xxii)	Environmental Law:

(A)	each member of the Charter Guarantor Group is in compliance with paragraph (j) (Environmental compliance) of Clause 48 (Charterers' undertakings) and (to the best of the Charterers' knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect; and

(B)
no Environmental Claim has been commenced or (to the best of the Charterers' knowledge and belief) is threatened against any member of the Charter Guarantor Group where that claim has or is reasonably likely, if determined against that member of the Charter Guarantor Group, to have a Material Adverse Effect.

(xxiii)	Taxation:

(A)
no Obligor (save for the Charter Guarantor) is materially overdue in the filing of any Tax returns and no Obligor (save for the Charter Guarantor) is overdue in the payment of any amount in respect of Tax of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds; and

(B)
no claims or investigations are being made or conducted against any Obligor (save for the Charter Guarantor) with respect to Taxes such that a liability of, or claim against, such Obligor of five million US Dollars (US$5,000,000) (or its equivalent in any other currency) or more is reasonably likely to arise;

(xxiv)
No Restricted Party: no Obligor is a Restricted Party nor has any Obligor or any of their respective directors, officers or employees or any person acting on their behalf received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by a Sanctions Authority;

(xxv)	No Material Adverse Effect: no event or circumstance which has occurred and which has or is reasonably likely to have a Material Adverse Effect;

(xxvi)
Financial covenants: the financial covenants and other requirements under Clause 50 (Financial covenants) are no less favourable than those given by the Charter Guarantor to any of its other creditors; and

(xxvii)
Copies of Project Documents: the copies of the Project Documents provided by the Charterers to the Owners in accordance with Clause 36 (Conditions precedent) are true and accurate copies of the originals and represent the full agreement between the parties to those Project Documents in relation to the subject matter of those Project Documents and there are no commissions, rebates (other than any late fee, commitment fee and arrangement fee which the Charterers (as sellers) are obliged to pay to the Owners (as buyers) under the MOA), premiums or other payments due or to become due in connection with the subject matter of those Project Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Owners.

(b)	Representations limited: the representation and warranties of the Charterers in this Clause 47 are subject to:

(i)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(ii)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(iii)	the time barring of claims under any applicable limitation acts;

(iv)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(v)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents.

48.	Charterers' undertakings
The undertaking and covenants in this Clause 48 remain in force for the duration of the Agreement Term.

(a)	Financial statements: The Charterers shall supply to the Owners:

(i)
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Charterers' Financial Years, the Charterers' audited financial statements for that Financial Year;

(ii)
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Charter Guarantor's Financial Years, the Charter Guarantor's audited financial statements for that Financial Year.

(b)
Requirements as to financial statements: Each set of financial statements delivered to the Owners under paragraph (a) (Financial statements) above in relation to the Charterers and the Charter Guarantor (each a "Notifying Party"):

(i)	shall be certified by an authorised signatory of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(ii)	shall be prepared in accordance with GAAP.

(c)	Interim financial statements The Charterers shall supply to the Owners:

(i)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the Charterers' Financial Half-Year:

(A)	the unaudited financial statements of the Charterers for that Financial Half-Year; and

(B)	the unaudited consolidated financial statements of the Charter Guarantor for that Financial Half-Year; and

(ii)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each relevant Financial Quarter:

(A)	the unaudited financial statements of the Charterers for that Financial Quarter; and

(B)	the unaudited consolidated financial statements of the Charter Guarantor for that Financial Quarter.

(d)	Compliance Certificate

(i)	The Charterers shall supply to the Owners a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 50 (Financial covenants), with:

(A)	each of the Charter Guarantor's annual consolidated audited financial statements in respect of the relevant Financial Year delivered pursuant to paragraph (a)(ii) (Financial statements) above; and

(B)	each of the half-yearly unaudited financial statements in relation to the first Financial Half-Year of that calendar year and delivered pursuant to paragraph (c) (Interim financial statements) above.

(ii)	Each Compliance Certificate shall be signed by an authorised signatory of the Charter Guarantor.

(e)	Information: miscellaneous The Charterers shall supply to the Owners:

(i)
promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(ii)	promptly, such further information regarding the financial condition, business and operations of any Obligor as the Owners may reasonably request.

(f)	Maintenance of legal validity The Charterers shall comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of their jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in their jurisdiction of incorporation or formation and all other applicable jurisdictions.

(g)
Notification of Termination Event The Charterers shall promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Owners, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Termination Event is continuing or if a Termination Event is continuing specifying the steps, if any, being taken to remedy it.

(h)
Claims pari passu The Charterers shall ensure that at all times the claims of a Creditor Party against them under the Transaction Documents rank at least pari passu with the claims of all their other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

(i)
Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Charterers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Owners of all Necessary Authorisations.

(j)
Compliance with applicable laws The Charterers shall comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Restricted Parties to which paragraph (k) (No dealings with Restricted Parties) below applies, and anti-corruption and anti-bribery laws to which paragraph (l) (Anti-corruption and anti-bribery laws) below applies) if a failure to do the same may have a Material Adverse Effect.

(k)
No dealings with Restricted Parties The Charterers shall not, and shall not permit or authorise any other person to, directly utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to fund any trade, business or other activities:

(i)	involving or for the benefit of any Restricted Party; and

(ii)
in any other manner that would reasonably be expected to result in any Obligor, the Owners, any Approved Commercial Managers, any Approved Technical Managers or any Finance Party (if applicable) being in breach of any Sanctions or become a Restricted Party.

(l)
Anti-corruption and anti-bribery laws The Charterers warrant, represent and agree that they and their Affiliates and their respective officers, directors, employees, consultants, agents and/or intermediaries have complied with, and shall comply with, all applicable Business Ethics Laws in connection with this Charter. The Charterers shall indemnify the Owners for any loss or damages arising from a breach of this paragraph (l). For the purpose of this Clause only, an "Affiliate" means any member of the Charter Guarantor Group.

(m)	Environmental compliance The Charterers shall, and shall procure that each of the Obligors will:

(i)	comply with any Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,
where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(n)	Environmental Claims The Charterers shall promptly upon becoming aware of the same, inform the Owners in writing of:

(i)	any Environmental Claim against any member of the Charter Guarantor Group which is current, pending or threatened; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Charter Guarantor Group, where the claim, if determined against that member of the Charter Guarantor Group, has or is reasonably likely to have a Material Adverse Effect.

(o)	Taxation The Charterers shall pay and discharge any Tax imposed upon them or their assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for such Tax and the costs required to contest them have been disclosed in their latest financial statements; and

(iii)	such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect.

(p)
Loans or other financial commitments The Charterers shall not make any loan or enter into any guarantee and indemnity, voluntarily assume any actual or contingent liability, or otherwise provide any other form of financial support in respect of any obligation of any other person except pursuant to the Transaction Documents and loans made in the ordinary course of business.

(q)
Further assurance The Charterers shall at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owners' rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

(r)
Inspection of records The Charterers will permit the inspection of their financial records and accounts on reasonable notice from time to time before 5:00 pm in the place of business by the Owners or their nominee.

(s)
Insurance The Charterers shall procure that all of the assets, operation and liability of the Charterers are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of this Charter.

(t)	Change of Control and other merger and demerger

(i)	The Charterers shall ensure that, unless with the Owners' prior written consent (such consent not to be unreasonably withheld or delayed), no Change of Control shall occur.

(ii)
Without limiting sub-paragraph (i) above, the Charterers shall not enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owners (such consent not to be unreasonably withheld).

(u)
Transfer of assets The Charterers shall not, and shall procure that no other Obligor (other than the Charter Guarantor and the Sole Pledgor) will, sell or transfer any of its material assets other than:

(i)	on arm's length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(ii)	on arm's length terms to its Affiliates, which are and remain members of the the Charter Guarantor Group.

(v)	Change of business The Charterers shall not without the prior written consent of the Owners, make any substantial change to the general nature of their shipping business from that carried on at the date of this Charter.

(w)
Acquisitions The Charterers shall not make any acquisitions or investments without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) save for the acquisition of the Vessel under the Building Contract.

(x)	"Know your customer" checks If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter;

(ii)	any change in the status of the Charterers after the date of this Charter; or

(iii)	a proposed assignment or transfer by Owners of any of their rights and obligations under this Charter, obliges the Owners to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied they have complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

(y)
No borrowings The Charterers shall not incur any liability or obligation except (i) liabilities and obligations under the Transaction Documents to which they are parties, (ii) liabilities or obligations reasonably incurred in the ordinary course of operating, chartering, repairing and maintaining the Vessel and (iii) Financial Indebtedness owing to other members of the Teekay Group provided that such Financial Indebtedness is unsecured and subordinated, and provided further that so long as no Termination Event shall have occurred and be continuing or would result from the making of any such payment nothing in this paragraph (y) shall prevent the Charterers from repaying any such Financial Indebtedness or paying interest on such Financial Indebtedness.

(z)
No dividends The Charterers shall not, and shall procure that none of the other Obligors (other than any Pledgor and the Charter Guarantor) shall, pay any dividends or make other distributions to its shareholders whilst a Termination Event is continuing.

(aa)
Listing The Charterers shall procure that the Charter Guarantor will for the duration of the Agreement Term maintain its listing as a publicly listed entity on the New York Stock Exchange or any other recognised stock exchange acceptable to the Owners.

(ab)
Negative pledge The Charterers shall not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessel, their other assets or undertakings (other than Permitted Encumbrances) nor dispose of the Vessel or any of those assets or all or any part of those undertakings other than, in the case of a sale of the Vessel, where such sale complies with the requirements of the MOA, this Charter (including, without limitation, Clauses 51 (Termination Events) and 55 (Sale of Vessel by the Owners)), or any other Transaction Documents.

(ac)	Management of the Vessel The Charterers shall ensure that:

(i)	the Vessel is at all times commercially managed by the relevant Approved Commercial Managers and technically managed by the relevant Approved Technical Managers;

(ii)
unless (A) the Charterers have promptly informed the Owners in writing of any proposed change of any Approved Commercial Managers or Approved Technical Managers, and (B) the Owners have granted their prior written consent (which shall not be unreasonably withheld or delayed) to such proposed change:

(A)	the Approved Commercial Managers shall not be changed to an entity which is not a member of the Teekay Group; and

(B)	the Approved Technical Managers shall not be changed to an entity which is neither (1) a member of the Teekay Group, nor (2) STASCO; and

(iii)	if, at any time:

(A)	the Approved Commercial Managers are changed to an entity which is not a member of the Teekay Group; or

(B)	the Approved Technical Managers are changed to an entity which is neither (1) a member of the Teekay Group, nor (2) STASCO, the relevant new Approved Commercial Managers or Approved Technical Managers (as the case may be) will provide a Managers' Undertaking (in form and content reasonably satisfactory to the Owners) confirming that, among other things, following the occurrence of Termination Event which is continuing, all claims of such Approved Commercial Managers or Approved Technical Managers (as the case may be) against the Charterers shall be subordinated to the claims of the Owners or the Finance Parties (if applicable) under the Transaction Documents.

(ad)
Classification The Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with the Vessel's Classification Society, in each case, free from any material overdue recommendations, and adverse notations affecting that the Vessel's class.

(ae)
Certificate of financial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America.

(af)
Registration The Charterers shall not change or permit a change to the flag of the Vessel throughout the duration of this Charter other than to a Pre-Approved Flag or under such other flag as may be approved by the Owners, such approval not to be unreasonably withheld or delayed. Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any reasonable and documented costs of the Finance Parties (if applicable)).

(ag)
ISM and ISPS Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same.

(ah)
Chartering-in The Charterers shall not, during the duration of this Charter, without the prior written consent of the Owners, take any vessel on charter or other contract of employment (or agree to do so) except for vessels chartered in by the Charterers on a temporary basis to be provided to any Sub-Charterers in order to fulfil its obligations under the relevant Sub-Charter (in circumstances where the Vessel is not available for whatever reason).

(ai)
Inspection of Vessel and inspection reports In the absence of a Termination Event, subject to there being no undue interference with the operation of the Vessel, the Charterers shall, upon the Owners' request once in each twelve (12)-month period during the Charter Period, provide an inspection report as to the condition of the Vessel (and, for the avoidance of doubt, each such report may be prepared by the relevant technical team of a member of the Teekay Group), provided always however that if a Termination Event has occurred and is continuing, the Owners may at any time and at the Charterers' cost conduct such inspection and the Charterers shall be deemed to have granted such permission and shall provide such necessary assistance to the Owners in respect of such inspection.

(aj)	Valuation Report The Charterers will deliver or procure the delivery to the Owners of a Valuation Report:

(i)	once every twelve (12) months during the Charter Period (each such Valuation Report to be at the Charterers' cost); and

(ii)
at such other times as the Owners may require in their absolute discretion (each such additional Valuation Report to be at Owners' cost unless a Termination Event has occurred and is continuing following which each such additional Valuation Report shall be at the cost of the Charterers).

(ak)
Transactions with Affiliates The Charterers shall procure that all transactions conducted or to be conducted between the Charterers and any of the Charterers' Affiliates will be on an arm's length commercial basis.

(al)	Project Documents In relation to the Project Documents, the Charterers undertake that:

(i)
there shall be no termination by the Charterers of, alteration to or waiver of any material term of, any Project Document and the Charterers shall not exercise or waive any of their rights under or in connection with any Project Document, in each case without the prior written consent of the Owners; and

(ii)
without prejudice to the foregoing, the Charterers shall, where applicable, use reasonable endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary or desirable by the Owners to ensure that the Project Documents which are in effect on the date of this Charter (in particular any Sub-Charters) shall remain in effect, so that all obligations previously owed by the applicable Project Party to the Charterers under such Project Documents shall continue to be owed to the Charterers throughout the Agreement Term.

(am)	Evidence of delivery under Sub-Charters and replacement time charters The Charterers shall:

(i)
within thirty (30) days from the first day of the Initial Sub-Charter Delivery Window, provide the certificate of delivery (or such other equivalent document) for the purpose of evidencing that delivery under the Initial Sub-Charter has taken place;

(ii)
without prejudice to sub-paragraph (i) above, provide a written confirmation to the Owners that: (A) delivery of the Vessel to the Initial Sub-Charterers in accordance with the Initial Sub-Charter has occurred within thirty (30) days after such delivery, and (B) delivery of the Vessel to such other Sub-Charterers in accordance with the relevant Sub-Charter has occurred within thirty (30) days after such delivery; and

(iii)
within thirty (30) days after the Vessel is delivered to the relevant replacement charterer in accordance with a replacement time charter referred to in sub-paragraph (a)(xxvi)(B) (Termination, repudiation or cancellation of Sub-Charter before the Actual Delivery Date) or (a)(xxvii)(B) (Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date) of Clause 51 (Termination Events) has occurred, provide a written confirmation to the Owners that such delivery has occurred.

(an)	Conditions subsequent The Charterers shall:

(i)
to the extent that any certificate received by the Owners pursuant to paragraph (g) of Clause 36 (Conditions precedent) was in provisional form at the time of the receipt, deliver or caused to be delivered to the Owners the corresponding formal certificate as soon as possible after the Charterers' receipt of the same from the relevant persons, and in any event prior to the expiry of the validity period of such provisional certificate;

(ii)	the Vessel's transcript of register within forty-eight (48) hours of the Actual Delivery Date; and

(iii)	within ten (10) Business Days from the Actual Delivery Date, letters of undertaking in respect of the Insurances as required by the Transaction

Documents, together with copies of the relevant policies or cover notes or entry certificates in respect of the Insurances duly endorsed with the interest of the Owners.

49.	Earnings Account

(a)	In addition to Clause 48 (Charterers' undertakings), the Charterers hereby undertake to the Owners that:

(i)
if, at any time during the Agreement Term, the Account Bank needs to be changed from such bank or financial institution which the Owners and the Charterers have previously agreed to be the Account Bank for the purpose of this Charter (in each instance a "Previous Account Bank") as a result of the Owners' internal approval requirements, then the Charterers shall (without limiting the generality of paragraph (q) (Further assurance) of Clause 48 (Charterers' undertakings)) at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of effecting a substitution of such Previous Account Bank to such Owners-approved bank or financial institution (in each instance the "Newly-Approved Account Bank"), including but not limited to the following:

(A)
the (1) execution of all necessary account opening mandates, "know your client", compliance checks or similar documents, and (2) payment of account administration, operation, maintenance or associated fees, in each case as such Newly-Approved Account Bank may require;

(B)	the transfer of all amounts standing credit to the Earnings Account held with such Previous Account Bank to the Earnings Account opened or to be opened with the Newly-Approved Account Bank; and

(C)	the:

(1)
execution of a new security instrument (together with all other documents required by it according to its terms, including, without limitation, all notices of assignment and/or charge and acknowledgements of all such notices of assignment); and

(2)
procurement of: (x) a legal opinion issued by a competent law firm qualified to practise in the jurisdiction in which the new Earnings Account referred to in sub-paragraph (a)(i)(B) above is to be opened, (y) a legal opinion issued by a competent law firm qualified to practise in the jurisdiction of formation of the Charterers, and (z) such security instrument, other documents and legal opinions shall, in each case as applicable, in form and substance satisfactory to the Owners (acting reasonably); and

(ii)
the Charterers will, throughout the Agreement Term, deposit all of the Earnings received by the Charterers into the Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions.

(b)
Provided that no Termination Event has occurred or is continuing and subject to payment of any Hire that has become due and payable, the Charterers may freely withdraw any amount standing to the credit of the Earnings Account.

50.	Financial covenants

(a)	The Charterers shall procure that the Charter Guarantor will (on a consolidated basis) comply with the following financial covenants throughout the Agreement Term:

(i)	to maintain Free Liquidity and Available Credit Lines of (in aggregate) not less than thirty five million US Dollars (US$35,000,000);

(ii)	to maintain a Net Debt to Net Debt plus Equity Ratio of not more than eighty per cent (80%); and

(iii)	to maintain a Tangible Net Worth of at least four hundred million US Dollars (US$400,000,000), provided that following any change in the applicable accounting policies for the Charter Guarantor from GAAP, the Owners (in consultation with the Charter Guarantor) may require an amendment to this Clause 50 as the Owners deem logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 50.

(b)
The financial covenants set out in paragraph (a) above shall be tested every six (6) months by reference to (i) each of the audited consolidated annual and (as the case may be) unaudited consolidated semi-annual financial statements of the Charter Guarantor received by the Owners pursuant to paragraphs (a) (Financial statements) and (c) (Interim financial statements) (respectively) of Clause 48 (Charterers' undertakings), and (ii) the relevant Compliance Certificate delivered pursuant to paragraph (d) (Compliance Certificate) of Clause 48 (Charterers' undertakings).

(c)	For the purpose of this Clause 50:
"Available Credit Lines" means any undrawn committed revolving credit lines, other than undrawn committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Charter Guarantor Group, as reflected in Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts.
"Charter Guarantor's Accounts" means the consolidated financial statements of the Charter Guarantor to be provided to the Owner, as referred to in paragraph (b) above of this Clause 50.
"Equity" means the aggregate of the amount paid up on the issued share capital of the Charter Guarantor and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve), plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account.
"Free Liquidity" means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the members of the Charter Guarantor Group shall have free, immediate and direct access each as reflected in the Charter Guarantor's most recent financial statements forming part of the Charter Guarantor's Accounts.
"Net Debt" means the Charter Guarantor's Total Debt less its Free Liquidity.
"Net Debt to Net Debt plus Equity Ratio" means the ratio of Net Debt to Net Debt plus Equity.
"Tangible Net Worth" means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Owners), and amounts standing to the credit of the consolidated capital reserves of the Charter Guarantor,

(a)	plus any credit balance carried forward on the Charter Guarantor's consolidated profit and loss account,

(b)	less:

(i)	any debit balance carried forward on the Charter Guarantor's consolidated profit and loss account;

(ii)
any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of the Charter Guarantor); and

(iii)	any amount attributable to minority interests in Subsidiaries.
"Total Debt" means the aggregate of:

(a)
the amount calculated in accordance with GAAP shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Charter Guarantor; and

(b)
the amount of any liability in respect of any lease or hire purchase contract entered into by the Charter Guarantor or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under "Restricted Cash").

51.	Termination Events

(a)	Each of the following events shall constitute a Termination Event:

(i)
Failure to pay an Obligor fails to pay any amount due from it under any Transaction Document to which it is a party at the time, in the currency and otherwise in the manner specified therein provided that, if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within:

(A)	three (3) Business Days of the date on which such amount actually fell due if it relates to a payment of Hire under this Charter; or

(B)	ten (10) Business Days of the date on which such amount actually fell due if it relates to any other sum which is payable on demand under this Charter or any other relevant Transaction Document; or

(ii)
Misrepresentation any representation or statement made by any Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

(iii)
Specific covenants an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Charterers under paragraphs (s) (Insurance), (bb) (Negative pledge) and (ff) (Registration) of Clause 48 (Charterers' undertakings); or

(iv)	Financial covenants the Charter Guarantor is in breach of any of the financial covenants set out in Clause 50 (Financial covenants); or

(v)
Other obligations an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in paragraphs (iii) (Specific covenants) and (iv) (Financial covenants) above) and such failure is not remedied within fourteen (14) days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply; or

(vi)
Cross default any Financial Indebtedness of any Obligor is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Obligor is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness of:

(A)
each of (1) the Charter Guarantor or (2) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns at least fifty per cent. (50%) of the membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(B)	the Charterers is equal to or greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency or currencies; or

(vii)
Insolvency and rescheduling an Obligor is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

(viii)
Winding-up an Obligor files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps (including any compulsory corporate rehabilitation mandated or ordered by any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute)) are taken or legal proceedings are started for its winding‑up, dissolution, administration or re‑organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

(ix)	Execution or distress

(A)
an Obligor fails to comply with or pay any sum due from it (within thirty (30) days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate in respect of:

(1)
each of (I) the Charter Guarantor and (II) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns the entire membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(2)	the Charterers equals to or is greater than five million US Dollars (US$5,000,000) or its equivalent in any other currency, in each case being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or

(B)	any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor in an aggregate amount in respect of:

(1)
each of (I) the Charter Guarantor and (II) a Pledgor which is a wholly-owned Subsidiary within the Teekay Group and legally or beneficially (directly or indirectly) owns the entire membership interest of the Sellers is, in each case, equal to or greater than one hundred million US Dollars (US$100,000,000) or its equivalent in any other currency or currencies; or

(2)	the Charterers equals to or is greater than ten million US Dollars (US$10,000,000) or its equivalent in any other currency or currencies, in each case other than any execution or distress which is being contested in good faith and which is either discharged within thirty (30) days or in respect of which adequate security has been provided within thirty (30) days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

(x)
Similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii) (Insolvency and rescheduling), (viii) (Winding-up) or (ix) (Execution or distress) above; or

(xi)	Repudiation an Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Transaction Document; or

(xii)	Validity and admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(A)	to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents;

(B)	to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or

(C)	to make the Transaction Documents admissible in evidence in any applicable jurisdiction, is not done, fulfilled or performed within thirty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed; or

(xiii)	Illegality at any time:

(A)	it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it is a party;

(B)	any of the obligations of the Charterers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or

(C)
any Encumbrance created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Owners) to be ineffective, and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Owners within thirty (30) days after they have given notice thereof to the relevant Obligor; or

(xiv)
Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect and such event or change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such event or change by the Owners to the Charterers; or

(xv)
Conditions precedent if any of the conditions set out in clause 8 (Conditions precedent and subsequent) of the MOA or Clause 36 (Conditions precedent) is not satisfied by the relevant time or such other time period specified by the Owners in their discretion; or

(xvi)
Revocation or modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Agreement Term becomes necessary to enable any of the Obligors to comply with any of their obligations in or pursuant to any of the Transaction Documents is revoked, withdrawn or withheld, or modified in a manner which the Owners reasonably considers is, or may be, prejudicial to the interests of Owners in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

(xvii)	Cessation of business any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business; or

(xviii)
Curtailment of business if the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets; or

(xix)
Reduction of capital if any Obligor reduces its committed or subscribed capital (other than any reduction effected by the Charter Guarantor pursuant to (in each case while the Charter Guarantor is solvent) (A) a share or common unit buy-back, or (B) redemption of redeemable shares or units); or

(xx)	Environmental matters

(A)	any Environmental Claim is pending or made against the Charterers or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect;

(B)	any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

(xxi)
Loss of property all or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Owners has or could reasonably be expected to have a Material Adverse Effect; or

(xxii)	Sanctions any Obligor, any Affiliate of any Obligor or any of their respective directors, officers or employees becomes a Restricted Party; or

(xxiii)
Arrest the Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within forty five (45) days of such arrest or seizure or, in respect of any arrest or seizure caused by piracy during the continuance of the Initial Sub-Charter, one hundred and eighty (180) days; or

(xxiv)	Change of Control

(A)	a Change of Control occurs without the prior written consent of the Owners; or

(B)	any conditions on which the Owners' prior written consent to the occurrence of a Change of Control is not satisfied by the time required by the Owners or by any relevant laws and regulations; or

(xxv)	MOA and Related Charters termination events there occurs any event or circumstance referred to in:

(A)	paragraph (a)(i) (Failure to pay) of clause 51 (Termination Events) of any Related Charter (other than the Related Vessel A Charter); or

(B)	for the period commencing from the date of this Agreement up to the Actual Delivery Date, clause 14 (MOA Termination Events) of the MOA; or

(xxvi)
Termination, repudiation or cancellation of Sub-Charter on or before the Actual Delivery Date any Sub-Charter is terminated, repudiation, cancelled or otherwise ceases to remain in full force and effect on or before the Actual

Delivery Date, provided that no Termination Event will occur under this sub-paragraph (xxvi) if:

(A)
such termination, repudiation, cancellation or cessation of effectiveness will not, in the opinion of the Owners, materially impair the Charterers' ability to perform their obligations under this Charter; and

(B)
such Sub-Charter is replaced by another time charter (for a period covering not less than the remaining unexpired balance of the terminated, repudiated, cancelled or ceased Sub-Charter on terms reasonably acceptable to the Owners) within:

(1)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) sixty (60) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable) and no later than thirty (30) days prior to the Actual Delivery Date; or

(2)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is not, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) one hundred and eight (180) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable) and no later than thirty (30) days prior to the Actual Delivery Date;

(xxvii)
Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date any Sub-Charter is terminated, repudiation, cancelled or otherwise ceases to remain in full force and effect after the Actual Delivery Date, provided that no Termination Event will occur under this sub-paragraph (xxvi) if:

(A)
such termination, repudiation, cancellation or cessation of effectiveness will not, in the opinion of the Owners, materially impair the Charterers' ability to perform their obligations under this Charter; and

(B)
such Sub-Charter is replaced by another time charter (for a period covering not less than the remaining unexpired balance of the terminated, repudiated, cancelled or ceased Sub-Charter on terms reasonably acceptable to the relevant Owners) within:

(1)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) sixty (60) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable); or

(2)
(if the relevant termination, repudiation, cancellation or cessation of effectiveness is not, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) one hundred and eighty (180) days of the termination, repudiation, cancellation or cessation of effectiveness (as applicable);

(xxviii)
Repudiation of other Project Documents without prejudice to paragraphs (xi) (Repudiation), (xxvi) (Termination, repudiation or cancellation of Sub-Charter before the Actual Delivery Date) and (xxvii) (Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date) above, any Project Party repudiates (or evidences an intention to repudiate) any Project Document to which such Project Party is a party; or

(xxix)	Project Party cessation of business any Project Party ceases or threatens to cease, to carry on all or, in the opinion of the Owners, any material part of such Project Party's business; or

(xxx)	Termination or cancellation of other Project Documents

(A)
any Project Document (other than a Sub-Charter which shall be considered under sub-paragraphs (xxvi) (Termination, repudiation or cancellation of Sub-Charter before the Actual Delivery Date) and (xxvii) (Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date) above) is terminated, cancelled or otherwise ceases to remain in full force and effect; or

(B)
without limiting the generality of sub-paragraph (A) above, any such event or circumstance has occurred such that the Charterers (in their capacities as original buyers under the Building Contract) have become entitled to exercise their rights to cancel, terminate or rescind the Building Contract (irrespective of whether the Charterers have exercised such right), unless such right has arisen pursuant to paragraphs 2 (Speed) to 5 (Contractual Boil-off Rate) of article III (Adjustment of Contract Price) inclusive of the Building Contract and the Charterers have notified the Owners they do not intend to exercise their rights to cancel.

(xxxi)	Exercise of step-in and similar rights the Initial Sub-Charterers exercise or evidence an intention to exercise their step-in rights in accordance with the Step-In Agreement; or

(xxxii)
Similar event in relation to non-Obligor Project Parties any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (vii) (Insolvency and rescheduling), (viii) (Winding-up) or (ix) (Execution or distress) above occurs (mutatis mutandis) in relation to a Project Party that is not an Obligor (other than the Builder), provided that, if any such event occurs in relation to a Sub-Charterer, no Termination Event will occur under this sub-paragraph (xxxii) if:

(A)	such event will not, in the opinion of the Owners, materially impair the ability of any Obligor to perform its obligations under any Transaction Document to which such Obligor is a party; and

(B)
the Sub-Charter to which such Sub-Charterer is a party to is replaced by another time charter (for a period covering not less than the remaining unexpired balance of such Sub-Charter on terms reasonably acceptable to the relevant Owners) within one hundred and eighty (180) days of the occurrence of such event;

(xxxiii)	Owners' inability to change flag where a change of the Vessel's flag from a Pre-Approved Flag is required:

(A)
to be implemented by the Owners under the Finance Documents due to (1) the implementation of Sanctions (or provisions which carry similar requirements under the Finance Documents) and/or other relevant laws and regulations, and (2) an event of default or mandatory prepayment event (however each such event is described under the Finance Documents) will occur if the Owners do not implement such change of flag; and

(B)
the relevant Sub-charterers' consent to the implementation of the change of flag referred to in sub-paragraph (A) above is not provided pursuant to Clause 53 (Owners' undertaking regarding change of Vessel registration).

(b)	The Owners and the Charterers agree that it is a fundamental term and condition of this

Charter that no Termination Event shall occur during the Agreement Term.  Without prejudice to the forgoing, a Termination Event which is continuing shall constitute an agreed terminating event, the occurrence of which will entitle the Owners to exercise all or any of the remedies set out below in this Clause 51.

(c)	At any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period, the Owners may at their option:

(i)
and by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions);

(ii)	apply any amount then standing to the credit to the Earnings Account against any Unpaid Sum or such other amounts which the Owners or other Obligors may owe under the Transaction Documents; and/or

(iii)	(without prejudice to sub-paragraph (ii) above) enforce any Encumbrance created pursuant to the relevant Transaction Documents.

(d)	On the Termination Payment Date in respect of any Termination in accordance with paragraph (c) above, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount.

(e)
Following any termination to which this Clause 51 applies, all sums payable in accordance with paragraph (d) above shall be paid to such account or accounts as the Owners may direct and shall be applied towards settlement of the Early Termination Amount (or part thereof) and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be paid to the Charterers by way of rebate hire.

(f)
If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to paragraph (d) above to the satisfaction of the Owners, whereupon the Owners shall promptly transfer title to the Vessel to the Charterers (or its nominee) in accordance with paragraphs (d) to (h) of Clause 54 (Purchase Option and early termination, purchaser obligation and transfer of title).

(g)
Without prejudice to the forgoing or to any other rights of the Owners under the Charter, at any time after a Termination Notice is served under paragraph (c) above, the Owners may, acting in their sole discretion:

(i)
withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); and/or

(ii)
without prejudice to the Charterers' obligations under Clause 43 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers' servants or agents for this purpose; and/or

(iii)	enforce any Encumbrance created pursuant to the relevant Transaction Documents.

(h)
Following any termination to which this Clause 51 applies, if the Charterers have not paid to the Owners the Early Termination Amount by the applicable Termination Payment Date (and consequently the Owners have not transferred title to the Vessel to the Charterers (or its nominee) in accordance with paragraph (f) above), then, subject to paragraph (i) below, the Owners shall be free to sell the Vessel and apply the relevant Net Sale Proceeds against the Early Termination Amount and claim from the Charterers for any shortfall.

(i)
The Owners hereby appoint the Charterers (and the Charterers hereby accept) to act as the sole and exclusive agent of the Owners for the purposes of negotiating and conducting the sale of the Vessel referred to in paragraph (h) above in such manner and upon such terms as the Charterer may determine in their discretion (acting reasonably), but subject to the following conditions (such appointment and relationship being the "Sales Agency"):

(i)
the Sales Agency shall be automatically terminated without notice if there occurs any event or circumstance referred to in sub-paragraphs (a)(vii) (Insolvency and rescheduling), (a)(viii) (Winding-up) or (a)(a)(ix) (Execution or distress) of Clause 51 (Termination Events);

(ii)	without prejudice to sub-paragraph (i) above:

(A)
the Owners shall be entitled to terminate the Sales Agency with immediate effect by means of written notification to the Charterers if no sale of the Vessel is completed within three (3) months of the date of the Termination Notice served on the Charterers pursuant to paragraph (c) of Clause 51 (Termination Events); and

(B)
following such termination, the Owners are entitled to conduct the sale of the Vessel, provided that at all times any such sale complies with the requirements of sub-paragraph (b)(iii) of Clause 55 (Sale of Vessels by the Owners);

(iii)
the Charterers' authority is limited to the extent that the Charterers are not authorised to sell the Vessel or to approve or execute on behalf of the Owners any document relating to the sale of the Vessel for which the Owners' specific written authority will be required, provided that such authority will not be withheld or delayed if the Owners are satisfied that:

(A)	the sale complies with or will comply with the provisions of paragraph (i) of Clause 51 (Termination Events) in all material respects; and

(B)	either:

(1)	the Net Sale Proceeds will exceed the aggregate amount of the Early Termination Amount and the other amounts payable by the Owners pursuant to this Charter as at the proposed date of sale; or

(2)
to the extent that there will be a Net Sale Proceeds Deficit, the Charterers will either (I) have adequate financial resources available to it to enable it to pay the balance of such aggregate amount to the Owners, or (II) prior to the completion of the proposed sale, deposit a cash amount equivalent to the Net Sale Proceed Deficit into such account as the Owners may designate;

(iv)	for the purpose of paragraph (i) of Clause 51 (Termination Events), the sales provisions for the Sales Agency are as follows:

(A)	the sale will be at a cash price payable by the purchaser in full on completion of that sale in US Dollars or any other currency which is then freely convertible into US Dollars;

(B)	the sale may be to any person other than:

(1)	the Charterers;

(2)	any person who is purchasing on behalf of or in trust for the

Charterers;

(3)	any Restricted Party; or

(4)	any person who is purchasing as part of an agreement under which title will or may pass to any of the persons mentioned in paragraphs (1) to (3) above;

(C)	the terms of the sale will include a warranty on the part of the Owners that the Owners will pass such title to the Vessel as the Owners have acquired pursuant to the MOA free of Owners' Encumbrances;

(D)	the terms of the sale will, if applicable, include an assignment by the Owners of any unexpired portion of any assignable warranties and indemnities referred to in the MOA;

(E)	the sale will be on an "as is, where is and with all faults" basis and governed by the laws of England;

(F)	if the proposed sale provides for delivery of the Vessel by the Owners, such obligation is conditional on the Vessel first being redelivered to the Owners;

(G)	the sale will be for delivery on or as soon as reasonably practicable after the proposed date of termination referred to in the relevant Termination Notice;

(H)
the sale will exclude, so far as permitted by the laws of England and any other laws governing or applicable to the sale of the Vessel, all liability of the Owners, in contract or tort, in relation to the Vessel (except for the warranty referred to in sub-paragraph (C) above);

(I)
if the Vessel is at the date of entry into any contract for its sale subject to any Requisition for Hire (as defined in Clause 5 (Requisition/Acquisition)), the sale will be subject to such Requisition for Hire;

(J)
if the Vessel is at the date of entry into any contract for its sale subject to any charter or contract of employment (including without limitation any Sub-Charter), the sale will be subject to the such charter or contract of employment; and

(K)	the Net Sale Proceeds will be paid to the Owners in full in cash upon completion of the Sale;

(v)
the Charterers shall, to the extent applicable, exercise their rights under the Sales Agency in a manner in all respects consistent with the Quiet Enjoyment Letter and each Finance Party Quiet Enjoyment Letter;

(vi)
subject to sub-paragraphs (i)(iii) and (i)(iv) above, the Owners agree that they will, at the cost and expense of the Charterers, on reasonable notice, execute any agreement and any bill of sale for, and any other documentation reasonably requested by the Charterers in respect of, the sale of the Vessel in accordance with sub-paragraphs (i)(iv)(A) to (i)(iv)(K) above;

(vii)	the Charterers are entitled at no cost to the Owners to delegate its rights and duties under the Sales Agency to:

(A)	any other Obligor;

(B)	any other member of the Teekay Group; or

(C)	such other person (other than a Restricted Party) as the Owners may approve (such approval not to be unreasonably withheld or delayed); and

(viii)	the Charterers will supply the Owners with details of any offer received and, if so requested by the Owners, reasonable details of the state of negotiations.

(j)	Upon completion of the sale the Vessel in accordance with paragraph (i) above:

(i)	if:

(A)	the Charterers have not paid to the Owners the Early Termination Amount in full at the time when the Owners have received in full of such Net Sale Proceeds; and

(B)	the Net Sale Proceeds are at least equal to the Early Termination Amount, then the Owners shall, after applying the Net Sale Proceeds against the Early Termination Amount, refund to the Charterers the residual amount (net of any bank transfer fees or equivalent charges); or

(ii)
if the Charterers have paid to the Owners the Early Termination Amount in full at the time when the Owners have received in full the Net Sale Proceeds, then the Owners shall refund to the Charterers the Net Sale Proceeds (net of any bank transfer fees or equivalent charges).

(k)
For the avoidance of doubt, the Charterers' obligation to pay the Early Termination Amount (and any of their other obligations under the Transaction Documents) shall not be affected irrespective of the Owners' ability to complete the sale of the Vessel referred to in paragraph (h) above.

(l)
Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Agreement Term. The rights conferred upon the Owners by the provisions of this Clause 51 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

52.	Sub-chartering and assignment

(a)	The Charterers shall not without the prior written consent of the Owners:

(i)	let the Vessel on demise charter for any period;

(ii)	de-activate or lay up the Vessel;

(iii)	assign their rights under this Charter.

(b)
The Charterers acknowledge that the Owners' consent to any sub-bareboat chartering may be subject (amongst other things) to the Owners being satisfied as to the intended flag during such sub-bareboat chartering.

(c)
Without prejudice to anything contained in this Clause 52, the Charterers shall not enter into any sub-charter for the Vessel other than a Sub-Charter which is (i) for a purpose for which the Vessel is suited, and (ii) with a Sub-Charterer which is not a Restricted Party and in each case, the Charterers shall (if relevant, subject to an acceptable Finance Party Quiet Enjoyment Letter being agreed in respect of such Sub-Charter), in relation to any Sub-Charter, assign to the Owners all their earnings arising out of and in connection with such Sub-Charter and all their rights and interest in such Sub-Charter on such conditions as the Owners may require and the Charterers shall serve a notice on any Sub-Charterer and shall obtain a written acknowledgement of such assignment from such Sub-Charterer in such form as is required by the Owners or any Finance Party (as the case may be).

53.	Owners' undertaking regarding change of Vessel registration
The Owners undertake that, for the duration of the Agreement, it will not without the prior written consent of the Charterers and/or the relevant Sub-Charterers (if applicable) change or permit a change to the flag of the Vessel other than a Pre-Approved Flag or such other flag as may be approved by the Charterers and/or such Sub-Charterers (if applicable), provided that where the Sub-Charterers' consent is required for a change of flag, the Charterers shall use reasonable endeavours to assist the Owners in obtaining such consent from the Sub-Charterers.

54.	Purchase Option and early termination, purchase obligation and transfer of title
Purchase Option and early termination

(a)
The Charterers may, at any time after the Actual Delivery Date, notify the Owners by serving a written notice (such notice shall hereinafter be referred to as the "Purchase Option Notice" which, once served, shall be irrevocable) of the Charterers' intention to

(A) exercise the Purchase Option and purchase the Vessel from the Owners for the applicable Purchase Option Price, and (B) thereafter terminate this Charter on the date to be specified in such Purchase Option Notice (such date being the "Purchase Option Date"), provided that the following conditions are satisfied:

(i)	no Total Loss having occurred under Clause 56 (Total Loss);

(ii)	no Termination Event having occurred or would occur as a result of such Purchase Option or early termination;

(iii)	there must be a period of at least sixty (60) days between the date of the Purchase Option Notice and the proposed Purchase Option Date;

(iv)	the Purchase Option Date must be a Hire Payment Date that occurs after the third (3rd) anniversary of the Actual Delivery Date;

(v)
on the date upon which the Purchase Option Notice is served, the Related Vessel A Charterers have exercised the "Purchase Option" (as defined in the Related Vessel A Charter) and have acquired the title to Related Vessel A; and

(vi)
only one (1) other Related Charterers may exercise their "Purchase Option" (as defined in the applicable Related Charter) in conjunction with the Charterers' proposed exercise of their Purchase Option under this Charter within the same Purchase Option Window.

(b)
In exchange for payment of the Purchase Option Price on the Purchase Option Date, the Owners shall arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) to (h) below.

Purchase obligation

(c)
Subject to the other provisions of this Charter, the Charterers shall be obliged to purchase the Vessel or cause their nominee to purchase the Vessel upon the expiration of the period of one hundred and twenty (120) months commencing from the Actual Delivery Date by payment of the Purchase Obligation Price.

Transfer of title

(d)
In exchange for the full payment of (I) (in each case as applicable) the applicable Purchase Option Price (in the case of the circumstances described in paragraphs (a) and (b) above), or the Purchase Obligation Price (in the case of the circumstances described in paragraph (c) above), and (II) all sums due and payable to the Owners under the Transaction Documents and subject to compliance with the other conditions set out in this Clause, the Owners shall:

(i)	transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers' costs):

(A)	a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale; and

(B)	the Title Transfer PDA; and

(ii)
(subject to the prior written consent of any Finance Party or its agent or permitted assigns and transferees (in each case as applicable)) use best endeavours to procure the deletion of any mortgage or prior Encumbrance in relation to the Vessel at the Charterers' cost, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (g) below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel.

(e)	The transfer in accordance with paragraph (d) above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers

(or their nominee) no representations, warranties (other than a warranty that the Vessel shall be free from all Encumbrances other than those created by the Charterers), agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise.

(f)	The Owners shall use reasonable endeavours to ensure that a bill of sale referred to in paragraph (d) above will be prescribed in a form recordable in the Charterers' nominated flag state.

(g)
The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners (acting reasonably)) whereby the Charterers and the Charter Guarantor shall state that, among other things, the Owners has and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers and/or the Charter Guarantor shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel (other than any claims which are brought or may arise as a result of the Owners' gross negligence or wilful misconduct).

(h)
In addition to paragraph (f) above, if the transfer referred to in paragraph (d) above is not or cannot be made by the Owners by reason of any action taken or improperly omitted by or any breach by any Finance Party under or in connection with any of the Finance Documents (including, without limitation, any failure by any Finance Party to release any Encumbrance constituted by any Finance Document in circumstances where they are or any of them is obliged to do so), then as soon as such transfer is no longer prevented by such or any other action or omission, such transfer shall be made in accordance with the relevant provisions of this Charter.

55.	Sale of Vessel by the Owners

(a)
The Owners shall not sell the Vessel without the Charterers' prior written consent unless permitted by and in accordance with Clause 51 (Termination Events), paragraph (a) and (b) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title) or this Clause 55.

(b)
If requested by the Charterers and provided that the following conditions are satisfied, then the Owners shall (at the cost of the Charterers and without any representation, warranty, recourse or liability) arrange for the sale of the Vessel:

(i)	no Termination Event has occurred or may occur (other than an early termination for sale) as a result of such proposed sale;

(ii)
all Necessary Authorisations and consents (including in particular but not limited to any consent from any Sub-Charterers if the corresponding Sub-Charter is still in place at the relevant time) have been obtained by the Owners, the relevant Obligors or such other persons in each case prior to such proposed sale;

(iii)

(A)	the proposed purchaser of the Vessel is not a Restricted Party; and

(B)	the sale to such proposed purchaser will not otherwise put any of the Owners, the Charterers or other Obligors in breach of any Sanctions; and

(iv)	in the Owners' opinion (acting reasonably based on such documents or evidence as the Owners may reasonably require):

(A)	there will be no Net Sale Proceeds Deficit; or

(B)
if such sale would result in a Net Sale Proceeds Deficit, there is evidence produced to the satisfaction of the Owners that the Charterers have deposited into such account as the Owners may designate a cash amount which is at least the equivalent of such Net Sale Proceeds Deficit.

(c)	On the date on which the sale is completed, the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers will be deemed to be terminated in accordance with the terms of this Charter, and the Early Termination Amount corresponding to the relevant Hire Period will be deemed to have become due and payable and, in exchange for payment of such Early Termination Amount, the Owners shall arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) to (h) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title).

(d)
Notwithstanding paragraph (c) above, the Charterers' obligation to pay the relevant Early Termination Amount may be satisfied by the Owners applying the Net Sale Proceeds towards settlement of the Early Termination Amount. For the avoidance of doubt, any residual Net Sale Proceeds after such application shall be refunded to the Charterers by the Owners' deposit of such residual amount into an account designated by the Charterers.

56.	Total Loss

(a)
If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date.

(b)	If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) below.

(c)
On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount as at the Settlement Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.

(d)
All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Early Termination Amount and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, such surplus shall be paid to the Charterers by way of rebate hire.

(e)
The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.

(f)
The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment required by paragraph (c) above.

57.	Fees and expenses

(a)	The Charterers shall bear all reasonably incurred costs, fees (including reasonable legal fees) and disbursements incurred by the Owners and the Charterers in connection with:

(i)	the negotiation, preparation and execution of this Charter, the other Transaction Documents and the Finance Documents;

(ii)	the delivery of the Vessel under the MOA and this Charter;

(iii)	preparation or procurement of any survey, inspections, Valuation Report, tax or insurance advice;

(iv)	all legal fees and other expenses arising out of or in connection with:

(A)	the Charterers' exercise of the Purchase Option and resulting early termination of this Charter in accordance with paragraphs (a) and (b)

of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title) above; or

(B)	the purchase obligation pursuant to paragraph (c) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title) above; and

(v)	such other activities relevant to the transaction contemplated herein.

(b)
The Owners shall not be liable for any costs of supervision of construction of the Vessel under the Building Contract nor any agency, stocking up cost, buyer's supplied items or equivalent each of which shall be the responsibility, or for the account, of the Seller or the Charterers.

58.	Stamp duties and taxes
The Charterers shall pay promptly all stamp, documentary or other like duties and taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes.

59.	Operational notifiable events
The Owners are to be advised as soon as possible after the occurrence of any of the following events:

(a)	when a material condition of class is applied by the Classification Society;

(b)
whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons for more than five (5) consecutive Business Days;

(c)	whenever a class or flag authority refuses to issue or withdraws trading certification;

(d)	whenever the Vessel is planned for dry-docking in accordance with Clause 10(g) (Part II) and whether routine or emergency;

(e)	the Vessel is taken under tow;

(f)	any (i) death, or (ii) serious injury on board which would require the Vessel to be diverted from its then trading route; or

(g)	any damage to the Vessel the repair costs of which (whether before or after adjudication) are likely to exceed the Major Casualty Amount.

60.	Further indemnities

(a)
Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 17 (Indemnity) (Part II) of this Charter, indemnify, protect, defend and hold harmless the Owners and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses"), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(i)	this Charter and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Charterers;

(ii)	the Vessel or any part thereof, including with respect to:

(A)
the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);

(B)	any claim or penalty arising out of violations of applicable law by the Charterers or any Sub-Charterers;

(C)	death or property damage of shippers or others;

(D)	any liens in respect of the Vessel or any part thereof (save for those in favour of the Finance Parties); or

(E)	any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships;

(iii)
any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Charterers under any Transaction Document to which they are a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which they are a party or the occurrence of any Termination Event;

(iv)	in connection with:

(A)	preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel; or

(B)	in securing or attempting to secure the release of the Vessel, in each case in connection with the exercise of the rights of a holder of a lien created by the Charterers;

(v)	incurred or suffered by the Owners in:

(A)	procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery);

(B)	recovering possession of the Vessel following termination of this Charter under Clause 51 (Termination Events);

(C)	arranging for a sale of the Vessel in accordance with Clause 55 (Sale of Vessel by the Owners);

(D)	arranging for a transfer of the title of the Vessel in accordance with paragraphs (d) to (h) of Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title); or

(E)	the Charterers' act or omission arising out of or in connection with the Sales Agency;

(vi)	arising from the Master or officers of the Vessel or the Charterers' agents signing bills of lading or other documents; and

(vii)	in connection with:

(A)	the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or

(B)	subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charterers' group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.

(b)	The indemnities contained in paragraph (a) above shall not extend to Expenses that:

(i)
are caused by wilful misconduct or recklessness on the part of the Indemnitee who would otherwise seek to claim the benefit of such indemnities or, in circumstances where such Expenses arise in connection with a payment owing to an Indemnitee, if such payment was made in due time but was not accounted for by such Indemnitee as a result of an error or omission on their part;

(ii)	are caused by any failure on the part of the Owners to comply with any of their obligations under any of the Transaction Documents;

(iii)	constitute a cost which is expressly to be borne by the Owners under any other provision of this Charter or any other Transaction Documents;

(iv)	in respect of which the Owners are entitled to be, or have been, indemnified under any other provision of this Charter;

(v)	to the extent that such Expenses arise out of or in connection with an Owners' Encumbrance;

(vi)	to the extent that such Expenses would be a loss of profit derived from loss of a business opportunity; and/or

(vii)
(except in circumstances where the Charterers or their nominee purchases the Vessel pursuant to Clause 54 (Purchase Option and early termination, purchase obligation and transfer of title)) arise out of or are in connection with any event or circumstance which:

(A)	occurs after the end of the Agreement Term; and

(B)
(1) is not in any way directly or indirectly attributable to, or (2) does not occur as a consequence of or in connection with, any event, circumstance, action or omission which occurred during the Agreement Term.

(c)	In addition:

(i)
if the Owners or other Indemnitee shall have actually and unconditionally received reimbursement from insurers appointed and paid for by the Charterers for an Expense which has already been satisfied in full by the Charterers, then the Owners shall procure that the Charterers are reimbursed for an amount equal to the amount received from the insurers; and

(ii)
if the Charterers have indemnified the Owners or any other Indemnitee in full in relation to an Expense which may be recoverable by any insurances the coverage of which have been arranged and paid for by the Charterers, then:

(A)	provided that no Termination Event has occurred and is continuing; and

(B)
provided that the Owners or such other Indemnitee (if such Indemnitee so requests) is secured to its satisfaction against any other Expense it may incur by virtue of the Charterers exercising such rights of subrogation, the Charterers shall, to the extent permissible under the relevant laws and regulations and subject to the rights of the relevant insurers, be subrogated to the claim of the Owners or such other Indemnitee in relation to such Expense.

(d)	In connection with the indemnities in favour of any Indemnitee under this Charter:

(i)
the Owners will as soon as reasonably practicable notify the Charterers if a claim is made, or if they become aware that a claim may be made against the Owners or any other Indemnitee which may give rise to Expenses in respect of which the Owners or any other Indemnitee is or may become entitled to an indemnity under paragraph (a) above;

(ii)
a notification under sub-paragraph (i) above shall give such reasonable details as the Owners or the other Indemnitee then has regarding the claim or potential claim and any Expenses or potential Expenses; and

(iii)
if the claim or potential claim may give rise to Expenses in respect of which the liability of the Owners or such other Indemnitee is fully insured under the protection and indemnity insurances relating to the Vessel which are arranged or paid for by the Charterers:

(A)
the Owners will act, and will procure that any other Indemnitee will act, in accordance with the directions of the protection and indemnity club or association in which the Vessel is entered in relation to defending, accepting or settling that claim; and

(B)	the Owners will not, and will procure that no other Indemnitee will, settle any claim or discharge and pay any court judgment or administrative penalty in respect of that claim unless:

(1)	it has negotiated with the Charterers in good faith for a period ending no later than two (2) Business Days before the due date for payment of the relevant Expenses in relation to the claim; and

(2)
if, after the negotiations referred to in sub-paragraph (1) above, the Owners and the Charterers do not agree that there are reasonable grounds for disputing such claim or for a successful appeal against such judgment or penalty (as appropriate), the Charterers have the right to, at their own costs, seek an opinion from leading counsel as to whether there is more than a fifty per cent. (50%) chance of successfully disputing the action or for such an appeal to be successful (and if such leading counsel is of such opinion, the Owners will not settle the claim or discharge or pay the applicable judgment), provided however that if such leading counsel is of the opinion that there is a less than fifty per cent. (50%) chance of successfully disputing the action or for such an appeal to be successful, then the Owners shall be entitled to settle the claim or discharge or pay the court judgment or administrative penalty, as the case may be.

(e)
The Charterers shall be entitled (subject to the Charterers complying in all respect with their obligations under this Charter and the other Transaction Documents and at the Charterers' own costs) to (x) take such lawful and proper actions as the Charterers reasonably deems fit to defend, avoid or mitigate any Expenses, or (y) to take such action in the name of the Owners or other relevant Indemnitee to defend, avoid or mitigate any Expenses, provided always that the Charterers' ability to take action in the name of the Owners or such other Indemnitee shall be subject to:

(i)
the Owners or such other Indemnitee first being indemnified to the satisfaction of the Owners, acting reasonably, against all Expenses incurred and from time to time reasonably anticipated to be incurred in connection therewith;

(ii)
if court proceedings have been commenced against a third party which is not the Owners nor an Indemnitee, the Owners shall permit the Charterers to (at the Charterers' own costs) have the full conduct of the court proceedings, or to instigate a counterclaim in the name of the Owners or the relevant Indemnitee, but the Charterers shall (A) consult with the Owners and keep the Owners fully informed in relation to their conduct, and (B) give timely notice to the Owners of any meetings with counsel or attendances at court, and the Owners, the relevant Indemnitee and their respective officers, directors and advisers shall be entitled to attend any such meetings or court attendances.

Without limiting the generality of this paragraph (e), the Owners shall, at the cost of the Charterers and to the extent permissible under all relevant laws and regulations, do such acts as the Charterers may reasonably request with a view to assisting the Charterers in taking actions to defend, mitigate or avoid any liability.

(f)
The Charterers shall pay to the Owners promptly on the Owners' written demand the amount of all costs and expenses (including reasonable legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any

Transaction Document including (without limitation) (i) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances.

(g)
Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of twenty four (24) months after the Agreement Term.

61.	Set-off
The Owners may set off any matured obligation due from the Charterers under the Transaction Documents (to the extent beneficially owned by the Owners) against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

62.	Further assurances and undertakings
Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.

63.	Cumulative rights
The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

64.	Day count convention
Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

65.	No waiver
No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and accepted by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

66.	Entire agreement

(a)
This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements but shall be read in conjunction with the MOA.

(b)	This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.

67.	Invalidity
If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

68.	English language
All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

69.	No partnership
Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

70.	Notices

(a)	Any notices to be given to the Owners under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:
Hai Jiao 1606 Limited
Address:    c/o
ICBC Financial Leasing Co., Ltd.
10/F, Bank of Beijing Building
17(C) Jinrong Street, Xicheng District
Beijing 100033
The People's Republic of China

Fax No.:    +86 10 6610 5960

Email:	xuwei1@icbcleasing.com / xuwei1@leasing.icbc.com.cn / shipping@leasing.icbc.com.cn
Attention:     Shipping Department
or to such other address, facsimile number or email address as the Owners may notify to the Charterers in accordance with this Clause 70.

(b)	Any notices to be given to the Charterers under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:
DSME Option Vessel No. 1 L.L.C.
Address:    c/o Teekay Shipping (Canada) Limited
Suite 2000, Bentall 5
550 Burrad Street, Vancouver
BC Canada V6C 2K2

Fax No.:     +1 604 609 3011
Email:        renee.eng@teekay.com
Attention:    Treasury, Ms. Renee Eng

or to such other address, facsimile number or email address as the Charterers may notify to the Owners in accordance with this Clause 70.

(c)
Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after 5:00 pm in the place of receipt shall be deemed to be served on the following day in such place.

71.	Conflicts
Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 78 (FATCA), the provisions of Clauses 32 (Definitions) to 78 (FATCA) shall prevail.

72.	Survival of Charterers' obligations
The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners on or before the termination in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder.

73.	Counterparts
This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

74.	Confidentiality

(a)	The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than:

(i)	its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies;

(ii)	as may be required to be disclosed under applicable law or regulations or for the purpose of legal proceedings;

(iii)
in the case of the Owners, to any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements);

(iv)	in the case of the Charterers, to any Sub-Charterers (but subject always to paragraph (b) below) in respect of obtaining any consent required under the terms of any relevant Sub-Charter; and

(v)
the Builder, any Approved Commercial Managers, any Approved Technical Managers, the classification society and flag authorities, in each case as may be necessary in connection with the transactions contemplated hereunder.

(b)
Any other disclosure by each Party shall be subject to the prior written consent of the other Party, provided that the Charterers may disclose any information provided in connection with the Transaction Documents to their sub-contractors and any Sub-Charterers, in each case subject to the procurement of a confidentiality undertaking (in form and substance satisfactory to the Owners) from such sub-contractor or Sub-Charterers.

75.	Third Parties Act

(a)
Any person which is an Indemnitee from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to such Indemnitee, subject to the provisions of Clause 76 (Law and jurisdiction) and the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 74.

(b)	Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.

76.	Law and jurisdiction

(a)	This Charter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

(b)	The parties to this Charter irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute (i) arising from or in connection with this Charter or (ii) relating to any non-contractual obligations arising from or in connection with this Charter and that any proceedings may be brought in those courts.

(c)
The parties to this Charter irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 76, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdiction.

(d)
The Charterers hereby appoint Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter.

(e)
The Owners hereby appoint SH Process Agent Limited of 1 Finsbury Circus, London, EC2M 7SH, England as their agent for service of process in connection with any suit, action or proceeding which is begun in England and Wales under or in connection with this Charter.

77.	Waiver of immunity

(a)
To the extent that the Charterers may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Charterers or their assets or revenues, the Charterers agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

(b)
The Charterers consent generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. The Charterers agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.

78.	FATCA

(a)	For the purpose of this Clause 78, the following terms shall have the following meanings:
"Code" means the United States Internal Revenue Code of 1986, as amended.
"FATCA" means:

(i)	sections 1471 through 1474 of the Code and any associated regulations;

(ii)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or

(iii)
any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by or under FATCA.

(b)	Each Party, Obligor or Finance Party (if applicable) may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that

FATCA Deduction, and no Party, Obligor or Finance Party (if applicable) shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(c)
Each Party, Obligor or Finance Party (if applicable) shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party, Obligor or Finance Party (if applicable) to whom it is making the payment.

SCHEDULE 1
RELATED VESSELS AND RELEVANT INFORMATION

Name of Vessel	Related Owners	Related Charterers	Builder
	Hai Jiao 1603 Limited	DSME Hull No. 2411 L.L.C.	DSME
Hull No. 2416	Hai Jiao 1605 Limited	DSME Hull No. 2416 L.L.C.	DSME
Hull No. 2455	Hai Jiao 1607 Limited	DSME Option Vessel No. 3 L.L.C.	DSME

SCHEDULE 2
FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

It is hereby certified that pursuant to a bareboat charter dated                     and made between Hai Jiao 1606 Limited (the "Owner") as owner and DSME Option Vessel No. 1 L.L.C. (the "Bareboat Charterer") as bareboat charterer (as maybe amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) 173,400 m3 LNG carrier named m.v. "[•]" and registered under the laws and flag of [•] with IMO number [•] (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at         hours (Beijing time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter.

IN WITNESS WHEREOF, the Owner and the Bareboat Charterer have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this         day of             20[•] in [•].

THE OWNER	THE BAREBOAT CHARTERER
HAI JIAO 1606 LIMITED	DSME Option Vessel No. 1 L.L.C.
by:	by:

Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE 3
FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

m.v. "[•]"
Hai Jiao 1606 Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (the "Owners") deliver to DSME Option Vessel No. 1 L.L.C. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Republic of the Marshall Islands MH96960 (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charterer dated [•] 20[•] (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers.
Name of Vessel:    m.v. "[•]"
Flag:    [•]
Place of Registration:    [•]
IMO Number:    [•]
Gross Registered Tonnage:    [•]
Net Registered Tonnage:    [•]
Dated:        20[•]
At:          hours ([Beijing] time)
Place of delivery:

THE OWNER	THE BAREBOAT CHARTERER
HAI JIAO 1606 LIMITED	DSME Option Vessel No. 1 L.L.C.
by:	by:

Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE 4
EARLY TERMINATION CORE AMOUNT SCHEDULE

Hire Period	Early Termination Core Amount (US$)	Hire Period	Early Termination Core Amount (US$)
1	188,100,000	21	149,200,000
2	186,600,000	22	147,000,000
3	185,400,000	23	144,800,000
4	184,000,000	24	142,400,000
5	182,100,000	25	139,900,000
6	180,300,000	26	137,700,000
7	178,400,000	27	135,300,000
8	176,500,000	28	132,900,000
9	174,800,000	29	130,400,000
10	172,800,000	30	127,800,000
11	170,600,000	31	125,300,000
12	168,600,000	32	122,800,000
13	166,800,000	33	120,200,000
14	164,600,000	34	117,600,000
15	162,500,000	35	115,000,000
16	160,600,000	36	112,400,000
17	158,300,000	37	109,700,000
18	156,100,000	38	106,900,000
19	153,800,000	39	103,000,000
20	151,600,000	40	100,000,000

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To: Hai Jiao 1606 Limited
From: Teekay LNG Partners L.P.
Dated:

Dear Sirs
173,400 m3 LNG carrier with builder's hull number 2453 (the "Vessel")
Bareboat charter dated [•] in relation to the Vessel (the "Charter")

1.
We refer to the Charter. This is a Compliance Certificate. Terms defined in the Charter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at the date as at which the financial statements accompanying this Compliance Certificate were drawn up:

(a)	the Free Liquidity and Available Credit Lines (in aggregate) were: [•] US Dollars (US$[•]);

(b)	the Net Debt to Net Debt plus Equity Ratio was not more than [•] per cent. ([•]%); and

(c)	the Tangible Net Worth was at least [•] US Dollars (US$[•]).

Signed: …………………………………..	Signed: …………………………………..
Authorised Signatory	Authorised Signatory

SIGNATURE PAGE

ADDITIONAL CLAUSES
TO BAREBOAT CHARTER FOR THE 173,400 M3 LNG CARRIER
WITH BUILDER'S HULL NUMBER 2453

THE OWNERS	THE CHARTERERS
Hai Jiao 1606 Limited	DSME Option Vessel No. 1 L.L.C.
by:	by:

\s\ Roxanne Lorraine Chambers	\s\ Natalia Golovataya
Name: Roxanne Lorraine Chambers	Name: Natalia Golovataya
Title: Attorney-in-fact	Title: Attorney-in-fact
Date: 20 December 2016	Date: 20 December 2016